                                                              Exhibit (a)(1)(A)
                          Offer to Purchase for Cash

            Any and All Outstanding Shares of Class A Common Stock

                                      of

                          Unigraphics Solutions Inc.

                                      at

                             $32.50 Net Per Share

                                      by

                             UGS Acquisition Corp.
                         a wholly owned subsidiary of

                      Electronic Data Systems Corporation



 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON SEPTEMBER 18, 2001, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 2, 2001 (THE "MERGER AGREEMENT") AMONG UGS ACQUISITION CORP. (THE "PURCHASER"), ELECTRONIC DATA SYSTEMS CORPORATION ("EDS") AND UNIGRAPHICS SOLUTIONS INC. (THE "COMPANY").

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BY UNANIMOUS DECISION OF THOSE DIRECTORS PARTICIPATING AND BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE COMPANY BOARD (THE "SPECIAL COMMITTEE"), (1) HAS APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AGREEMENT AND THE MERGER, (2) HAS DETERMINED THAT THE OFFER, THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN EDS AND ITS AFFILIATES), AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND MERGER, IF SUBMITTED FOR THEIR APPROVAL.

   LEHMAN BROTHERS INC., FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, HAS DELIVERED AN OPINION TO THE SPECIAL COMMITTEE TO THE EFFECT THAT THE OFFER PRICE BEING OFFERED TO THE COMPANY'S STOCKHOLDERS (OTHER THAN EDS AND ITS AFFILIATES) IN THE OFFER AND THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS. SEE "SPECIAL FACTORS--OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR."

   This offer is not conditioned upon any minimum number of shares being tendered. However, the offer is subject to certain conditions. See "The Offer--Conditions to the Offer."

                               ----------------

                     The Dealer Manager for the Offer is:

                              [LOGO OF GREENHILL]

                   The Distribution Agent for the Offer is:
                  Georgeson Shareholder Communications, Inc.

                                   IMPORTANT

   If you wish to tender all or any portion of your shares of Class A Common Stock, par value $.01 per share (the "Shares"), you must take the steps set forth in either (1) or (2) below prior to the expiration of the Offer:

     (1) (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in "The Offer--Procedures for Tendering Shares," an Agent's Message, and any other required documents to American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and

     (b) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in "The Offer--Procedures for Tendering Shares"; or

     (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

   If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

   If you have Shares in the Company's Employee Stock Purchase Plan and wish to have those Shares tendered in the Offer, you should so indicate by completing, executing and returning to American Stock Transfer & Trust Company the Tender Offer Instruction Form included in the notice sent to you. If you have Shares in the Company's 401(k) Plan and wish to have those Shares tendered in the Offer, you should so indicate by completing, executing and returning to The Vanguard Group the confidential tender offer instruction form included in the notice sent to you. You may not use the Letter of Transmittal or the guaranteed delivery procedures to tender your interests in Shares held under these plans, but must use the appropriate form sent to you.

   If you wish to tender Shares and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, your tender may be effected by following the procedures for guaranteed delivery set forth in "The Offer--Procedures for Tendering Shares."

   Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Georgeson Shareholder Communications, Inc. (the "Distribution Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase.

   This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of the transaction or upon the accuracy or the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

August 21, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   1
INTRODUCTION..............................................................   6
SPECIAL FACTORS...........................................................   8
  BACKGROUND OF THE OFFER.................................................   8
  RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD; FAIRNESS
   OF THE OFFER AND THE MERGER............................................  13
  OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR....................  17
  POSITION OF EDS AND THE PURCHASER REGARDING THE FAIRNESS OF THE OFFER
   AND THE MERGER.........................................................  22
  REPORTS OF EDS' FINANCIAL ADVISORS......................................  23
  PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF EDS FOR
   THE OFFER AND THE MERGER...............................................  31
  PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF
   THE OFFER..............................................................  33
  THE MERGER AGREEMENT....................................................  34
  APPRAISAL RIGHTS........................................................  39
  BENEFICIAL OWNERSHIP OF COMMON STOCK....................................  42
  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.....................  43
  RELATED PARTY TRANSACTIONS..............................................  44
  INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER................  46
THE OFFER.................................................................  48
   1. Terms of the Offer..................................................  48
   2. Extension of Tender Period; Termination; Amendment; Subsequent
      Offering Period.....................................................  48
   3. Procedures for Tendering Shares.....................................  50
   4. Withdrawal Rights...................................................  53
   5. Acceptance for Payment and Payment..................................  54
   6. Certain U.S. Federal Income Tax Consequences........................  54
   7. Price Range of the Shares; Dividends on the Shares..................  55
   8. Effect of the Offer on the Market for the Shares; NYSE Listing;
      Exchange Act Registration; Margin Securities........................  56
   9. Certain Information Concerning the Company..........................  57
  10. Certain Information Concerning EDS and the Purchaser................  60
  11. Source and Amount of Funds..........................................  61
  12. Dividends and Distributions.........................................  61
  13. Conditions to the Offer.............................................  61
  14. Certain Legal Matters; Regulatory Approvals.........................  62
  15. Fees and Expenses...................................................  64
  16. Miscellaneous.......................................................  65
SCHEDULE I--Directors and Executive Officers Of EDS and the Purchaser..... S-1
SCHEDULE II--Directors and Executive Officers of the Company.............. S-5
SCHEDULE III--Recent Transactions in the Shares........................... S-7
ANNEX A--Agreement and Plan of Merger..................................... A-1
ANNEX B--Opinion of Lehman Brothers Inc................................... B-1
ANNEX C--Section 262 of the Delaware General Corporation Law.............. C-1

                               SUMMARY TERM SHEET

   UGS Acquisition Corp., which is referred to in this Offer to Purchase as the "Purchaser," is a direct, wholly owned subsidiary of Electronic Data Systems Corporation, or EDS, and is offering to purchase all of the outstanding shares of Class A Common Stock, or Shares, of Unigraphics Solutions Inc., which is referred to in this Offer to Purchase as the "Company," for $32.50 per Share in cash. The following are some of the questions you, as a stockholder of the Company, may have and answers to those questions. We urge you to read the remainder of this Offer to Purchase and the Letter of Transmittal carefully because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

   Our name is UGS Acquisition Corp. We are a Delaware corporation and a direct, wholly owned subsidiary of EDS. As of the date hereof, EDS owns 31,265,000 shares of the Company's Class B Common Stock which are immediately convertible into 31,265,000 shares of Class A Common Stock and which represent approximately 86.1% of the Company's outstanding common stock and approximately 98.3% of the voting power of the Company.

   EDS, a Delaware corporation, is a services company, which provides strategy, implementation and hosting for clients managing the business and technology complexities of the digital economy.

What are the classes and amounts of securities sought in the Offer?

   We are seeking to purchase all of the outstanding Shares of Class A Common Stock of the Company. The Offer is not conditioned on any minimum number of Shares being tendered.

How much are you offering to pay for my securities, what is the form of payment and will I have to pay any fees or commissions?

   We are offering to pay $32.50 per Share, net to you, in cash. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and "The Offer--Procedures for Tendering Shares."

Do you have the financial resources to make payment?

   EDS will provide us with sufficient funds from its own resources to acquire all tendered Shares and any Shares to be acquired in the Merger that is expected to follow the successful completion of the Offer. The Offer is not conditioned on any financing arrangements. See "The Offer--Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

   We do not think our financial condition is relevant to your decision of whether to tender Shares and accept the Offer because:

  .  the Offer is being made for all outstanding Shares solely for cash;

  .  the Offer is not subject to any financing condition;

  . EDS has available cash and financing commitments that are more than sufficient to pay the purchase price for all the outstanding Shares; and

  . if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger.

What does the Company's Board of Directors think of the Offer?

   We are making the Offer pursuant to a Merger Agreement we entered into with the Company. The Company Board, based upon the unanimous recommendation of the Special Committee, approved and declared advisable the Offer, the Merger Agreement and our proposed Merger with the Company. The Company Board has determined that the Offer, the Merger Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than EDS and its affiliates), and it recommends that the Company's stockholders accept the Offer, tender their Shares and approve and adopt the Merger Agreement and the Merger, if submitted for their approval. See "Special Factors--Recommendation of the Special Committee and the Company Board; Fairness of the Offer and the Merger."

Do the officers and directors of the Company have interests that differ from other stockholders' interests in the Offer?

   Yes. As a result of the Offer and the Merger, each option to purchase Shares (other than options held by non-employee directors of the Company) vested and outstanding immediately prior to the Merger and each option held by the Company's non-employee directors, whether vested or unvested, will be canceled in exchange for cash equal to the difference between the Offer Price and the exercise price per Share of that option. Each unvested option (other than options held by non-employee directors of the Company) to purchase Shares outstanding immediately prior to the Merger, which does not vest as a result of the Merger, will be canceled in exchange for, at EDS' option, either (i) cash equal to the difference between the Offer Price and the exercise price per Share of that option or (ii) an amount of cash equal to 25% of the amount described in (i) above plus an option to purchase EDS common stock with a Black-Scholes value equal to 75% of the amount described in (i) above.

   In addition, the Company's officers and directors will be entitled to continued directors and officers insurance coverage and indemnification benefits for six years following the Merger. You should also be aware that certain officers and directors of the Company are also officers and directors of EDS. See "Special Factors--Interests of Certain Persons in the Offer and the Merger."

How long do I have to decide whether to tender in the Offer?

   You will have at least until 12:00 midnight, New York City time, on September 18, 2001, to tender your Shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "The Offer--Procedures for Tendering Shares."

Can the Offer be extended and under what circumstances?

   Yes. Subject to the terms of the Merger Agreement, we can extend the Offer. We may extend, for instance, if any conditions to the Offer have not been satisfied prior to the expiration date or, for a period of up to 10 business days, if all of the conditions to the Offer are satisfied or waived, but the number of Shares validly tendered and not withdrawn (together with shares of Class A Common Stock issuable to EDS upon conversion of its shares of Class B Common Stock) is less than 90% of the then outstanding number of shares of Class A Common Stock. We may also establish a subsequent offering period of up to 20 business days under certain circumstances. See "The Offer--Extension of Tender Period; Termination; Amendment; Subsequent Offering Period."

   If you do not tender your Shares during the initial offering period or the subsequent offering period, if any, you will have to wait until after the Merger is completed to receive cash consideration for your Shares.

How will I be notified if the Offer is extended?

   If we extend the Offer, we will inform American Stock Transfer & Trust Company, the Depositary for the Offer, of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

How do I tender my Shares?

   To tender Shares, you must take the steps set forth in either (1) or (2) below prior to the expiration of the Offer:

     (1) (a) complete, sign and deliver the Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, deliver an "agent's message," and deliver any other required documents to the Depositary, and

     (b) deliver the certificates for your Shares to the Depositary or deliver your Shares pursuant to the procedure for book-entry transfer; or

     (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

   If your Shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your Shares for you.

   If you have Shares in the Company's Employee Stock Purchase Plan and wish to have those Shares tendered in the Offer, you should so indicate by completing, executing and returning to American Stock Transfer & Trust Company the Tender Offer Instruction Form included in the notice sent to you. If you have Shares in the Company's 401(k) Plan and wish to have those Shares tendered in the Offer, you should so indicate by completing, executing and returning to The Vanguard Group the confidential tender offer instruction form included in the notice sent to you. You may not use the Letter of Transmittal or the guaranteed delivery procedures to tender your interests in Shares held under these plans, but must use the appropriate form sent to you.

   If you cannot deliver everything that is required to be delivered to the Depositary by the expiration of the Offer, you may have a limited amount of additional time to do so by having a broker, a bank or other fiduciary that is a member of a recognized Medallion Program approved by the Securities Transfer Association, Inc. or another eligible institution, guarantee that the missing items will be received by the Depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three-trading day period. See "The Offer-- Procedures for Tendering Shares."

Until what time can I withdraw previously tendered Shares?

   You can withdraw Shares at any time until the Offer has expired and, if we have not by October 19, 2001, agreed to accept your Shares for payment, you can withdraw them at any time after such time until we accept Shares for payment. If we decide to provide a subsequent offering period, we will accept Shares tendered during that period immediately, and thus you will not be able to withdraw Shares tendered in the Offer during any subsequent offering period. See "The Offer--Withdrawal Rights."

How do I withdraw previously tendered Shares?

   To withdraw Shares, you must deliver a written notice of withdrawal, with the required information, to the Depositary while you still have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See "The Offer--Withdrawal Rights."

When and how will I be paid for my tendered Shares?

   Subject to the terms and conditions of the Offer, we will pay for all Shares validly tendered and not withdrawn as soon as practicable after the later of the expiration date and satisfaction of all conditions to the Offer set forth in "The Offer--Conditions to the Offer". We do, however, reserve the right, in our sole discretion and subject to applicable law, to delay payment for Shares in order to comply with law.

   We will pay for your Shares that are validly tendered and not withdrawn by depositing the purchase price with American Stock Transfer & Trust Company, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by American Stock Transfer & Trust Company of certificates for such Shares (or of a confirmation of a book-entry transfer of such shares as described in "The Offer--Procedures for Tendering Shares"), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares.

Following the Offer, will the Company continue as a public company?

   No. If the Merger occurs, the Company will no longer be publicly owned. Even if the Merger does not occur, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities market, there may not be a public trading market for the Shares and the Company may cease making filings with the Securities and Exchange Commission, or SEC, or otherwise cease being required to comply with SEC rules relating to publicly held companies. See "The Offer--Effect of the Offer on the Market For the Shares; NYSE Listing; Exchange Act Registration; Margin Securities."

Will the Offer be followed by a merger?

   As soon as practicable, and in no event later than three business days after the conditions to the Merger are satisfied or waived, the Purchaser will be merged with and into the Company. If the Merger takes place, the Company will become a direct wholly owned subsidiary of EDS, and all of the remaining stockholders of the Company (other than EDS and its affiliates and any stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will receive $32.50 per Share in cash (or any other higher price per Share that is paid in the Offer).

If I decide not to tender, how will the Offer affect my Shares?

   If the Merger takes place, stockholders who do not tender in the Offer will have the right to receive in the Merger the same amount of cash per Share that they would have received had they tendered their Shares in the Offer, subject to their right to pursue appraisal under Delaware law. Therefore, if the Merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. However, until the Merger is consummated or if the Merger does not take place for some reason, the number of stockholders of the Company and the number of Shares of the Company which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the Shares. Also, the Shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See "The Offer--Effect of the Offer on the Market For the Shares; NYSE Listing; Exchange Act Registration; Margin Securities."

What is the market value of my Shares as of a recent date?

   On May 23, 2001, the last trading day before EDS announced that it would make an offer to acquire all of the outstanding shares of the Company's Class A Common Stock, the last sales price of the Shares reported on the New York Stock Exchange was $21.31 per Share. On August 2, 2001, the last trading day before the announcement of the execution of the Merger Agreement, the last sale price of the Shares reported was $31.50. On August 17, 2001, the last sale price of the Shares reported was $32.33 per Share. We advise you to obtain a recent quotation for Shares of the Company in deciding whether to tender your Shares. See "The Offer--Price Range of the Shares; Dividends on the Shares."

Who will determine the validity of my tender of Shares?

   We have reserved the sole right to decide any questions concerning the validity, form, eligibility, timeliness and other questions relating to tenders of Shares. We have also reserved the right to waive any defect or irregularity. In exercising our waiver power we may choose not to treat similar defects or irregularities in the same manner. All of our decisions relating to the validity of tenders will be final and binding.

Are there transactions between EDS and the Company?

   Yes. When the Company was founded on October 2, 1997 and pursuant to a reorganization of EDS' business, the Company and EDS entered into a number of agreements to govern the ongoing relationship between the parties. These agreements included a Management Services Agreement, an Intercompany Agreement, Intercompany Credit Agreements, a Tax Sharing Agreement, a Registration Rights Agreement, a GM Subcontract and Sublease Agreements. See "Special Factors-- Related Party Transactions."

What are the tax consequences of the transaction to me?

   If your Shares are accepted for payment pursuant to the Offer, you will generally recognize gain or loss measured by the difference between the cash you receive and your tax basis in the Shares tendered. See "The Offer--Certain United States Federal Income Tax Consequences."

Who can I talk to if I have questions about the Offer?

   You can call Greenhill & Co., LLC, the Dealer Manager for our Offer, toll free at (866) 211-8609 or collect at (212) 389-1799 with any questions. You can also call EDS Investor Relations at (972) 605-6661 with any questions.

To the Holders of Class A Common Stock of Unigraphics Solutions Inc.:

                                 INTRODUCTION

   UGS Acquisition Corp., a Delaware corporation (the "Purchaser," "we" or "us") and a wholly owned subsidiary of Electronic Data Systems Corporation, a Delaware corporation ("EDS"), hereby offers to purchase all outstanding shares (the "Shares") of Class A Common Stock, par value $.01 per Share ("Class A Common Stock"), of Unigraphics Solutions Inc., a Delaware corporation (the "Company"), at a purchase price of $32.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). As of the date hereof, EDS owns 31,265,000 shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), which are immediately convertible at the option of EDS into 31,265,000 Shares and represent approximately 86.1% of the outstanding Common Stock of the Company and approximately 98.3% of the voting power thereof.

   Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with those institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and Georgeson Shareholder Communications, Inc., which is acting as the Distribution Agent (the "Distribution Agent"), incurred in connection with the Offer. See "The Offer--Fees and Expenses."

   The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated as of August 2, 2001 (the "Merger Agreement") among the Purchaser, EDS and the Company. The Merger Agreement provides that, following the consummation of the Offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company. Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and a wholly owned subsidiary of EDS. In the Merger, each outstanding Share (other than Shares owned by the Company, EDS or the Purchaser or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement is more fully described in "Special Factors--The Merger Agreement."

   If, as a result of the Offer, the Purchaser owns 90% or more of the outstanding Shares and EDS continues to hold at least 90% of the outstanding Class B Common Stock, then EDS intends to transfer the Class B Common Stock it holds to the Purchaser and cause the Purchaser to effect the Merger as a "short-form" merger under the DGCL, without a vote of the stockholders of the Company (a "Short-Form Merger"). If following the purchase of Shares pursuant to the Offer, the Purchaser owns in the aggregate less than 90% of the Shares outstanding but would hold in the aggregate 90% or more of the Shares by converting shares of Class B Common Stock into Shares, EDS has agreed to convert such number of shares of Class B Common Stock into Shares to the extent that, after giving effect to such conversion, EDS and the Purchaser would own in the aggregate the number of Shares necessary to effect a Short-Form Merger. If EDS and the Purchaser are unable to effect a Short-Form Merger, EDS has agreed in the Merger Agreement to grant its written consent in respect of or vote all shares of Common Stock owned by it in favor of the approval of the Merger and the adoption of the Merger Agreement. Delaware law requires, in such event, that the holders of shares representing at least a majority of the votes of the outstanding capital stock of the Company entitled to vote on the Merger consent to the adoption of or vote to adopt the Merger Agreement. See "Special Factors--The Merger Agreement."

   The Board of Directors of the Company (the "Company Board"), by unanimous decision of those directors participating and based upon the unanimous recommendation of a special committee of independent directors of the Company Board (the "Special Committee"), the opinion of Lehman Brothers Inc., the financial advisor to the Special Committee ("Lehman Brothers"), rendered to the Special Committee described in "Special Factors--Opinion of the Special Committee's Financial Advisor" and the Company Board's review of the terms and conditions of the Merger Agreement:

  . has approved and declared advisable the Offer, the Merger Agreement and the Merger;

  . has determined that the Offer, the Merger Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than EDS and its affiliates); and

  . recommends that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger, if submitted for their approval.

   Lehman Brothers has delivered an opinion to the Special Committee to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth in the opinion, the Offer Price being offered to the Company's stockholders (other than EDS and its affiliates) in the Offer and the Merger is fair from a financial point of view to such stockholders. You should read such opinion, which is attached as Annex B, in its entirety. See "Special Factors--Opinion of the Special Committee's Financial Advisor."

   The Offer is not conditioned upon any minimum number of Shares being tendered. However, the Offer is subject to certain conditions. See "The Offer--Conditions to the Offer."

   The Company has advised us that, to the best of its knowledge, all of the Company's officers and directors, in order to avoid any potential for liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), do not intend to tender the Shares owned by them pursuant to the Offer. However, the Company has advised us that, to the best of its knowledge, all of the Company's directors and officers intend to consent to or vote for the Merger, if submitted for their approval.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

   EDS formed its mechanical computer-aided design, computer-aided engineering and computer-aided manufacturing ("MCAD") business unit in November 1991 in connection with the acquisition of certain assets from a division of McDonnell Douglas Corporation. Prior to the initial public offering of the Company's Class A Common Stock, EDS explored various alternatives for its MCAD business unit, including recapitalizing, expanding, or selling all or a portion of the equity in, or all of the assets of, the MCAD business unit. In 1997, EDS retained a financial advisor to advise it with respect to its alternatives, but took no action at that time.

   In 1998, EDS again considered, and conferred with representatives of senior management of its MCAD business unit regarding, strategic alternatives for its MCAD business unit. In order to facilitate any potential decision regarding its MCAD business unit, EDS formed the Company in October 1997 as a wholly owned subsidiary and, in January 1998, contributed to it all of the assets of the MCAD business unit.

   On March 2, 1998, the Company acquired the MCAD business of Intergraph Corporation, consisting of the Solid Edge and EMS product lines. The Company borrowed $105 million from EDS to finance the acquisition.

   In June 1998, the Company sold five million shares of its Class A Common Stock to the public, representing approximately 14% of the Company's outstanding equity. EDS retained ownership of 100% of the Company's Class B Common Stock, giving EDS control of approximately 98.3% of the voting power of the Company's Common Stock.

   Since the public offering, a number of circumstances, discussed under "Special Factors--Purpose and Structure of the Offer and the Merger; Reasons of EDS for the Offer and the Merger," have occurred that have resulted in EDS making the Offer. These circumstances have been the subject of continuous discussions between representatives of EDS and the Company over the past year.

   In connection with the subject of these discussions, in July 2000, Anthony
J. Affuso, the Company's president and chief executive officer, called William
J. Weyand, chairman of the board and chief executive officer of Structural Dynamics Research Corporation ("SDRC"), to set up a meeting to discuss possible strategic transactions between their companies.

   In the third quarter of 2000, Messrs. Affuso and Douglas E. Barnett, vice president and chief financial officer of the Company, began meeting with senior EDS officials, including, James E. Daley, executive vice president and chief financial officer of EDS, Jeffrey M. Heller, vice chairman of EDS and a member of the Company Board, D. Gilbert Friedlander, senior vice president, general counsel and secretary of EDS and a member of the Company Board, H. Tim Hatfield, EDS' managing director of business development and ventures, and George M. Abigail, then vice president-business development of EDS and a member of the Company Board, about possible strategic transactions involving the Company. Among other things, the parties discussed the possibility of various strategic transactions involving some or all of EDS, the Company and SDRC, as well as possible transactions that could increase the Company's public float.

   On October 9, 2000, Messrs. Affuso and Barnett met with Messrs. Weyand and Glenn R. Wienkoop, SDRC's president and chief operating officer, to discuss possible business opportunities, including a possible business combination involving SDRC and the Company.

   In October 2000, the Company acquired Engineering Animation, Inc. ("EAI") through a tender offer for the outstanding shares of EAI. The total price paid for the outstanding shares of EAI was $166.2 million, and the Company incurred additional acquisition-related costs of $27.4 million. The transaction was financed through loans from EDS under the Intercompany Credit Agreements. See "Special Factors--Related Party Transactions."

   Following the EAI transaction, EDS and the Company continued to consider various strategic alternatives for the Company, including acquisitions and a transaction in which stockholders of the Company would have received in exchange for their Shares a tracking stock of EDS that reflected the results of operations of the Company. In January 2001, representatives of the Company and EDS discussed the creation of a tracking stock with an investment banking firm, but took no action with respect to this alternative.

   On March 15, 2001, EDS retained Dresdner Kleinwort Wasserstein ("DKW") as a financial advisor to assist EDS in its analysis and consideration of a possible acquisition of SDRC (the "SDRC Transaction").

   From March 2001 through May 2001, from time to time, representatives of EDS, the Company and SDRC participated in discussions that led to the execution of an agreement and plan of merger between EDS and SDRC on May 23, 2001.

   As discussed under "Special Factors--Purpose and Structure of the Offer and the Merger; Reasons of EDS for the Offer and the Merger," the potential acquisition of SDRC accelerated EDS' analysis of potential strategic alternatives for the Company. As the discussions with SDRC progressed, EDS intensified its consideration of acquiring the minority interest in the Company.

   At a regularly scheduled meeting on April 4, 2001, the EDS Board considered its investment in the Company and discussed the potential acquisition of the minority interest of the Company. The EDS board of directors (the "EDS Board") received presentations on this matter from Messrs. Daley, Affuso and Paul J. Chiapparone, executive vice president-operations of EDS and chairman of the Company Board.

   On April 19, 2001 and again on April 20, 2001, DKW met with representatives of EDS and the Company and discussed possible structures to effect the SDRC Transaction, including the possibility that EDS could acquire the Shares. At such meetings, DKW reviewed the DKW Materials (as defined below).

   On April 26, 2001, EDS engaged Greenhill & Co., LLC ("Greenhill") as a financial advisor in connection with the SDRC Transaction and the potential acquisition of the minority interest of the Company.

   On April 30, 2001, Messrs. Barnett and J. Randall Walti, vice president, general counsel and secretary of the Company, met with the Company's outside directors, Messrs. J. Davis Hamlin, Leo J. Thomas and William P. Weber, to update the outside directors on a possible transaction between EDS and the Company. At this meeting, Messrs. Barnett and Walti asked Dr. Thomas and Mr. Weber to consider whether they would be willing to serve as members of a committee of independent directors in the event that EDS initiated a transaction to acquire the public's minority interest in the Company. As a result of this conversation, Dr. Thomas and Mr. Weber began to interview candidates who could serve as legal advisors to such a committee, if formed.

   The Finance Committee of EDS met on May 14, 2001. At this meeting, Messrs. Richard H. Brown, chairman of the board and chief executive officer of EDS, Heller, Daley, Chiapparone and Hatfield reviewed the status of the potential acquisition by EDS of the minority interest in the Company.

   On May 16, 2001, the Company Board authorized the formation of the Special Committee, consisting of Dr. Thomas and Mr. Weber, to consider a potential EDS offer and all other strategic alternatives for the Company. The Company Board also delegated to the Special Committee the power and authority of the Company Board to identify and resolve related party issues, if any, with respect to the synergies available in the potential acquisition of SDRC by or on behalf of EDS. At this meeting, the Special Committee was advised that Mr. Daley had been appointed by EDS to negotiate any offer that EDS might make. On May 18, 2001, the Special Committee, by written consent, adopted resolutions to retain Gardner, Carton & Douglas as its legal advisor and to retain Lehman Brothers as its financial advisor.

   On May 22, 2001, a regularly scheduled meeting of EDS' Board was held. All of the members of the EDS Board were present. Also present were Messrs. Daley, Chiapparone, Affuso and Friedlander. In addition, Messrs. Robert F. Greenhill and Jeffrey F. Buckalew of Greenhill, and Messrs. Kerry North and Brian R. MacLeod of DKW, were present and participated in a discussion relating to the proposed acquisition of SDRC. Messrs. Greenhill and Buckalew also participated in a discussion relating to the proposed acquisition of the Shares. Following these discussions, the EDS Board unanimously approved the proposed merger with SDRC and authorized EDS' management to offer to acquire the Shares.

   By letter dated May 23, 2001, EDS made a proposal to acquire all of the issued and outstanding shares of Class A Common Stock of the Company for $27.00 per share. On the same day, EDS publicly announced its initial proposal to acquire the Company's publicly held Shares and the execution of a merger agreement with SDRC.

   On May 24, 2001 and May 25, 2001, eight lawsuits seeking class action status were filed in the Delaware Court of Chancery by purported stockholders of the Company against EDS, the Company and certain present and past directors of the Company in connection with EDS' proposal. Similarly, on May 24, a lawsuit was filed against EDS, the Company, the Chairman and Chief Executive Officer of EDS, and the directors of the Company in Orange County Superior Court. See "The Offer--Certain Legal Matters; Regulatory Approvals--Legal Proceedings."

   Between May 28 and June 6, 2001, representatives of Lehman Brothers had various telephone conversations with representatives of Greenhill during which Lehman Brothers and Greenhill discussed preliminary organizational matters relating to the negotiation of the EDS proposal.

   On June 6, 2001, the Special Committee and its financial and legal advisors, at the request of Westport Asset Management, met with Andrew J. Knuth and Edmund H. Nicklin of Westport Asset Management. To the knowledge of the Company, Westport was at that time, and as of the date of this Offer is, the largest single holder of Shares. At this meeting Westport made a presentation to the Special Committee regarding Westport's views as to the value of the Shares.

   On June 7, 2001, representatives of Lehman Brothers and Greenhill met to discuss EDS' proposal. At this meeting, Lehman Brothers informed Greenhill of the Special Committee's view that the $27 per Share offer price was too low based on its consideration of various valuation methodologies. Lehman Brothers also stated the Special Committee's condition that a satisfactory merger agreement would have to be negotiated in order for a transaction to be consummated.

   On June 8, 2001, representatives of Baker Botts L.L.P., counsel to EDS, called Gardner, Carton & Douglas to discuss various legal issues surrounding the acquisition.

   On June 13, 2001, Lehman Brothers and Greenhill met again. At this meeting, Lehman Brothers and Greenhill discussed management projections, comparable transactions, potential synergies and the Company's market position. Based on this discussion, Lehman Brothers advised Greenhill that the Special Committee's view was that the price for the Shares in the transaction should be in the range of $35.00 to $40.00 per Share, excluding several additional dollars per Share to which the Special Committee claimed the Company stockholders were entitled, representing a portion of synergies that could be obtained by EDS in the SDRC Transaction. Accordingly, Lehman Brothers indicated that the Special Committee was prepared to support a transaction at $40.00 per Share. Greenhill advised Lehman Brothers that EDS believed that $27 per Share was a fair offer for the Company given the challenges that management of the Company faced as a result of their relative market size compared to the competition and the Company's lack of investment to date in certain higher growth markets. Greenhill also advised Lehman Brothers that EDS was of the view that the stockholders of the Company were not entitled to any of the synergies of the SDRC Transaction since the Company was unable on a stand alone basis to finance the SDRC Transaction on commercially prudent terms and since EDS had already agreed to pay full value for the synergies in the SDRC Transaction.

   At the June 13 meeting there was also a discussion regarding the set of projections to be used to value the Company. Lehman Brothers had prepared its initial valuation based on a set of five-year projections prepared in April 2001. The first three years of these projections were created by the Company in the fall of 2000 in connection with EDS' normal budgeting process for the year 2001, and are consistent with the projections used by the EDS internal finance staff to measure the performance of the Company on an ongoing basis. The remaining two years were jointly prepared by the Company and EDS in the second quarter of 2001. Greenhill noted that the Company's financial results for the year 2000 missed by 13% the profit projection created by the Company in connection with EDS' normal budgeting process for the year 2000. Greenhill had prepared its initial valuation based on a less aggressive set of projections.

   On June 21, 2001, Greenhill and Lehman Brothers met to discuss EDS' offer. At this meeting, Greenhill advised Lehman Brothers that, based on its evaluation of the Company giving some consideration to the Management Upside Case (as discussed under "Special Factors--Reports of EDS' Financial Advisors--Greenhill"), which was similar to the projections with respect to which Lehman Brothers had prepared its initial valuation, EDS would be willing to increase its offer to $30.50 per share. Lehman Brothers reiterated the Special Committee's target range of $35 to $40 per share. Lehman Brothers stated it would deliver EDS' increased offer to the Special Committee and report back to Greenhill.

   On June 22, 2001, Lehman Brothers advised Greenhill that the Special Committee believed that the parties were too far apart on price and was unwilling to counter with a lower price. In addition, on that date Baker Botts discussed with Gardner, Carton & Douglas its legal analysis regarding why the Company's stockholders were not entitled to the benefits of the synergies of the acquisition of SDRC by EDS under circumstances in which the Company could not finance the SDRC Transaction on a stand alone basis.

   On June 26, 2001, Mr. Buckalew of Greenhill contacted Mr. Brand of Lehman Brothers to discuss the status of the negotiations between the Special Committee and EDS. During this conversation, the parties agreed that the Special Committee and its financial and legal advisors should meet with representatives of EDS and its financial and legal advisors to discuss the valuation methodology being used by both parties.

   On July 3, 2001, the Special Committee and its advisors met with representatives of EDS and its advisors at EDS' offices in Plano, Texas. At this meeting, Greenhill presented EDS' analysis of the Company and explained the basis for EDS' offer, and counsel for EDS discussed its analysis of legal issues regarding the synergies involved in the acquisition of SDRC by EDS. After listening to this presentation, the Special Committee advised EDS that it was willing to recommend an offer of $37.50 per share.

   On July 5, 2001 Greenhill informed Lehman Brothers that EDS continued to believe that $30.50 was a fair offer.

   On July 11, 2001, Mr. Friedlander contacted Dr. Thomas and advised him that EDS did not agree with the Special Committee's valuation, and that EDS was prepared to leave the publicly held Shares outstanding if EDS and the Special Committee were unable to reach agreement on price. Dr. Thomas asked Mr. Friedlander whether EDS would consider structural alternatives, such as conditioning a deal on approval of a majority of a minority of the publicly held Shares. Mr. Friedlander indicated that EDS would not be interested in any alternative structures that did not involve obtaining the favorable recommendation of the Special Committee. Mr. Friedlander and Dr. Thomas agreed that Messrs. Greenhill and Brand should continue to try to find a price acceptable to both EDS and the Special Committee.

   On July 12, 2001, Messrs. Greenhill and Brand discussed the positions of the parties. On this call Mr. Brand advised Mr. Greenhill that, if EDS were to offer $34.00 per share, Mr. Brand believed that the Special Committee might be willing to support the offer.

   Later that day, Mr. Greenhill contacted Mr. Brand and advised him that EDS was willing to increase its offer to $32.25 per share, but EDS was unwilling to agree to $34.00 per share.

   On July 13, 2001, Mr. Brand contacted Mr. Greenhill and advised him that the Special Committee was unwilling to agree to less than $34.00 per Share. On the same day, Mr. Friedlander briefly spoke with Dr. Thomas about the status of the transaction, and about the results of operations of the Company for the year 2000 and the first half of 2001 compared to the higher results that the Company had projected for such periods.

   On July 20, 2001, Mr. Brand contacted Mr. Buckalew to inquire as to whether the parties could reach an agreement on price. Mr. Buckalew advised Mr. Brand that, after evaluating all factors and alternatives, EDS would only agree to pay $32.25 per Share and was not willing to increase its offer.

   On July 24, 2001, Mr. Friedlander advised Dr. Thomas that EDS was unwilling to increase its offer above $32.25 per Share, and reiterated that EDS was prepared to withdraw its offer if EDS and the Special Committee could not agree upon a price for the Shares.

   On July 24, 2001, Mr. Brand consulted with the members of the Special Committee and their legal advisors regarding EDS' offer.

   On July 27, 2001, Mr. Greenhill advised Mr. Brand that EDS would increase its offer to purchase the Company's publicly held stock to $32.50 per Share, but that this was EDS' best and final offer. Mr. Greenhill further advised Mr. Brand that if an agreement could not be reached at $32.50 per Share, EDS was prepared to withdraw its offer and leave the publicly held Shares outstanding.

   On July 30, 2001, the Special Committee met to consider EDS' best and final offer, and unanimously agreed to ask Lehman Brothers to report to Greenhill that the Special Committee was prepared to recommend acceptance of a price of $32.50 per Share, subject to negotiation of an acceptable merger agreement and receipt of Lehman Brothers' opinion regarding the fairness of the consideration to the Company's stockholders (other than EDS and its affiliates) from a financial point of view.

   Also on July 30, 2001, Baker Botts delivered a draft merger agreement to Gardner, Carton & Douglas. On July 31, 2001, representatives from Baker Botts and Gardner, Carton & Douglas met via teleconference to discuss the Special Committee's comments to the draft merger agreement. Counsel to both parties continued to negotiate the agreement on August 1, 2001.

   On August 2, 2001, representatives from the Special Committee, Gardner, Carton & Douglas, EDS and Baker Botts met via teleconference to finalize the terms of the Merger Agreement.

   On August 2, 2001, representatives from Lehman Brothers and Gardner, Carton & Douglas met at Lehman Brothers' offices in New York to review the final EDS offer. Gardner, Carton & Douglas reviewed the material terms of the Merger Agreement and discussed the directors' fiduciary duties. Next, Lehman Brothers presented to the Special Committee its analysis of the final proposal. Lehman Brothers noted that its analysis incorporated the Company's actual results of operations for the first half of 2001. Lehman Brothers delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 2, 2001, to the effect that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth in the opinion, the Offer Price to be offered to the holders of Class A Common Stock (other than EDS and its affiliates) in the Offer and the Merger is fair from a financial point of view to such holders.

   Following the presentations from Lehman Brothers and Gardner, Carton & Douglas, the Special Committee discussed the presentations and asked a number of questions of Lehman Brothers and Gardner, Carton & Douglas and then (1) approved and declared advisable the Offer, the Merger Agreement and the Merger, (2) determined that the Offer, the Merger Agreement and the Merger are fair and in the best interest of the Company and its stockholders (other than EDS and its affiliates), (3) determined that the Offer, the Merger Agreement and the Merger should be approved and declared advisable by the Company Board and (4) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant thereto and approve and adopt the Merger Agreement and the Merger, if submitted for their approval.

   Following the meeting of the Special Committee, the Company's compensation committee met to adopt certain resolutions contemplated by the Merger Agreement. See "Special Factors--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer."

   After the meeting of the compensation committee, a telephonic meeting of the full Company Board (other than Mr. Friedlander) was held. At the meeting, Bryan Cave LLP, counsel to the Company, discussed the directors' fiduciary duties and Gardner, Carton & Douglas reviewed the material terms of the Merger Agreement. Additionally, the Special Committee advised the Company Board of its findings. Lehman Brothers reviewed the fairness opinion that it had delivered to the Special Committee. The Company Board, by unanimous decision of those directors participating, (1) approved and declared advisable the Offer, the Merger Agreement and the Merger, (2) determined that the Offer, the Merger Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than EDS and its affiliates) and (3) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant thereto and approve and adopt the Merger Agreement and the Merger, if submitted for their approval.

   Following the Company Board meeting, EDS, the Purchaser and the Company executed the Merger Agreement.

   On August 3, 2001, EDS and the Company announced in a joint press release that the parties had executed the Merger Agreement providing for the Offer and the acquisition of all of the Shares at a price of $32.50 per share.

   Effective August 15, 2001, an agreement in principle was reached with respect to the lawsuits filed on May 24, 2001 and May 25, 2001 providing for a settlement of all the actions and a full release by all class members and named plaintiffs of all claims that were or could have been brought concerning the Offer, the Merger Agreement and the Merger. See "The Offer--Certain Legal Matters; Regulatory Approvals--Legal Proceedings."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER

Recommendation of the Special Committee and the Company Board

   On August 2, 2001, the Special Committee unanimously (1) approved and declared advisable the Offer, the Merger Agreement and the Merger, (2) determined that the Offer, the Merger Agreement and the Merger are fair and in the best interest of the Company and its stockholders (other than EDS and its affiliates), (3) determined that the Offer, the Merger Agreement and the Merger should be approved and declared advisable by the Company Board and (4) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant thereto and approve and adopt the Merger Agreement and the Merger, if submitted for their approval. At a telephonic meeting held on August 2, 2001, the Company Board, by unanimous decision of those directors participating, determined to accept the Special Committee's recommendation and approved and declared advisable the Offer, the Merger Agreement and the Merger, determined that the Offer, the Merger Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than EDS and its affiliates) and determined to recommend that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger, if submitted for their approval.

Fairness of the Offer and the Merger

 The Special Committee

   In reaching the recommendations described above, the Special Committee considered a number of factors including the following:

     1. The Company's Operating and Financial Condition. The Special Committee took into account the current and historical financial condition and results of operations of the Company, as well as the prospects and strategic objectives of the Company, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the industry in which the Company operates.

     2. Management's Projections of Future Performance. The Special Committee took into account the projections of the Company's future performance that were prepared by the Company's management and are included elsewhere in this Offer to Purchase. See "The Offer--Certain Information Concerning the Company--Certain Projections." In this regard, the Special Committee considered the financial performance of the Company through June 30, 2001 and that it was below the projections that had been provided to the Special Committee, as well as the relationship between the Company's financial performance in prior years and how it compared to management's projections of performance for those periods.

     3. Lehman Brothers Fairness Opinion. The Special Committee took into account presentations from Lehman Brothers and the oral opinion of Lehman Brothers given on August 2, 2001, subsequently confirmed in writing, that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth in the opinion, the Offer Price to be offered to holders of Shares (other than EDS and its affiliates) in the Offer and the Merger is fair from a financial point of view to such holders. A copy of the opinion rendered by Lehman Brothers is attached to this Offer to Purchase as Annex B and is incorporated herein by reference. Stockholders should read this opinion in its entirety. The Special Committee was aware that Lehman Brothers becomes entitled to certain fees described under "The Offer--Fees and Expenses" upon the consummation of the Offer.

     4. Transaction Financial Terms/Premium to Market Price. The Special Committee considered the relationship of the Offer Price to be received by the stockholders of the Company (other than EDS and its affiliates) in the Offer and the Merger pursuant to the Merger Agreement to the historical market prices for the Shares. The Offer Price represents a premium of 52.5% over the reported closing sale price on the last full trading day prior to the announcement of the proposed transaction, a premium of 72.6% over the 30 day average closing sale price prior to such date and a premium of 20.4% over EDS' initial offer price of $27.00 per Share.

     The Special Committee believes that, after the extensive negotiations by and on behalf of the Special Committee with EDS and its representatives, the Company has obtained the highest price per Share that EDS is willing to pay. The Special Committee took into account the fact that the terms of the Offer were determined through arm's-length negotiations between EDS and the Special Committee and its financial and legal advisors, none of whom has a current relationship with EDS. The Special Committee also concluded that, based upon the negotiations that had occurred and recent trends in the markets in which the Company operates, it was not likely that a price higher than $32.50 could be obtained and that further negotiation could cause EDS to abandon the transaction.

     The Special Committee also considered the form of consideration to be paid to holders of Shares in the Offer and the Merger, and the certainty of value of cash consideration compared to stock. The Special Committee was aware that the consideration to be received by the Company's stockholders in the Offer and the Merger would be taxable to such holders for federal income tax purposes.

     5. Liquidity, Trading Volume and Limited Analyst Coverage. In light of EDS' long-term and continuing ownership of 86.1% of the outstanding shares of the Company's Common Stock, the liquidity and trading volume for the Shares (i.e., for the remaining 13.9% of the outstanding shares of Company Common Stock) is low. Illiquidity typically has an adverse effect on trading prices. This issue is exacerbated by the limited coverage of the Shares by Wall Street research analysts.

     6. Possible Decline in the Company's Market Price If EDS Withdraws its Offer. The Special Committee also considered the possibility that, if a transaction with EDS is not completed and EDS were to withdraw its proposal to acquire Shares, the market price of the Shares would decline. The last reported closing market price per Share before the announcement of EDS' May 23, 2001 proposal to purchase Shares for $27.00 in cash was $21.31.

     7. SDRC Synergies. The Special Committee considered the benefit to EDS of potential synergies that would result if EDS completed its proposed acquisitions of the Shares and SDRC and combined the businesses of the Company and SDRC. The Special Committee took into consideration the position of EDS and its legal and financial advisors that the Company's stockholders were not entitled to the benefit of those synergies. The Special Committee also considered the advice of its legal and financial advisors regarding the position of EDS and its legal and financial advisors with respect to those synergies and concluded that those synergies were not a significant factor in assessing the fairness of the Offer and the Merger from a financial point of view.

     8. The Company's Agreements with EDS. The Special Committee considered the impact of the Company's existing contractual arrangements with EDS on the Company's operations and on its ability to pursue strategic opportunities. In particular, the Special Committee took into consideration the substantial limitations that such agreements put on the Company's ability to incur debt to fund acquisitions.

     9. Integration With SDRC. The Special Committee recognized the fact that a timely transaction was in the best interests of both the Company and the Company's stockholders. Management of the Company reported to the Special Committee that customers had voiced concerns related to product ordering as well as the risks and uncertainties of the effect on the Company of the acquisition of SDRC by EDS. Based on management's judgment, these concerns could impact the Company's revenues over the next several months, and as a result negatively impact the potential offer price.

     10. EDS' Unwillingness to Sell the Company. The Special Committee considered the fact, as confirmed by EDS to the Special Committee, that EDS is presently and in the foreseeable future uninterested in selling all or substantially all of its shares of the Company's Common Stock or causing the Company to sell all or substantially all of the Company's assets.

     11. Timing of Completion. The Special Committee considered the anticipated timing of consummation of the transactions contemplated by the Merger Agreement, including the structure of the transactions as a tender offer for all of the Shares, which should allow stockholders to receive the transaction consideration earlier than in an alternative form of transaction, followed by the Merger in which remaining stockholders will receive the same consideration as received by stockholders who tender their Shares in the Offer.

     12. Limited Conditions to Consummation. The Special Committee considered the fact that the obligation of EDS and the Purchaser to consummate the Offer and the Merger is subject to a limited number of conditions, with no financing condition. Moreover, EDS has the financial resources to consummate the Offer and the Merger expeditiously and has guaranteed the obligations of the Purchaser. In addition, EDS and the Purchaser are still obligated to consummate the Merger even if no Shares are tendered in the Offer, if all other conditions to the Merger and the Offer are satisfied.

     13. Ability of Special Committee to Withdraw Recommendation. The Special Committee took into account that fact the Merger Agreement allows the Company Board, based upon the recommendation of the Special Committee, to withdraw its recommendation regarding the Offer and the Merger Agreement if it determines in good faith, after consultation with outside counsel, that such withdrawal is required in order to satisfy its fiduciary duties under applicable law.

     14. Appraisal Rights. The Special Committee considered the fact that stockholders who do not tender their Shares pursuant to the Offer will have the right to dissent from the Merger and to demand appraisal of the fair value of their Shares under the DGCL, whether or not a stockholder vote is required, as described under "Special Factors--Appraisal Rights".

     15. Possible Conflicts of Interest. The Special Committee also took into account the possible conflicts of interest of certain directors and members of management of both the Company and EDS discussed below under "Special Factors--Interests of Certain Persons in the Offer and the Merger".

 The Company Board

   In reaching its determinations referred to above, the Company Board considered the following factors, each of which, in the view of the Company Board, supported such determinations: (i) the conclusions and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of Lehman Brothers that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth in the opinion, the Offer Price to be offered to the stockholders of the Company (other than EDS and its affiliates) in the Offer and the Merger is fair from a financial point of view to such holders, and the analysis presented by Lehman Brothers to the Company Board; and (iii) the fact that the Offer Price and the terms and conditions of the Merger Agreement were the result of what the Company Board believed were arm's-length negotiations between the Special Committee and EDS.

   The members of the Company Board, including the members of the Special Committee, evaluated the Offer and the Merger in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of financial and legal advisors.

   The Company Board, including the members of the Special Committee, believes that the Offer and Merger are procedurally fair because, among other things:
(i) the Special Committee consisted of independent directors appointed to represent the interests of stockholders (other than EDS and its affiliates);
(ii) the Special Committee retained and was advised by its own independent legal counsel; (iii) the Special Committee retained and was advised by Lehman Brothers, as its independent financial advisor, to assist it in evaluating a potential transaction between EDS and the Company; (iv) the nature of the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and alternatives thereto; and (v) the Offer Price resulted from what the Company Board believed were active arm's-length bargaining between representatives of the Special Committee, on the one hand, and representatives of EDS, on the other; and (vi) the Special Committee is a mechanism well established under Delaware law to enhance fairness in transactions of this type.

   The Special Committee and the Company Board recognized that the Merger is not structured to require the approval of a majority of the stockholders of the Company other than EDS, and that EDS currently has sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company.

   The Special Committee and the Company Board also recognized that, while consummation of the Offer and the Merger will result in all stockholders (other than EDS and its affiliates) being entitled to receive the Offer Price in cash for each of their Shares, it will eliminate the opportunity for current stockholders (other than EDS and its affiliates) to participate in the benefit of increases, if any, in the value of the Company's business following the Merger. Nevertheless, the Special Committee and the Company's Board concluded that this fact did not justify foregoing the receipt of the immediate cash premium represented by the Offer Price.

   Neither the Special Committee nor the Company Board considered the liquidation of the Company's assets and neither considered liquidation to be a viable course of action based on EDS' desire for the Company to continue to conduct its business as a subsidiary of EDS. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer and the Merger.

   Other than as set forth above in "Special Factors--Recommendation of the Special Committee and the Company Board; Fairness of the Offer and the Merger--Fairness of the Offer and the Merger--The Special Committee," in view of the wide variety of factors considered in connection with their evaluation of the Offer and the Merger, neither the Special Committee nor the Company Board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations.

   The foregoing discussion of the information and factors considered by the Special Committee and the Company Board is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Company Board. The Company's executive officers have not been asked to make a recommendation as to the Offer or the Merger.

   The Company Board, by unanimous decision of those directors participating (which included all directors other than Mr. Friedlander) and based upon the recommendation of the Special Committee:

  . has approved and declared advisable the Offer, the Merger Agreement and the Merger;

  . has determined that the Offer, the Merger Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than EDS and its affiliates); and

  . recommends that the Company's stockholders accept the Offer, tender their Shares pursuant thereto and approve and adopt the Merger Agreement and the Merger, if submitted for their approval.

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

   In May 2001, the Special Committee engaged Lehman Brothers to act as its financial advisor with respect to EDS' May 23, 2001 proposal to acquire the Shares. On August 2, 2001, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Special Committee that as of such date, based on and subject to the assumptions, limitations and qualifications set forth in the Lehman Brothers Opinion (as defined below), the Offer Price is fair, from a financial point of view, to the stockholders of the Company other than EDS and its affiliates (the "Public Stockholders").

   The full text of Lehman Brothers' written opinion, dated August 2, 2001 (the "Lehman Brothers Opinion") is attached as Annex B to this Offer to Purchase. Stockholders should read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers Opinion and the methodology that Lehman Brothers used to render its fairness opinion. The summary of the Lehman Brothers Opinion and the methodology that Lehman Brothers used is qualified in its entirety by reference to the full text of such Opinion attached as Annex B hereto and to the Special Committee presentation materials filed with the SEC as Exhibit (c)(2) to EDS' and the Purchaser's Schedule TO, which is available electronically at the SEC's Web site at http://www.sec.gov.

   Lehman Brothers' advisory services and opinion were provided for the information and assistance of the Special Committee in connection with its consideration of the Offer and the Merger. The Lehman Brothers Opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender Shares in the Offer or how, if submitted to such stockholder for approval, such stockholder should vote in connection with the Merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers Opinion does not address, the Company's underlying business decision to proceed with or effect the Merger.

   In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Offer and the Merger; (2) such publicly available information concerning the Company that Lehman Brothers believed to be relevant to its analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company, including the financial results for the six months ended June 30, 2001; (4) trading history of the Shares from June 23, 1998 to July 31, 2001 and a comparison of this trading history with those of other companies that Lehman Brothers deemed relevant;
(5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant; and (6) a comparison of the financial terms of the Offer and the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant. In addition, Lehman Brothers has had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

   In arriving at its opinion, Lehman Brothers has assumed and relied upon the accuracy and completeness of the financial and other information used by itself without assuming any responsibility for independent verification of such information and has further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, Lehman Brothers has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. As a result of discussions among Lehman Brothers, the Special Committee and its legal advisors, Lehman Brothers did not consider the impact of potential synergies resulting from the SDRC Transaction in arriving at its opinion. In arriving at its opinion, Lehman Brothers has conducted only a limited physical inspection of the properties and facilities of the Company and Lehman Brothers has not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, the Company has not authorized Lehman Brothers to solicit, and it has not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. The Lehman Brothers Opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Lehman Brothers Opinion.

   In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. None of the Company, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

   The following is a summary of the material financial and comparative analyses used by Lehman Brothers in connection with providing its opinion to the Special Committee. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the Company, but rather made its determination as to the fairness, from a financial point of view, to the stockholders of the Company (other than EDS and its affiliates) of the consideration to be paid by EDS in the Offer and the Merger on the basis of the financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers Opinion.

 Comparable Companies

   Lehman Brothers reviewed and compared specific financial and operating data relating to the Company with selected companies that Lehman Brothers deemed comparable to the Company, including four mechanical computer-aided design, computer-aided manufacturing and computer-aided engineering ("CAD/CAM/CAE") software companies: Autodesk, Inc., Dassault Systemes, Parametric Technology Corporation, and SDRC (using the price and relevant data prior to EDS' May 23, 2001 announcement of its agreement to acquire SDRC); two electronics CAD/CAM/CAE software companies: Cadence Design Systems, Inc. and Mentor Graphics Corporation; and one small cap CAD/CAM/CAE software company:
MSC.Software Corporation. Using publicly available information, Lehman Brothers calculated and analyzed each company's ratio of current stock price to its historical and projected cash earnings per share (commonly referred to as "Cash EPS") as well as this ratio divided by the published analysts estimates of projected growth. In addition, Lehman Brothers calculated each company's ratio of enterprise value to certain historical financial criteria such as revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes and amortization ("EBITA"). The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity (using the treasury method for all options outstanding), the value of any preferred stock (at liquidation value) and the market value of any minority interest whenever available (otherwise, the book value of the minority interest) and subtracting its cash and cash equivalents. The analysis indicated the following multiples as of July 31, 2001:

                                                    Comparable
                                                    Companies
                                                ------------------ UGS at $32.50
                                                 Low  High  Median  Offer Price
                                                ----- ----- ------ -------------
Enterprise Value as a Multiple of:
  LTM(/1/) Revenue............................. 1.14x 6.63x 2.36x      2.50x
  2001E Revenue................................ 1.09x 6.13x 2.21x      2.16x
  2002E Revenue................................ 0.97x 5.09x 1.73x      1.92x

  LTM EBITDA...................................  8.1x 17.7x  9.0x      11.6x
  2001E EBITDA.................................  6.8x 19.2x  8.0x       9.1x
  2002E EBITDA.................................  5.4x 14.5x  6.5x       8.0x

  LTM EBITA.................................... 10.7x 26.1x 17.7x      14.9x
  2001E EBITA..................................  9.5x 20.9x 15.0x      10.5x
  2002E EBITA..................................  8.5x 14.5x 10.1x       9.1x

Price per Share as a Multiple of:
  LTM Cash EPS................................. 15.7x 39.5x 30.6x      19.8x
  2001E Cash EPS............................... 17.3x 43.0x 25.8x      14.6x
  2002E Cash EPS............................... 14.5x 32.0x 20.2x      12.3x
  2001E Cash EPS x Growth...................... 1.02x 2.87x 1.44x      0.72x
  2002E Cash EPS x Growth...................... 0.81x 1.81x 1.10x      0.61x

--------
(1) LTM means latest twelve months ending June 30, 2001 for the Company and for other comparable companies when available as of July 31, 2001, and March 31, 2001 for all other companies.

   Based on selected multiples for various financial criteria, this analysis indicated a range of equity values per Share of $24.52 to $37.46. The Offer Price of $32.50 per Share falls within this range.

   However, because of the inherent differences between the business, operations and prospects of the Company and the business, operations and prospects of the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in the comparable company analysis that would affect the public trading values of each. In particular, Lehman Brothers considered markets served, rates of growth and profitability of the Company and each of the companies in the comparable company groups.

 Comparable Transactions

   Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and multiples paid in merger and acquisition transactions greater than $100 million in the CAD/CAM/CAE software industry since October 1996 which Lehman Brothers deemed relevant. The transactions that Lehman Brothers considered comparable to the transaction consisted of (identified by acquiror/target):

       -- Electronic Data Systems Corporation/Structural Dynamics Research Corporation

       -- Unigraphics Solutions Inc./Engineering Animation, Inc.

       -- Cadence Design Systems, Inc./OrCad, Inc.

       -- Cadence Design Systems, Inc./Quickturn Design Systems, Inc.

       -- Cadence Design Systems, Inc./Ambit Design Systems, Inc.

       -- Autodesk, Inc./Discreet Logic Inc.

       -- Siebe plc/Wonderware Corporation

       -- Dassault Systemes/Deneb Robotics, Inc.

       -- Parametric Technology Corporation/Computervision Corporation

       -- Dassault Systemes/SolidWorks Corporation

       -- Cadence Design Systems, Inc./Cooper & Chyan Technology, Inc.

   Lehman Brothers calculated the purchase price (including net debt) as a multiple of LTM revenue, EBITDA, EBITA and Cash EPS for each acquired company for the four fiscal quarters immediately preceding the announcement of each applicable transaction. In addition, Lehman Brothers calculated the purchase price (including net debt) as a multiple of revenue, EBITDA, EBITA and Cash EPS, whenever available, for the four fiscal quarters immediately following each applicable transaction. The analysis indicated the following multiples:

                                     Comparable Transactions        The Company
                               ------------------------------------  at $32.50
                               Data Points(/1/)  Low   High  Median Offer Price
                               ---------------- ----- ------ ------ -----------
Enterprise Value as a
 Multiple of:
  LTM Revenue................          9        1.36x 13.50x 2.40x     2.50x
  Forward Year Revenue.......          7        0.89x 12.10x 2.05x     2.16x

  LTM EBITDA.................          4         8.4x  25.0x 11.5x     11.6x
  Forward Year EBITDA........          6         3.3x  19.9x  9.1x      9.1x

  LTM EBITA..................          4        10.1x  56.8x 26.3x     14.9x
  Forward Year EBITA.........          6         7.2x  54.6x 14.7x     10.5x

Price per Share as a Multiple
 of:
  LTM Cash EPS...............          4        16.6x  67.3x 33.7x     19.8x
  Forward Year Cash EPS......          5        16.5x  60.0x 31.2x     14.6x

--------
(1) Number of data points out of 11 transactions (excludes information that is not meaningful or not available).

   Based on selected multiples for various financial criteria, this analysis indicated a range of equity values per Share of $25.28 to $44.38. The Offer Price of $32.50 per Share falls within this range.

   Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of the Company, and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Offer and the Merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the Offer and the Merger which would affect the acquisition values of the acquired companies and the Company. In particular, Lehman Brothers considered markets served, rates of growth and profitability of the Company and each of the acquired companies as well as business and market conditions currently existing as compared to those existing when these transactions were executed.

 Stock Trading History

   Lehman Brothers considered the trading prices for the Shares from June 23, 1998 to July 31, 2001. During the year prior to announcement of EDS' May 23, 2001 cash proposal of $27.00 per Share, the closing stock price of the Company ranged from $14.31 to $24.56. During the year prior to August 1, 2001 the closing stock price of the Company ranged from $14.31 to $31.75. The following table summarizes the historical prices one year prior to August 1, 2001 and one year prior to the announcement, and the corresponding premium of the $32.50 Offer Price to each of these price statistics:

                                                     Before the May 23, 2001
                               Before August 1, 2001    Announcement(/1/)
                               --------------------- ---------------------------
                               Company Price Premium Company Price   Premium
                               ------------- ------- --------------  -----------
Offer Price...................    $32.50                $     32.50
1 Day.........................    $31.55       3.0%     $     21.31        52.5%
7 Days Avg....................     31.42       3.4%           20.56        58.0%
30 Days Avg...................     31.26       4.0%           18.83        72.6%
90 Days Avg...................     27.85      16.7%           19.07        70.4%
180 Days Avg..................     23.67      37.3%           18.79        73.0%
1 Year Avg....................     21.21      53.2%           19.23        69.0%
1 Year Median.................     19.70      64.9%           19.05        70.6%
1 Year High...................     31.75       2.4%           24.56        32.3%
1 Year Low....................     14.31     127.1%           14.31       127.1%

--------
(1) The "1 Day" trading date before the announcement was May 23, 2001.

 Transaction Premia

   Lehman Brothers reviewed the premia paid for 26 selected going private transactions, where cash was used as consideration, for transactions greater than $100 million since 1998. Lehman Brothers calculated the premium per share paid by the acquiror for each respective deal, as compared to the average share price of the target company one day, 7 calendar days, 30 calendar days and 90 calendar days prior to the announcement of each selected transaction. This analysis produced the following premia ranges:

                                  Premium Paid over Average
                                          Price for
                                 ---------------------------
                                                 30     90
                                 1 Day  7 Days  Days   Days
                                 ------ ------ ------ ------
                           Low:    9.9%  13.2%  13.1%  13.5%
                          High:  140.0% 136.9% 113.3% 116.0%
                          Mean:   47.0%  48.6%  50.2%  44.1%
                        Median:   41.5%  43.4%  48.6%  42.3%
      Company Share Price Data:  $21.31 $20.56 $18.83 $19.07
          Offer Price ($32.50):   52.5%  58.0%  72.6%  70.4%

   Based on the range of premia, this analysis indicated a range of equity values per Share of $27.48 to $31.33. The Offer Price of $32.50 per Share is above this range.

   In addition, Lehman Brothers reviewed the premia paid for 22 selected full acquisitions not constituting going private transactions in the technology sector, for cash or stock transactions with sizes between $500 million and $3 billion, which were announced between July 1, 2000 and June 30, 2001. Lehman Brothers calculated the premium per share paid by the acquiror, using the acquiror's closing stock price one day prior to the announcement for each respective stock deal, compared to the average share price of the target company (1) one day, (2) 7 calendar days, (3) 30 calendar days and (4) 90 calendar days prior to the announcement. This analysis produced the following premia ranges:

                              Premium Paid over Average
                                      Price for
                             ---------------------------
                                             30     90
                             1 Day  7 Days  Days   Days
                             ------ ------ ------ ------
                       Low:   -3.9%  -5.9%  -7.6%   8.8%
                      High:   94.1% 105.8%  96.2%  64.6%
                      Mean:   42.2%  42.6%  43.3%  40.8%
                    Median:   41.2%  42.4%  46.1%  48.3%
      UGS Share Price Data:  $21.31 $20.56 $18.83 $19.07
       Offer Price ($32.50)   52.5%  58.0%  72.6%  70.4%

   Based on the range of premia, this analysis indicated a range of equity values per Share of $26.84 to $30.30. The Offer Price of $32.50 per Share is above this range.

 Discounted Cash Flow Analysis

   Lehman Brothers performed a discounted cash flow analysis on the projected financial information the Company for the fiscal years 2001 through 2005 based upon operating and financial assumptions, forecasts and other information provided to Lehman Brothers by the management of the Company. Using this information, Lehman Brothers discounted to present (September 30, 2001) value the projected stream of unlevered net income (earnings before interest and after taxes) for the fiscal years 2001 to 2005 as adjusted for : (1) certain projected non-cash items (such as depreciation and amortization); (2) forecasted capital expenditures; and (3) forecasted working capital adjustments. To estimate the residual value of the Company at the end of the forecast period (the "Terminal Value"), Lehman Brothers applied a range of 1.75x to 2.25x multiples to projected fiscal 2005 revenues and 7.5x to 9.5x multiples to fiscal 2005 EBITDA. Lehman Brothers used after tax discount rates of 13% to 17%.

   Based on these discount rates and the range of the terminal values, Lehman Brothers calculated the implied equity value per share of the Shares at approximately $26.86 to $39.73. The Offer Price of $32.50 per Share falls within this range.

   Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Lehman Brothers because of its expertise, reputation and familiarity with the software industry and because its investment banking professionals have substantial experience in transactions comparable to the Offer and the Merger.

   As compensation for its services in connection with its financial analysis, the Company has agreed to pay Lehman Brothers compensation of $2.5 million, a significant portion of will be payable upon consummation of the Offer and the Merger. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with Lehman Brothers' engagement by the Company and to indemnify Lehman Brothers for certain liabilities that may arise out of such engagement.

   In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of the Company and EDS for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

POSITION OF EDS AND THE PURCHASER REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER

   EDS and the Purchaser believe that the consideration to be received by the Company's stockholders (other than EDS and its affiliates) pursuant to the Offer and the Merger is fair to the Company's stockholders (other than EDS and its affiliates). EDS and the Purchaser base their belief on the following factors:

  . the conclusions and recommendations of the Special Committee that each of the Offer and the Merger is fair to and in the best interests of the Company and its stockholders (other than EDS and its affiliates);

  . the fact that the Offer and the Merger and the other terms and conditions of the Merger Agreement were the result of arm's-length, good faith negotiations between the Special Committee and EDS and their respective advisors;

  . the fact that the Special Committee received an opinion from Lehman Brothers that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth in the opinion, the Offer Price to be offered to the holders of Shares (other than EDS and its affiliates) in the Offer and the Merger is fair from a financial point of view to such stockholders;

  . the historical and projected financial performance of the Company and its financial results;

  . the fact that the consideration to be paid in the Offer represents a premium of 52.5% over the reported closing sale price of the Shares on the last full trading day prior to the announcement of the proposed transaction and a premium in excess of 72.6% over the one month average closing sale price prior to such date; and

  . the Offer and the Merger will each provide consideration to the stockholders entirely in cash.

   EDS and the Purchaser did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusions as to fairness. Since EDS intends for the Company to be an ongoing part of EDS' business, no appraisal of liquidation value was sought for purposes of valuing the Shares. Although Greenhill generally assisted EDS in this transaction and, in particular, advised EDS on bidding and negotiating strategies, participated in negotiations with Lehman Brothers and analyzed the Company's projections and assumptions thereto, Greenhill did not deliver a fairness opinion as to the $32.50 per Share to be received by the stockholders of the Company (other than EDS and its affiliates).

REPORTS OF EDS' FINANCIAL ADVISORS

 Greenhill

   In its capacity as advisor to EDS in connection with the Offer, Greenhill prepared and delivered the Greenhill Reports (as defined below) to certain members of the senior management of EDS. Representatives of EDS and the members of the Special Committee determined the amount and the form of consideration through arm's-length negotiations and did not base this determination on any recommendation by Greenhill, although Greenhill provided advice to EDS from time to time during the course of the negotiations. Greenhill was not asked to, and did not, express any opinion as to the fairness of the consideration to be paid by EDS in the Offer and the Merger. EDS engaged Greenhill as financial advisor to EDS and Greenhill did not act as advisor to, or agent of, any other person.

   Greenhill relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of preparing the Greenhill Reports. Accordingly, Greenhill did not attempt to verify the accuracy or completeness of the information supplied by EDS, the Company or obtained through other sources. In addition, Greenhill did not make an independent evaluation or appraisal of the assets and liabilities of the Company and Greenhill was not furnished with any such evaluation or appraisal. The Greenhill Reports were provided solely for the information and assistance of the senior management of EDS in connection with their consideration of a transaction with the Company.

   In connection with preparing the Greenhill Reports, Greenhill reviewed, among other things: Annual Reports on Form 10-K of the Company for the years ended December 31, 2000, December 31, 1999 and December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain other publicly available financial and market information, including publicly available Wall Street research reports. Greenhill also reviewed projections prepared by the Company's management with respect to the Company's future financial performance and held discussions with members of the senior management of the Company and EDS regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and EDS.

   On May 17, 2001, representatives of Greenhill provided to certain members of the senior management of EDS summaries of certain financial information and analyses regarding the Company and the proposed transaction (the "May 22nd Report"), which were discussed at the May 22, 2001 meeting of the EDS Board. Because EDS intended to combine the Company and SDRC into a single product life cycle management ("PLM") software and services division, the May 22nd Report contains certain financial information and analyses regarding SDRC, the proposed acquisition of SDRC and the financial effects of combining the Company and SDRC after the consummation of the acquisition of each of SDRC and the Company.

   The May 22nd Report contains a number of financial analyses, including:

  . Review of the SDRC and Company transaction goals and the rationale for the acquisition of SDRC and the Company.

  . Review of estimated revenue, gross profit, EBIT and net income information for the fourth quarter of 2001 and for the fiscal year 2001, 2002 and 2003 for each of the Company and SDRC based on financial forecasts and other data provided by the management of the Company and SDRC, respectively.

  . Summary pro forma estimated revenue, gross profit, EBIT, net income and margin information for the fourth quarter of 2001 and for the fiscal year 2001, 2002 and 2003 for the Company and SDRC separately and on a combined basis based on financial forecasts and other data provided by the management of the Company and SDRC, respectively.

  . Review of the pro forma impact of the acquisition of the Company and SDRC on EDS' earnings per share under alternative scenarios and using a range of potential purchase prices per Share for the Company. This review indicated that the acquisition of the minority interest in the Company on a stand alone basis would either have no impact or be accretive to EDS' earnings per share by $.01 per share of EDS common stock in the fourth quarter of 2001 and in each year from 2002 to 2005, assuming a $25 purchase price per share of SDRC common stock and a purchase price of $28.00 per Share, and in the fourth quarter of 2001 and in each of 2002 and 2003, assuming a $25 purchase price per share of SDRC common stock and a purchase price in the range of $26.00 to $32.00 per Share.

  . Comparison of the indexed common stock price history for shares of the Company, SDRC and EDS for the past one-year period and for the period since the initial public offering of the Company.

  . Information on the volume of traded shares of the Company for the past one-year period and for the period since the initial public offering of the Company at various prices and on the 30, 60 and 90-day average trading prices of the Company's shares.

   The May 22nd Report also reviewed and compared certain financial information relating to the Company to corresponding financial information and public market multiples as of May 10, 2001 for the following six publicly-traded companies in the PLM industry: Dassault Systemes SA, Cadence Design Systems, Inc., Synopsys, Inc., Parametric Technology Corporation, Mentor Graphics Corporation and Autodesk, Inc. The selected companies were chosen because they are publicly-traded companies with operations that for purposes of analysis, in the judgment of Greenhill, may be considered similar to the Company's business.

   Greenhill compared the following information for the selected companies to that of the Company:

  . Percent of the highest closing price per share for the preceding 52 weeks represented by the closing price per share as of May 10, 2001,

  .  Equity market capitalization and enterprise value as of May 10, 2001,

  . Ratios of price to estimated 2001 and 2002 earnings per share, based on Institutional Brokers Estimate System data,

  . Ratios of enterprise value to estimated 2001 and 2002 revenues, EBITDA and EBIT, and

  . Ratio of price to estimated 2001 earnings per share ratio to the estimated five year cumulative annual growth rate in earnings per share, or EPS, based on Institutional Brokers Estimate System data.

   Greenhill also compared the following operating information for the selected companies to that of the Company:

  .  Estimated revenue for 2001 and 2002,

  .  Estimated growth rates of revenues for 2001 and 2002,

  . Estimated gross margin, EBITDA margin, EBIT margin and net income margin for 2001 and 2002, and

  . Five-year EPS growth, based on Institutional Brokers Estimate System data.

   The information and analysis provided in the May 22nd Report with respect to these selected companies is similar to the information and analysis provided in the comparable analysis presented in the May 31st Report (as defined below) and summarized below, except the analyses contained in the May 31st Report did not include Dassault Systemes SA or Synopsys, Inc. but added SDRC for the reasons described below. Except as otherwise noted, the comparable company analyses in both the May 22nd Report and the May 31st Report were based on historical and projected financial data from publicly available information and from selected publicly available Wall Street research reports.

   Based on the comparable company analysis discussed above and Greenhill's judgment as to which of the comparable companies were most similar to the Company, Greenhill presented in the May 22nd Report a low and high multiple range for enterprise value to 2001 and 2002 estimated EBITDA and EBIT and equity value to 2001 and 2002 estimated net income, each under three sets of estimates. The estimates of 2001 and 2002 EBITDA, EBIT and net income were contained in two sets of projections that were based on projections provided to Greenhill by EDS, and are referred to in the May 22nd Report and the May 24th Reports as the "Management Base Case" and the "Management Upside Case," and were also provided in financial forecasts contained in selected publicly available Wall Street research reports. Utilizing these low and high multiple ranges and estimates, Greenhill derived a low and high implied value per Share:

  . The low and high multiples of enterprise value to EBITDA and EBIT and equity value to net income, utilizing estimated 2001 and 2002 EBITDA, EBIT and net income from the Management Upside Case, implied a mean value per Share of $43.31 and $50.91, respectively.

  . The low and high multiples of enterprise value to EBITDA and EBIT and equity value to net income, utilizing estimated 2001 and 2002 EBITDA, EBIT and net income from the Management Base Case, implied a mean value per Share of $35.41 and $41.70, respectively.

  . The low and high multiples of enterprise value to EBITDA and EBIT and equity value to net income, utilizing estimated 2001 and 2002 EBITDA, EBIT and net income from the information contained in selected publicly available Wall Street research reports, implied a mean value per Share of $33.11 and $39.00, respectively.

  . Excluding the Management Upside Case, the comparable company analysis described above implied a value per Share in the range of $33.11 to $41.70.

   The May 22nd Report also contains a summary of certain information relating to selected transactions in the applications software, Internet services and enterprise software industries. Greenhill's summary of selected transactions compared enterprise value as a multiple of each of latest twelve months, or LTM, revenue, LTM EBITDA and LTM EBIT and next fiscal year (as forecast in selected publicly available Wall Street research reports), or FY revenue, FY EBITDA and FY EBIT. Excluding transactions that for a variety of reasons were not deemed representative, Greenhill observed that (1) the mean and median of LTM revenue multiples were 5.0x and 3.7x, respectively, and the mean and median of FY revenue multiples were 4.7x and 3.0x, respectively, (2) the mean and median of LTM EBITDA multiples were 16.0x and 15.6x, respectively and the mean and median of FY EBITDA multiples were 13.1x and 11.2x, respectively, and (3) the mean and median of LTM EBIT multiples were 29.4x and 26.3x, respectively, and the mean and median of FY EBIT multiples were 24.7x and 18.6x, respectively. Greenhill's summary also included a price to earnings ratio for each of the selected transactions based on LTM EPS and FY EPS. Excluding transactions that for a variety of reasons were not deemed representative, Greenhill observed that the mean and median of LTM EPS ratios were 38.7x and 34.7x, respectively, and the mean of FY EPS ratios were 31.8x and 28.1x, respectively. Finally, Greenhill's summary of selected transactions set forth the premium implied by the final offer price relative to the acquired company's share price one day, one week and one month prior to the announcement of the offer. Greenhill observed that the mean and median premium implied by the final offer price was 41.2% and 36.7%, respectively, relative to the target company's share price one day prior to the announcement, 51.1% and 46.1%, respectively, relative to the target company's share price one week prior to the announcement and 50.7% and 45.6%, respectively, relative to the target's share price one month prior to the announcement.

   Based on the analyses of the selected transactions in the applications software, Internet services and enterprise software industries discussed above and Greenhill's judgment as to which of the selected transactions were most similar to the proposed acquisition transaction with the Company, Greenhill determined a low and high multiple range for enterprise value to each of actual 2000 and estimated 2001 EBITDA and EBIT and equity value to each of actual 2000 and estimated 2001 net income, each under three sets of estimates: the Management Base Case, the Management Upside Case and in financial forecasts contained in selected publicly available Wall Street research reports. Utilizing these low and high multiple ranges and estimates, Greenhill derived a low and high implied value per Share:

  . The low and high multiples of enterprise value to EBITDA and EBIT and equity value to net income, utilizing actual EBITDA, EBIT and net income for 2000, implied a mean value per Share of $43.16 and $49.92, respectively.

  . The low and high multiples of enterprise value to EBITDA and EBIT and equity value to net income, utilizing estimated 2001 EBITDA, EBIT and net income from the Management Upside Case, implied a mean value per Share of $58.12 and $68.36, respectively.

  . The low and high multiples of enterprise value to EBITDA and EBIT and equity value to net income, utilizing estimated 2001 EBITDA, EBIT and net income from the Management Base Case, implied a mean value per Share of $51.21 and $60.31, respectively.

  . The low and high multiples of enterprise value to EBITDA and EBIT and equity value to net income, utilizing estimated 2001 EBITDA, EBIT and net income from the information contained in selected publicly available Wall Street research reports, implied a mean value per Share of $50.55 and $59.55, respectively.

  . Excluding the Management Upside Case, the selected transactions analysis described above implied a value per Share in the range of $43.16 and $60.31.

   The May 22nd Report also provided summaries of the financial terms of various selected transactions involving buyouts of minority stockholders of public companies, including information on the premium implied by the initial offer price relative to the target company's share price one day, one week and four weeks prior to the announcement of the offer. In the analyses, Greenhill selected transactions in which the minority stockholders owned 20% or less of the target company prior to the announcement of a transaction. Greenhill observed that the mean and median premium implied by the initial offer price was 18.5% and 14.6%, respectively, relative to the target company's share price one day prior to the announcement, 26.1% and 22.7%, respectively, relative to the target company's share price one week prior to the announcement and 33.1% and 31.4%, respectively, relative to the target's share price four weeks prior to the announcement.

   Based on the analyses of the selected transactions involving buyouts of minority stockholders of public companies described above and Greenhill's judgment as to which of the precedent transactions were most similar to the proposed acquisition of the Company, Greenhill determined a low and high premium range for the initial offer price relative to the target's stock price one day, one week and one month prior to the transaction announcement. Utilizing these premium ranges and the closing price for the Shares on May 10, 2001, Greenhill derived a mean value range for each Share of between $22.38 and $24.57, representing a premium over the closing price per Share on May 10, 2001 of between 19.4% and 31.1%, respectively.

   Greenhill also provided three discounted cash flow analyses in the May 22nd Report, the first using financial forecasts prepared by selected publicly available Wall Street research reports, the second based on the Management Base Case and the third based on the Management Upside Case. The discounted cash flow analyses determined the discounted present value of the aftertax cash flows generated by the Company from the fourth quarter of 2001 through the end of fiscal year 2005 and then added a terminal value based upon multiples of EBITDA. The aftertax cash flows and terminal values were discounted using a 15% discount rate based on the weighted average cost of capital of the Company and the six publicly-traded companies in the PLM industry and SDRC and other qualitative factors. Greenhill used multiples of 6.0, 7.0 and 8.0 times EBITDA to calculate a range of imputed enterprise values and equity values for each EBITDA multiple.

  . Using financial forecasts prepared by selected publicly available Wall Street research reports, the enterprise values ranged from $686.2 million to $854.0 million and the equity values ranged from $500.7 million to $668.5 million.

  . Using financial forecasts based on the Management Base Case, the enterprise values ranged from $724.3 million to $901.5 million and the equity values ranged from $538.8 million to $716.0 million.

  . Using financial forecasts based on the Management Upside Case, the enterprise values ranged from $1.035 billion to $1.288 billion and the equity values ranged from $849.7 million to $1.102 billion.

   The discounted cash flow analyses described above implied a value range for each Share of between (1) $13.67 and $18.25 using the financial forecasts prepared by selected publicly available Wall Street research reports, (2) $14.71 and $19.54 using the Management Base Case and (3) $23.19 and $30.09 using the Management Upside Case.

   On May 24, 2001, representatives of Greenhill provided to certain members of the senior management of EDS summaries of the financial terms of various selected transactions involving buyouts of minority stockholders of public companies, including information on the premium implied by the initial offer price relative to the target company's share price one day, one week and four weeks prior to the announcement of the offer, a comparison of the final offer price relative to the original offer price in these transactions and information on the stock price performance of the target companies from the date the transaction was announced until the date the tender offer was commenced (the "May 24th Report"). In addition to making certain observations concerning the mean and median premium implied by the initial offer price relative to the target company's share price one day, one week and four weeks prior to the announcement of the offer, which were substantially similar to the observations contained in the May 22nd Report, Greenhill observed in the May 24th Report that the mean increase in the final offer price relative to the original offer price was 17.6%.

   On May 31, 2001, representatives of Greenhill provided certain members of the senior management of EDS with an additional report containing summaries of certain financial information and analyses regarding the Company and the proposed transaction relating to some of the matters discussed in the May 22nd Report and the May 24th Report (the "May 31st Report" and, together with the May 22nd Report and the May 24th Report, the "Greenhill Reports"). The summary of the analyses contained in the May 31st Report set forth below is therefore limited to the material differences with, and additions to, the May 22nd Report and May 24th Report.

   In the May 31st Report, Greenhill provided an explanation of why it believed that the Company should trade at a discount to comparable public companies in the PLM sector. Greenhill's view was based on the following factors:

  . The Company's management projected reductions in the growth rate of the Company's sales and in operating margins;

  . The Company's relatively small size in comparison to its principal competitors made maintenance of competitive levels of research and development spending difficult to sustain and limited the ability of the Company to offer clients a competitive range of products;

  . The Company's strongest product offerings were in the CAD/CAM market which was projected to grow more slowly than other segments of the PLM market; and

  . The Company had failed to make investments necessary to achieve critical mass in the high growth PLM market.

   The May 31st Report also stated Greenhill's view that other transactions involving public companies in the applications software, Internet services and enterprise software industries were not necessarily relevant in analyzing the transaction with the Company because, as an 86% shareholder, EDS already had effective control of the Company and should not be paying for control or the corresponding ability to generate any additional synergies from the transaction. In addition, Greenhill observed that the Company had no financially prudent opportunity to engage in the SDRC Transaction on its own.

   The May 31st Report also updated the analyses contained in the May 22nd Report which reviewed and compared certain financial and operating information relating to the Company to corresponding financial and operating information and public market multiples for selected publicly-traded companies in the PLM industry. A description of the comparable company analyses, which are summarized in tabular form below, is set forth in the summary of the May 22nd Report except as described below. The comparable company analyses presented in the May 31st Report included the following five publicly-traded companies:
Cadence Design Systems Inc., Parametric Technology Corporation, Mentor Graphics Corporation, Autodesk, Inc. and SDRC.

  . Greenhill removed Dassault Systemes SA from the comparable company analyses due to a number of factors including its unusual product delivery model and its investor base comprised largely of French institutional investors. These factors combined to make Dassault Systemes SA's market valuation and trading history not comparable in the judgment of Greenhill to the other publicly-traded companies used in the analyses.

  . Greenhill removed Synopsys, Inc. from the comparable company analyses because a large portion of Synopsys' revenue was attributable to the computer chip engineering business and the Company derived minimal revenues from this market.

  . Greenhill added SDRC to the comparable company analyses because of the overlapping PLM-industry focus, but used share price data for SDRC from periods prior to the announcement of EDS' proposed acquisition of SDRC.

   For the comparable company analyses contained in the May 31st Report, Greenhill compared information similar to the information described above for the May 22nd Report, except the share prices used were the closing prices per share on May 25, 2001 instead of May 10, 2001 and the highest closing price per share for the preceding 52 weeks took into account the 52 weeks ending May 25, 2001 instead of May 10, 2001.

   The results of these analyses are summarized as follows:

                                                                          Enterprise Value
                                                           -----------------------------------------------
                                  % of
                           Price   52                       Price/EPS    Revenue     EBITDA       EBIT     2001EPE/
                          5/25/20 Week   Equity Enterprise ----------- ----------- ----------- ----------- 5-Yr.EPS
    Company (Ticker)       2001   High   Value    Value    2001E 2002E 2001E 2002E 2001E 2002E 2001E 2002E Gr.Rate
    ----------------      ------- -----  ------ ---------- ----- ----- ----- ----- ----- ----- ----- ----- --------
Cadence Design Systems
 (CDN)..................  $23.60   72.2% $6,281   $6,195   28.3x 21.1x 4.1x  3.4x  14.2x  9.8x 32.3x 18.3x  1.53x
Parametric Technology
 (PMTC).................   12.70   74.7%  3,427    3,139   30.8x 23.2x 3.1x  2.8x  15.6x 11.6x 27.5x 18.0x  2.06x
Mentor Graphics (MENT)..   28.94   86.1%  2,058    1,955   23.4x 18.9x 2.9x  2.6x  13.8x 11.7x 17.4x 14.6x  1.05x
Autodesk (ADKS).........   33.46   79.7%  1,866    1,762   15.3x 12.6x 1.7x  1.5x   7.7x  6.4x 11.5x  9.2x  0.79x
Structural Dynamics
 Research Corp. (SDRC)..   17.56   72.0%    664      525   27.7x 22.9x 1.1x  1.0x   8.2x  7.5x 20.3x 16.8x  2.24x
                                                    Mean   25.1x 19.7x 2.6x  2.3x  11.9x  9.4x 21.8x 15.4x  1.53x
                                                  Median   27.7x 21.1x 2.9x  2.6x  13.8x  9.8x 20.3x 16.8x  1.53x
Unigraphics Solutions
 (UGS)..................  $27.00  109.9% $1,007   $1,181   16.3x 18.1x 1.9x  1.8x   8.3x 10.1x 10.5x 12.3x  0.79x

                                                                                                              R&D
                                      Revenue      Gross      EBITDA                                         (% of
                       Revenue        Growth      Margin      Margin    EBIT Margin Net Margin    5-Yr.     Sales)
                  ----------------- ----------- ----------- ----------- ----------- -----------  EPS Gr.  -----------
Company (Ticker)   2001E    2002E   2001E 2002E 2001E 2002E 2001E 2002E 2001E 2002E 2001E 2002E Rate(/1/) 2001E 2002E
----------------  -------- -------- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- --------- ----- -----
Cadence Design
 Systems (CDN)..  $1,503.9 $1,801.9 17.5% 19.8% 73.4% 73.0% 28.9% 35.0% 12.7% 18.8%  8.4% 13.1%   18.6%   19.4% 17.4%
Parametric
 Technology
 (PMTC).........   1,019.1  1,139.5  7.9% 11.8% 75.1% 76.9% 19.7% 23.8% 11.2% 15.3%  8.3% 11.2%   15.0%   14.7% 14.0%
Mentor Graphics
 (MENT).........     680.1    764.3 15.3% 12.4% 80.8% 81.2% 20.8% 21.8% 16.5% 17.5% 12.1% 13.0%   22.3%   20.8% 20.5%
Autodesk
 (ADKS).........   1,025.9  1,145.8 10.7% 11.7% 83.2% 83.5% 22.3% 24.1% 15.0% 16.7% 10.1% 11.7%   17.0%   18.2% 18.1%
Structural
 Dynamics
 Research Corp.
 (SDRC).........     480.1    520.5  6.2%  8.4% 55.0% 56.0% 13.3% 13.5%  5.4%  6.0%  5.0%  5.6%   12.3%   19.0% 19.0%
                               Mean 11.5% 12.8% 73.5% 74.1% 21.0% 23.6% 12.2% 14.9%  8.8% 10.9%   17.0%   18.4% 17.8%
                             Median 10.7% 11.8% 75.1% 76.9% 20.8% 23.8% 12.7% 16.7%  8.4% 11.7%   17.0%   19.0% 18.1%
Unigraphics
 Solutions
 (UGS)..........  $  617.3 $  660.2 17.4%  6.9% 71.2% 70.3% 23.1% 17.8% 18.3% 14.6% 10.0%  8.4%   20.0%   16.2% 17.0%

   Utilizing the comparable company analysis discussed above and financial forecasts contained in selected publicly available Wall Street research reports, Greenhill repeated the calculation performed in the May 22nd Report to determine an implied value per Share which resulted in a valuation per Share of between $19.75 and $30.72 in comparison to the previous analysis which implied a value per Share of between $33.11 and $39.00. Greenhill did not repeat the analyses contained in the May 31st Report for the Management Base Case and the Management Upside Case because it believed that using financial forecasts prepared by management and applying public market multiples of enterprise value to EBITDA and EBIT and equity value to net income was not appropriate as public market multiples were based solely on financial forecasts contained in publicly available research reports and not on non-public management forecasts.

   The May 31st Report also contained a valuation matrix analysis not included in the May 22nd Report. The valuation matrix analysis set forth a range of acquisition prices per Share from $27.00 to $34.00 and calculated the following items:

  . the premium that each of the per Share acquisition prices represented over the Company's Share price one day and one month after the announcement of an offer assuming the announcement date was April 26, 2001, which was a date one month prior to the date on which Greenhill prepared the analyses,

  . the imputed enterprise value and equity value of the Company for each of the per Share acquisition prices, and

  . the multiple of imputed enterprise value and equity value to estimated EBITDA and net income for 2001 and 2002 using estimated EBITDA and net income from both the Management Base Case and forecasts contained in selected publicly available Wall Street research reports.

   The results of these analyses are summarized as follows:

                                                     Management Base Case        Street Base Case
                                                   ------------------------- -------------------------
                                                    Enterprise     Equity     Enterprise     Equity
                                                      Value /      Value /      Value /      Value /
                                                      EBITDA     Net Income     EBITDA     Net Income
 Share   One Day One Month              Enterprise  ----------   ----------   ----------   ----------
 Price   Premium  Premium  Equity Value   Value    2001E  2002E  2001E 2002E 2001E  2002E  2001E 2002E
 -----   ------- --------- ------------ ---------- ------ ------ ----- ----- ------ ------ ----- -----
                                                   $144.7 $131.8 $62.7 $64.4 $142.9 $117.3 $61.9 $55.6
 $21.31    0.0%    19.1%     $  784.1    $  958.1    6.6x   7.3x 12.5x 12.2x   6.7x   8.2x 12.7x 14.1x
  27.00   26.7%    50.8%      1,006.8     1,181.8    8.2x   9.0x 16.1x 15.6x   8.3x  10.1x 16.3x 18.1x
  28.00   31.4%    56.4%      1,046.6     1,220.6    8.4x   9.3x 16.7x 16.3x   8.5x  10.4x 16.9x 18.8x
  29.00   36.1%    62.0%      1,086.4     1,260.4    8.7x   9.6x 17.3x 16.9x   8.8x  10.7x 17.5x 19.6x
  30.00   40.8%    67.6%      1,126.2     1,300.1    9.0x   9.9x 18.0x 17.5x   9.1x  11.1x 18.2x 20.3x
  31.00   45.5%    73.2%      1,166.0     1,339.9    9.3x  10.2x 18.6x 18.1x   9.4x  11.4x 18.8x 21.0x
  32.00   50.2%    78.8%      1,205.8     1,379.7    9.5x  10.5x 19.2x 18.7x   9.7x  11.8x 19.5x 21.7x
  33.00   54.9%    84.4%      1,245.6     1,419.5    9.8x  10.8x 19.9x 19.4x   9.9x  12.1x 20.1x 22.4x
  34.00   59.5%    89.9%      1,285.4     1,459.3   10.1x  11.1x 20.5x 20.0x  10.2x  12.4x 20.8x 23.1x

   The preceding discussion is a summary of information contained in the Greenhill Reports but does not purport to be a complete description of the Greenhill Reports or the analyses performed by Greenhill. The preparation of the Greenhill Reports was a complex process involving subjective judgments and is not necessarily susceptible to summary description. Selecting portions of the Greenhill Reports or of the summary set forth above, without considering the Greenhill Reports as a whole, could create an incomplete and misleading view of the Greenhill Reports and Greenhill's analyses. No company or transaction used in the above analyses as a comparison is directly comparable to EDS or the Company or the contemplated transaction. The analyses were prepared by Greenhill solely for the purpose of providing the Greenhill Reports to the senior management of EDS. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of EDS, the Company, Greenhill or any other person assumes responsibility if future results are materially different from those forecast.

   Greenhill, as part of its merchant banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other transactions. Greenhill has acted as financial advisor to EDS in connection with a number of prior and ongoing transactions. Greenhill may also provide financial advisory or other merchant banking services to EDS in the future. EDS selected Greenhill as its financial advisor because it is a prominent merchant bank with relevant qualifications, experience and expertise including substantial experience in merger and acquisition transactions.

   EDS engaged Greenhill to act as its financial advisor and to serve as Dealer Manager in connection with the Offer and the Merger. Pursuant to the terms of the engagement letter, EDS has agreed to pay Greenhill as compensation for its services as financial advisor in connection with the Offer a fee of $1,000,000 upon and subject to the closing of the Offer and the Merger. EDS has also agreed to reimburse Greenhill for travel and other out-of-pocket expenses incurred in connection with the Offer and the Merger (including the reasonable fees and expenses of its legal counsel) and to indemnify Greenhill against certain liabilities, including liabilities under the federal securities laws.

   Copies of the May 22nd Report, May 24th Report and May 31st Report have been filed as Exhibits (c)(3), (c)(4) and (c)(5), respectively, to the Schedule TO filed by EDS and the Purchaser and are incorporated herein by reference. The foregoing summary does not purport to be a complete description of the analyses performed by Greenhill and is qualified by reference to the Greenhill Reports filed as exhibits to the Schedule TO, which is available electronically at the SEC's Web site at http://www.sec.gov. Copies of the Greenhill Reports are available for inspection and copying at the principal executive offices of the Company during regular business hours by any stockholder of the Company, or a stockholder's representative who has been so designated in writing. Copies of the Greenhill Reports shall be provided by the Company to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder or representative.

 DKW

   In its capacity as a financial advisor to EDS on the SDRC Transaction, DKW considered, on a preliminary basis, the possibility that EDS could acquire the minority interest in the Company, and the possible implications of such an acquisition. In that context, DKW prepared certain discussion materials dated April 20, 2001 (the "DKW Materials") outlining possible structures for an acquisition of SDRC. In connection with preparing the DKW Materials, DKW reviewed, among other things: Annual Reports on Form 10-K of the Company for the years ended December 31, 2000, December 31, 1999 and December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain other publicly available financial and market information, including publicly available Wall Street research reports. DKW also reviewed projections prepared by the Company's management with respect to the Company's future financial performance and held discussions with members of the senior management of the Company and EDS regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and EDS.

   As part of DKW's review of possible structures for the SDRC Transaction, the DKW Materials indicated that an acquisition by EDS of the minority interest in the Company, as a stand-alone transaction, would be accretive to EDS' earnings per share in 2002 and 2003, but by no more than $.02 per EDS share, at various illustrative acquisition premiums, whether the form of consideration paid to the Company's shareholders was cash or EDS common stock. DKW was not retained by any party to advise on the acquisition of the minority interest in the Company.

   The foregoing summary of the contents of the DKW Materials does not purport to be a complete description of the analyses performed by DKW and is qualified in its entirety by reference to the full text of the DKW Materials filed with the SEC as Exhibit (c)(6) to the Schedule TO, which is available electronically at the SEC's Web site at http://www.sec.gov. Copies of the DKW Materials are available for inspection and copying at the principal executive offices of the Company during regular business hours by any stockholder of the Company, or a stockholder's representative who has been so designated in writing. Copies of the DKW Material shall be provided by the Company to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder or representative.

   DKW relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of preparing the DKW Materials. Accordingly, DKW did not attempt to verify the accuracy or completeness of the information supplied by EDS, the Company or obtained through other sources. In addition, DKW did not make an independent evaluation or appraisal of the assets and liabilities of the Company, and DKW was not furnished with any such evaluation or appraisal. The DKW Materials were provided solely for the information and assistance of the senior management of EDS in connection with their consideration of the SDRC Transaction.

PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF EDS FOR THE OFFER AND THE MERGER

   The Company was incorporated in Delaware on October 2, 1997. Pursuant to a reorganization effective as of January 1, 1998, the Company became the successor to the mechanical computer-aided design business of EDS. Between January 1, 1998 and June 23, 1998, the Company operated as a direct, wholly owned subsidiary of EDS. In June 1998, the Company sold approximately 13.8% of its outstanding equity in an initial public offering of Class A Common Stock.

   EDS approved the sale of a portion of its equity in the Company among other reasons to unlock the value of EDS' interest in the Company, which management of EDS believed was not fully reflected in the price of EDS common stock. At the time of the public offering, the equity of comparable software companies was generally valued at a higher multiple of earnings than was the equity of technology services companies.

   By virtue of a sale of a portion of the Company's equity to the public, EDS believed that a market value for the Company would be established at a multiple of earnings similar to those of comparable software companies, and this value would be ascribed to EDS' ownership interest in the Company, and reflected in the price of EDS common stock. Further, EDS believed that the higher level of transparency with respect to the Company's results and earnings potential as a result of the public float would result in a more reliable valuation of the Company.

   In addition, it was believed that having the equity in the Company publicly traded would facilitate the attraction and retention of management. With the ability to issue options on its own publicly traded equity, as opposed to options to acquire stock in EDS, the Company would be in a position to offer employees performance-based compensation, the value of which would be more directly related to the results of operations of the Company, as compared with the results of operations of the much larger EDS.

   A public offering also provided funds to the Company to repay $105 million borrowed from EDS to finance the acquisition of its Solid Edge and EMS product lines.

   Since the Company's initial public offering, several factors have changed EDS' position with respect to its equity interest in the Company. First, EDS believes that the relatively small number of Shares owned by the public (the public float) has had a negative effect on the ability to attract large institutional investors. This limits the upside potential of the Shares compared to more broadly-held equities, as well as the use of the Shares to attract and retain talent.

   Second, industry consolidation has resulted in customers preferring to do business with larger, better capitalized, software companies with more diverse product lines. While the Company Board has encouraged management to pursue a growth plan, the Company's ability to grow by acquisition is constrained by its lack of a satisfactory acquisition currency. The ability to borrow funds on financially sound bases for acquisitions large enough to impact customer perceptions is limited. Moreover, the use of stock as a currency for these types of acquisitions is also limited. It would result in EDS failing to own the 80% of the total voting power and value of the outstanding equity that is required in order for the Company to be included in EDS' consolidated group for federal income tax purposes, something that EDS, as a stockholder, is unwilling to approve.

   Third, although following its initial public offering the Company's Shares have at times reflected the higher multiples for comparable software companies, since the beginning of 2000, the Company's multiples have generally traded below that of comparable software companies. EDS believes this reflects both the overhang of EDS' approximately 86% ownership position in the equity of the Company, as well as a number of operational challenges. These include lower research and development spending and smaller product scale and scope, as compared with those of the Company's principal competitors, as well as a projected decline in sales growth.

   EDS also believes that, by acquiring the outstanding Shares of the Company, EDS will be able to achieve operational efficiencies while eliminating a potential source of conflicts of fiduciary duties. For example, the cross-selling opportunities between the Company's and EDS' customers and services and software products will be made easier with the greater operational flexibility inherent in not having a public minority interest. In addition, causing the Company to be privately held will eliminate or reduce certain general and administrative expenses and the use of management time that is necessary to conduct business as a publicly held company. In particular, acquiring the outstanding Shares will substantially reduce the costs associated with the Company's reporting obligations under the federal securities laws.

   On May 23, 2001, EDS entered into an Agreement and Plan of Merger (the "SDRC Agreement") with SDRC. SDRC is a provider of complete software solutions for product design and collaborative product management. Pursuant to the SDRC Agreement, a wholly owned acquisition subsidiary of EDS will be merged with and into SDRC such that SDRC will survive the merger as a wholly owned subsidiary of EDS. The decision by EDS to acquire SDRC catalyzed EDS to proceed with the Offer at this time, although neither the Offer nor the Merger is conditioned upon the closing of the acquisition of SDRC, and the closing of SDRC Agreement is not conditioned upon the closing of the Offer or the Merger. EDS believes it would have determined to make an offer to acquire the remaining equity in the Company regardless of whether it had reached an agreement to acquire SDRC, although the timing of when that offer would have been made is unclear. The determination to proceed with the Offer and the Merger at this time would also, in the view of EDS, afford the Company's stockholders an opportunity to dispose of their Shares at a significant premium over market prices prior to the announcement of the Offer.

   If the acquisition of SDRC is concluded, the consummation of the Merger after the Offer will also permit EDS to obtain synergies and operational efficiencies of combining the two software businesses, and create a larger business with more diverse product lines.

   The acquisition of Shares has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the public stockholders to EDS and provide stockholders with cash for all of their Shares.

PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE
OFFER

   Upon completion of the Offer, EDS and the Purchaser intend to effect the Merger in accordance with the Merger Agreement. See "Special Factors--The Merger Agreement."

   As discussed under "Special Factors--Purpose and Structure of the Offer and the Merger; Reasons of EDS for the Offer and the Merger," on May 23, 2001, EDS agreed to acquire SDRC. Upon consummation of the acquisition of SDRC and the Merger, EDS will establish a new line of business by combining the businesses of SDRC and the Company. Both the domestic and international businesses of the Company and SDRC will be managed under a single consolidated management structure. EDS also anticipates changing the composition and decreasing the size of the Company Board.

   Depending on the results of a review of domestic and international tax considerations, EDS may also combine some or all of the legal entities constituting the businesses of the Company and SDRC with each other and with those of EDS. These may be effected by mergers, liquidations, reorganizations, conveyances of assets, or other methods of combination under local laws.

   Except for its plans with respect to SDRC as described above and elsewhere in this Offer to Purchase, EDS has no current plans or proposals or negotiations which relate to or would result in: (1) other than the Merger, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (2) any purchase, sale or transfer of a material amount of assets of the Company; (3) any change in the management of the Company or any change in any material term of the employment contract of any executive officer of the Company; or (4) any other material change in the Company's corporate structure or business.

   Nevertheless, EDS may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order to best organize and integrate the activities of the Company, SDRC and EDS.

   As a result of the Offer, the direct and indirect interest of EDS in the Company's net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following consummation of the Merger, EDS' indirect interest in such items will increase to 100% and EDS and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value and the right to elect all members of the Company Board. Similarly, EDS will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger.

   As a result of the Merger, each option (other than options held by non-employee directors of the Company) to purchase shares of Class A Common Stock vested and outstanding immediately prior to the Merger and each option held by non-employee directors of the Company, whether vested or unvested, will be canceled in exchange for cash equal to the difference between the Offer Price and the exercise price per share of that option. Each unvested option (other than options held by non-employee directors of the Company) to purchase shares of Class A Common Stock outstanding immediately prior to the Merger, which does not vest as a result of the Merger, will be canceled in exchange for, at EDS' option, either (1) cash equal to the difference between the Offer Price and the exercise price per share of that option or (2) an amount of cash equal to 25% of the amount described in (1) above plus an option to purchase EDS common stock with a Black-Scholes value equal to 75% of the amount described in (1) above.

   EDS currently intends to exchange unvested options (other than options held by non-employee directors of the Company) for the consideration described in
(2) above. However, in any individual case, EDS may elect to exchange the unvested options for the consideration described in (1) above, as a result of applicable tax, securities and other local laws in domestic and foreign jurisdictions.

   The Company's Employee Stock Purchase Plan (the "ESPP") was terminated effective as of the date of the Merger Agreement. Cash balances remaining in the accounts of participants will be refunded and Shares previously purchased under the plan will be entitled to the Offer Price.

   Pursuant to the Company's Executive Deferral Plan (the "EDP"), officers of the Company have deferred a portion of their compensation. Under Rules for the 2000 Plan Year (the "Rules"), amounts deferred under the EDP are credited with an alternative rate of return elected by each participant based on either the 30-year U.S. Treasury bond yield rate (the "Fixed-Income Equivalent") or Shares (the "Stock Equivalent"). Amounts credited with the Fixed-Income Equivalent rate of return are distributed in cash upon termination of employment or other specified events, and amounts credited with the Stock Equivalent rate of return are distributed in Shares. The Rules have been amended to eliminate the Stock Equivalent rate of return, provide that all amounts deferred under the EDP will be credited with the Fixed-Income Equivalent rate of return and provide that all distributions will be in cash.

   Pursuant to the Company's 401(k) Plan, contributions have been made to individual accounts by or on behalf of certain employees of the Company. Each participant's contributions and account are invested as directed by the participant in various investment funds made available by the Company, including the Unigraphics Solutions Inc. Stock Fund (the "Stock Fund"), which holds Shares. The 401(k) Plan has been amended, effective August 14, 2001, to prohibit any additional investment in the Stock Fund. Each participant in the 401(k) Plan may instruct the plan's trustee to tender the Shares held by the Stock Fund and receive the Offer Price for such Shares. If such Shares are not tendered, such participant will be entitled to receive the same consideration in the Merger for such Shares as soon as practicable following the Effective Time in accordance with the terms of the Merger Agreement. The consideration received for such Shares by the trustee for each participant's account will be reinvested in a money market fund available under the 401(k) Plan, subject to subsequent direction by the participant, and the Stock Fund will thereupon cease to be an investment fund available under the 401(k) Plan.

   Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion on the New York Stock Exchange (the "NYSE"). If the Merger is consummated, the Shares will no longer be listed on the NYSE. In addition, the registration of the Shares under the Exchange Act is expected to be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Accordingly, following the Merger there may be no publicly-traded common stock of the Company outstanding. See "The Offer--Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Securities."

THE MERGER AGREEMENT

   The following is a summary of the material provisions of the Merger Agreement, which is attached as Annex A to this Offer to Purchase. Such summary is not a complete description and is qualified in its entirety by reference to the Merger Agreement. Capitalized terms not otherwise defined in the following summary or elsewhere in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

   The Offer. The Merger Agreement provides for the making of the Offer. The Merger Agreement provides that EDS will cause the Purchaser to commence the Offer as promptly as practicable, but in no event later than 15 business days from the public announcement by EDS and the Company of the Merger Agreement. Subject to applicable SEC regulations, the Purchaser (i) shall not be required to purchase, (ii) may delay the payment for, and (iii) may terminate the Offer as to any Shares not already paid for if any of the events described in "The Offer--Conditions to the Offer" occur at any time on or after August 2, 2001.

   Although the Purchaser has expressly reserved the right to amend or make changes to the terms and conditions of the Offer, the Purchaser agreed in the Merger Agreement that it will not, without prior written consent of the
Company: (i) decrease the Offer Price or change the form of the consideration payable in the Offer; (ii) impose any additional conditions to the Offer from those described below in "The Offer--Conditions to the Offer," or (iii) otherwise amend the Offer in a manner that would adversely affect holders of Shares.

   The "Initial Expiration Date" of the Offer will be Midnight on September 18, 2001. The Purchaser has the right to extend the Offer beyond the Initial Expiration Date in the following events:

  . from time to time if, at the Initial Expiration Date (or an extended expiration date, if applicable), any of the conditions to the Offer have not been satisfied or waived;

  .  for any period required by the SEC or applicable law;

  . for an aggregate of ten business days (for all such extensions) if all of the conditions to the Offer have been satisfied or waived but the number of Shares validly tendered and not withdrawn (together with such number of Shares as may be issued upon conversion of the shares of Class B Common Stock owned by EDS) is insufficient to result in the Purchaser owning at least 90% of the Shares then outstanding; or

  . pursuant to an amendment to the Offer providing for a "subsequent offering period" not exceeding 20 business days, to the extent permitted under, and in compliance with, Rule 14d-11 of the Exchange Act.

   Recommendation. Each of the Special Committee and the Company Board has (i) approved and declared advisable the Offer, the Merger Agreement and the Merger; (ii) determined that the Offer, the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (other than EDS and its affiliates); and (iii) resolved to recommend that the Company's stockholders accept the Offer, tender their Shares pursuant thereto and approve and adopt the Merger Agreement and the Merger, if submitted for their approval. However, this recommendation may be withdrawn or modified to the extent that the Company Board, based on the recommendation of the Special Committee, determines in good faith, after consultation with outside counsel, that such withdrawal or modification is required in order to satisfy the Company Board's fiduciary duties to the Company's stockholders under applicable law.

   The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, the Purchaser will be merged with and into the Company. As soon as practicable, and in no event later than three business days, after the satisfaction or waiver of the conditions set forth in Article VIII of the Merger Agreement, as described below in "--Conditions to the Merger" (or on such other date as the parties to the Merger Agreement agree to in writing), EDS, the Purchaser and the Company shall cause the Merger to be consummated by filing a certificate of merger or a certificate of ownership and merger (the "Merger Certificate") with the Secretary of State of the State of Delaware in accordance with the DGCL. The filing of the Merger Certificate or such later time as may be agreed to by the parties to the Merger Agreement and set forth in the Merger Certificate shall be the "Effective Time" of the Merger.

   As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will be the surviving corporation (the "Surviving Corporation"), with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. The certificate of incorporation and bylaws of the Purchaser as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation and bylaws. The individuals serving as directors of the Purchaser and officers of the Company at the Effective Time will be the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law.

   At the Effective Time, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares of holders exercising dissenters' rights, as described below in "Special Factors--Appraisal Rights," and Shares to be canceled as provided in (ii) below) will be converted into the right to receive the Merger Consideration; (ii) each Share held in the treasury of the Company or owned by EDS or any direct or indirect wholly owned subsidiary of EDS or the Company immediately prior to the Effective Time will be canceled, and no payment or distribution will be made with respect to such Shares; and (iii) each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock, par value $.01 per share, of the Surviving Corporation.

   Agreements of the Purchaser and the Company. The Merger Agreement provides that if, as a result of the purchase of Shares pursuant to the Offer, the Purchaser owns in the aggregate at least 90% of the Shares outstanding upon completion of the Offer and EDS continues to hold at least 90% of the outstanding Class B Common Stock, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after satisfaction or waiver of the conditions to the Merger set forth in Article VIII of the Merger Agreement, as described below in "--Conditions to the Merger," without a meeting of stockholders in accordance with Section 253 of the DGCL. Such method is referred to herein as a "Short-Form Merger." However, if as a result of the purchase of Shares pursuant to the Offer, EDS owns in the aggregate less than 90% of the Shares outstanding and the conversion by EDS of shares of Class B Common Stock into shares of Class A Common Stock would result in EDS and the Purchaser owning in the aggregate 90% or more of the Shares, EDS has agreed to convert such number of shares of Class B Common Stock into Shares and contribute such Shares to the Purchaser to the extent that, after giving effect to such conversion, the Purchaser will own in the aggregate the number of Shares necessary to effect a Short-Form Merger.

   Treatment of Options and ESPP. Each option to purchase shares of Class A Common Stock (other than options held by non-employee directors of the Company) vested and outstanding immediately prior to the Merger and each option held by the Company's non-employee directors, whether vested or unvested, will be canceled in exchange for cash equal to the difference between the Offer Price and the exercise price per Share of that option. Each unvested option (other than options held by non-employee directors of the Company) to purchase shares of Class A Common Stock outstanding immediately prior to the Merger, which does not vest as a result of the Merger, will be canceled in exchange for, at EDS' option, either (i) cash equal to the difference between the Offer Price and the exercise price per Share of that option or (ii) an amount of cash equal to 25% of the amount described in (i) above plus an option to purchase EDS common stock with a Black-Scholes value equal to 75% of the amount described in (i) above.

   EDS currently intends to exchange unvested options (other than options held by non-employee directors of the Company) for the consideration described in
(ii) above. However, in any individual case, EDS may elect to exchange the unvested options for the consideration described in (i) above, as a result of applicable tax, securities and other local laws in domestic and foreign jurisdictions.

   The Company's ESPP was terminated effective as of the date of the Merger Agreement. Cash balances remaining in the accounts of participants will be refunded and Shares previously purchased under the plan will be entitled to the Offer Price.

   Stockholders' Meeting and Information Statement. Pursuant to the Merger Agreement, if required by law in order to consummate the Merger, (a) the Company will take all action necessary to seek approval of the Merger and adoption of the Merger Agreement, by written consent of the stockholders of the Company or by calling a special meeting of stockholders if required by the Company's certificate of incorporation or Delaware law, as promptly as practicable, and (b) as promptly as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer, EDS, the Purchaser and the Company will prepare, and the Company will file with the SEC, a proxy statement, consent solicitation statement or information statement (referred to herein as an "Information Statement") relating to the Merger to seek approval and adoption of the Merger Agreement. If a vote or consent of the stockholders of the Company is necessary to effect the Merger, EDS has agreed in the Merger Agreement to consent to or to vote or cause to be voted all shares of the Company's common stock owned by it in favor of, the approval and adoption of the Merger Agreement and the Merger. If an Information Statement is required, the Company has agreed that, subject to the fiduciary duties of the Company Board and the Special Committee, such Information Statement will include the recommendation of the Company Board and the Special Committee that the stockholders of the Company approve and adopt the Merger Agreement.

   Certain Covenants. The Company has agreed that, prior to the Effective Time, the Company will, and will cause its subsidiaries to: (i) operate its business in the usual and ordinary course consistent with past practices, (ii) use its reasonable best efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations, (iii) use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and (iv) take no action with respect to options to purchase stock of the Company that would result in an acceleration of vesting of such stock options in connection with the execution and delivery of the Merger Agreement or the consummation of any transactions contemplated thereby or otherwise.

   Pursuant to the Merger Agreement, the Company has agreed to impose certain specific restrictions, subject to exceptions described in the Merger Agreement, on itself and its subsidiaries effective from the date of the Merger Agreement until the Effective Time. These include restrictions on:

  . changes to employment, compensation or employee benefit arrangements with directors and executive officers;

  . the payment of dividends or other distributions other than regular quarterly dividends;

  . redemptions, purchases or exchanges of capital stock, reorganizations or recapitalization of the Company, or any split or combination of the Company's capital stock;

  . the issuance of capital stock of the Company, securities convertible into capital stock or rights, warrants or options to purchase capital stock, or the amendment of existing rights, warrants or options;

  .  making significant acquisitions, disposals or investments; and

  .  amendments to the Company's certificate of incorporation or bylaws.

   The Company has agreed to give prompt notice to EDS and the Purchaser of the occurrence or nonoccurrence of: (i) any event causing a representation or warranty contained in the Merger Agreement to be untrue or inaccurate or any event causing a covenant or condition not to be complied with; and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement under the Merger Agreement. The Company has also agreed to give EDS and the Purchaser prompt written notice of any proposal, offer or other communication from any person: (x) relating to the acquisition of substantially all of the capital stock or assets of the Company; (y) to enter into any business combination with the Company or any of its subsidiaries; or
(z) to enter into any other extraordinary business transaction involving the Company or any of its subsidiaries.

   The parties to the Merger Agreement have agreed that the certificate of incorporation of the Surviving Corporation will contain the provisions relating to the indemnification of officers and directors currently contained in the certificate of incorporation of the Company and that, for a period of six years after the Effective Time, such provisions will not be modified in any way that adversely affects the rights of individuals who were, at or prior to the Effective Time, officers or directors of the Company in respect of actions or omissions occurring at or prior to the Effective Time. From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company and of each subsidiary of the Company, and each individual who served as a director, officer, trustee, partner, fiduciary, employee or agent of another entity at the request of the Company against all liabilities in respect of acts or omissions occurring at or before the Effective Time (including the transactions contemplated by the Merger Agreement). For six years from the Effective Time, EDS has agreed to provide directors' and officers' liability insurance covering those persons who are currently covered by the directors' and officers' liability insurance policy currently provided for directors and officers of the Company on terms comparable to such existing coverage, provided that EDS has no obligation to provide or maintain levels of coverage in excess of those to which directors and officers of EDS are at the time entitled. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the indemnification and insurance obligations of the Surviving Corporation discussed in this paragraph.

   Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto including representations by the Company with respect to, among other things:

     .  its organization and qualification and that of its subsidiaries;

     .  its certificate of incorporation and bylaws;

     .  capitalization;

     .  authority relative to the Merger Agreement;

     .  no conflicts;

     .  required filings and consents;

     .  SEC filings;

     .  absence of certain changes or events;

     .  absence of litigation;

     .  ERISA and employment contracts;

     .  undisclosed liabilities;

     .  brokers; and

     .  opinion of financial advisor.

Certain representations and warranties in the Merger Agreement are qualified as to "materiality" or "Material Adverse Effect" on the Company. For purposes of the Merger Agreement, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the financial condition, assets, liabilities, business, operations or earnings of the Company and its subsidiaries, taken as a whole, other than any such effect arising out of or resulting from general economic conditions or from changes in or generally affecting the industry in which the Company operates or any effect arising out of the Merger Agreement or, with certain exceptions, the transactions contemplated by the Merger Agreement or the public announcement thereof.

   The Merger Agreement also contains representations by EDS and the Purchaser with respect to, among other things, their organization and qualification; their authority relative to the Merger Agreement; no conflicts; required filings and consents; financing; the operations of the Purchaser; brokers; and the absence of litigation.

   Conditions to the Merger. Article VIII of the Merger Agreement provides that the obligations of EDS, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions: (i) if required by Delaware law, the Merger Agreement shall have been approved and adopted by the written consent or the requisite affirmative vote of the stockholders of the Company in accordance with Delaware law and the Company's certificate of incorporation; (ii) no governmental entity shall have enacted, issued, promulgated, enforced or entered any law, executive order or award (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and (iii) the Purchaser shall have purchased Shares pursuant to the Offer, except where the reason for failure to purchase Shares pursuant to the Offer is the absence of tenders of Shares.

   Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement by the stockholders of the Company, (i) by mutual written consent duly authorized by the board of directors of each of the Company, EDS and the Purchaser; (ii) by the Company (as agreed to by the Special Committee), the Purchaser or EDS in the event of a final and nonappealable order or action by a government entity restraining, enjoining or otherwise prohibiting consummation of the Offer or the Merger; (iii) by the Purchaser or EDS if the Special Committee withdraws, modifies or changes its recommendation of the Merger

Agreement, the Offer or the Merger in a manner adverse to the Purchaser or EDS or shall have resolved to do any of the foregoing; (iv) prior to the purchase of Shares pursuant to the Offer, by the Purchaser or EDS upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any representation or warranty of the Company shall have become untrue, provided that, if such breach is curable by the Company through the exercise of its reasonable efforts, the Purchaser and EDS may not terminate the Merger Agreement under this provision unless the Company shall have failed to cure such breach within 20 days of receipt of notice thereof; (v) prior to the purchase of Shares pursuant to the Offer, by the Company (as agreed to by the Special Committee) upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser or EDS set forth in the Merger Agreement, or if any representation or warranty of the Purchaser or EDS shall have become untrue, provided that, if such breach is curable by the Purchaser or EDS as the case may be, through the exercise of its reasonable efforts, the Company may not terminate the Merger Agreement under this provision unless the Purchaser or EDS shall have failed to cure such breach within 20 days of receipt of notice thereof; (vi) by the Company (as agreed to by the Special Committee) if due to an occurrence or circumstance, not involving a breach by the Company of its obligations under the Merger Agreement, which would result in a failure to satisfy any of the conditions described in "The Offer--Conditions to the Offer" or otherwise, the Purchaser shall have failed to commence the Offer within 15 business days following the date of the Merger Agreement, terminated the Offer or permitted the Offer to expire without the purchase of Shares thereunder; or (vii) by the Purchaser or EDS after December 31, 2001, if the Purchaser shall not have theretofore purchased Shares pursuant to the Offer solely as a result of a failure to satisfy any of the conditions described in "The Offer--Conditions to the Offer." If the Merger Agreement is terminated, the Merger Agreement will become void and there will be no liability under the Merger Agreement on the part of EDS, the Purchaser or the Company or any of their respective officers or directors, and all rights and obligations of the parties will cease, provided that termination will not relieve any party from liability for a willful breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

   Fees and Expenses. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Offer, the Merger or any other transaction is consummated.

   Amendment and Waivers. To the fullest extent permitted by the DGCL, the Merger Agreement may be amended pursuant to a written instrument signed by EDS and the Purchaser and signed by the Company following approval of such action by the Special Committee.

   At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any obligation or other act of another party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of another party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and
(iii) waive compliance with any agreement of another party or condition to its own obligations contained in the Merger Agreement, provided that, if the Company seeks to make such extension or waiver as provided in clause (i), (ii) or (iii) above, it must first obtain the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound.

APPRAISAL RIGHTS

   Under Section 262 of the DGCL, any record holder of Shares immediately prior to the Effective Time (a "Remaining Stockholder") who does not wish to accept the Merger Consideration pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of its Shares as of the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash provided that such holder complies with the provisions of such Section 262 of the DGCL.

   The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex C hereto.

Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Appraisal rights will not be available unless and until the Merger is consummated.

   Appraisal rights cannot be exercised at this time. The information set forth below is for informational purposes only with respect to alternatives available to stockholders if the Merger is consummated. Stockholders who will be entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto.

   Stockholders who sell Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the Offer Price.

   Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is being consummated following approval thereof at a meeting of the Company's stockholders (a "long-form merger") or (y) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Appraisal Notice") to the effect that the Merger has been approved and/or is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected without a vote at a meeting of the Company's stockholders either in a Short-Form Merger pursuant to Section 253 of the DGCL or otherwise by stockholder written consent without a meeting of stockholders (both of which are referred to in this discussion as a "Short-Form Merger"). If the Merger is effected as a long-form merger, this written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a long-form merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought as a record holder on the date of the making of the demand, continuously hold such Shares of record through the Effective Time, and otherwise comply with the provisions of
Section 262 of the DGCL. Any holder of Shares who votes or delivers a written consent in favor of the Merger Agreement, as the case may be, will lose appraisal rights under Section 262.

   In the case of both a Short-Form Merger and a long-form merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

   A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a long-form merger and within 20 days following the mailing of the Appraisal Notice in the case of a Short-Form Merger.

   Remaining Stockholders who elect to exercise appraisal rights must, at the appropriate time, mail or deliver their written demands to: Secretary, Unigraphics Solutions Inc., 10824 Hope Street, Cypress, California 90630.

The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares. In the case of a long-form merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

   Remaining Stockholders electing to exercise their appraisal rights under
Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting or consenting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with a stockholders meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

   Regardless of whether the Merger is effected as a long-form merger or a Short-Form Merger, within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of
Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. This petition must also be served on the Surviving Corporation. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider
"market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation ..." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the Merger."

   Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

   Any Remaining Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

   At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and EDS has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

   Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

BENEFICIAL OWNERSHIP OF COMMON STOCK

   The following table sets forth information regarding beneficial ownership of the Company's common stock as of August 10, 2001 for (i) each director and executive officer of the Company, (ii) each director and executive officer of EDS and the Purchaser and (iii) each person who is known by the Company and EDS to be the beneficial owner of more than five percent of any class of the Company's voting securities.

                                            Beneficial Ownership
                            ----------------------------------------------------
                            UGS Class A Common Stock   UGS Class B Common Stock
                            ------------------------- --------------------------
                                              Percent                    Percent
                            Number of Percent of UGS             Percent of UGS
                             Shares   of UGS  Voting  Number of  of UGS  Voting
 Name of Beneficial Owner   (f)(g)(h) Class A  Power    Shares   Class B  Power
 ------------------------   --------- ------- ------- ---------- ------- -------
Electronic Data Systems
 Corporation(a)...........                            31,265,000   100%   98.3%
Westport Asset Management,
 Inc.(b)..................  1,721,200  32.31%   .54%         --    --      --
State of Wisconsin
 Investment Board(c)......    407,100   7.64%   .13%         --    --      --
FMR Corp.(d)..............    283,900   5.33%   .09%         --    --      --
Capital Counsel, LLC(e)...    262,100   4.92%   .08%         --    --      --
George M. Abigail.........      1,800      *      *          --    --      --
Anthony J. Affuso.........    189,370   3.55%   .06%         --    --      --
Douglas E. Barnett........     92,326      *      *          --    --      --
Paul J. Chiapparone.......      8,000      *      *          --    --      --
Donald E. Davidson........     65,274      *      *          --    --      --
James Duncan..............     60,000      *      *          --    --      --
D. Gilbert Friedlander....      1,000      *      *          --    --      --
J. Davis Hamlin...........     13,583      *      *          --    --      --
Jeffrey M. Heller.........        -0-      *      *          --    --      --
Dennis P. Kruse...........     68,497      *      *          --    --      --
Dr. Leo J. Thomas.........     19,170      *      *          --    --      --
William P. Weber..........     18,563      *      *          --    --      --
All directors and
 executive officers as a
 group
 (17 persons).............    722,825  13.57%   .23%         --    --      --

--------
(a) EDS exercises sole voting and dispositive power over the shares of Class B Common Stock held by it. The address of EDS is 5400 Legacy Drive, Plano, Texas 75024. Mr. Heller is also a director and Vice Chairman of EDS. Messrs. Abigail, Chiapparone and Friedlander are also executive officers or senior managers of EDS. Mr. Hamlin is a former director and executive officer of EDS. These individuals disclaim beneficial ownership of the shares of Class B Common Stock beneficially owned by EDS.

(b) Based on Amendment 1 to Schedule 13G dated February 15, 2001. Westport Asset Management, Inc. ("Westport Asset") reports sole voting and dispositive power over 405,500 shares of Class A Common Stock, shared voting power over 912,200 shares, and shared dispositive power over 1,316,700 shares of Class A Common Stock, which are owned by its investment advisory clients. Westport Asset disclaims beneficial ownership of these securities. Westport Advisors LLC, which is 50% owned by Westport Asset, shares voting power over 912,200 shares and dispositive power over 1,316,700 shares of Class A Common Stock with Westport Asset and serves as investment manager of the Westport Funds, which own the shares. Employees of Westport Asset own 2,100 shares of Class A Common Stock in their personal accounts. Westport Asset and Westport Advisers Company disclaim beneficial ownership of these shares. The address of Westport Asset Management, Inc. is 253 Riverside Avenue, Westport, Connecticut 06880.
(c) Based on a Schedule 13G filing dated February 14, 2001. The State of Wisconsin Investment Board reports sole voting and dispositive power over 407,100 shares of Class A Common Stock in its capacity as manager of various public pension funds. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, WI 53707.
(d) Based on Amendment 4 to Schedule 13G dated August 10, 2001. FMR Corp. reports sole dispositive power with respect to 283,900 shares of Class A Common Stock. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 283,900 shares of Class A Common Stock as a result of acting as investment adviser to various investment companies, one of which is the Fidelity Low Priced Stock Fund, which owns 283,900 shares, or 5.33%, of the Class A Common Stock. Edward C. Johnson 3rd, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of such 283,900 shares. Voting power with respect to such 283,900 shares resides in the Board of Trustees of the various funds. Members of the Johnson family, including Edward C. Johnson 3rd and Abigail Johnson, through their ownership of approximately 49% voting power of FMR Corp. and the execution of a shareholders' voting agreement with all other Class B stockholders of FMR Corp., may be deemed to control FMR Corp. The address of FMR Corp. and its affiliates named herein is 82 Devonshire Street, Boston, Massachusetts 02109.
(e) Based on a Schedule 13G filing dated March 1, 2001, Capital Counsel, LLC reports that it has sole voting and dispositive power over the shares it beneficially owns. The address of Capital Counsel, LLC is 350 Park Avenue, New York, NY 10022.
(f) Amounts reported include shares of the Company's Class A Common Stock which may be acquired on or before September 30, 2001 through the exercise of stock options as follows: Mr. Affuso--166,250 shares; Mr. Barnett-- 86,250 shares; Mr. Davidson--59,167 shares; Mr. Duncan--60,000 shares; Mr. Hamlin--11,583 shares; Mr. Kruse--66,250 shares; Mr. Thomas--12,170 shares; Mr. Weber--10,563 shares; and all directors and executive officers as a group--636,567 shares.
(g) Amounts reported include compensation deferrals treated as invested in the Company's Class A Common Stock under the Company's 401(k) Plan as follows:
    Mr. Affuso--6,853 shares and all directors and executive officers as a group--6,853 shares.
(h) Amounts reported include compensation deferrals invested in the Company's Class A Common Stock equivalents under the Company's Executive Deferral Plan as follows: Mr. Affuso--3,781 shares; Mr. Barnett--4,434 shares; Mr. Davidson--3,173 shares; Mr. Kruse--2,247 shares; and all executive officers as a group--19,566 shares.
* This individual or group owns less than 1% of the Common Stock of the Company.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

   Other than purchases or sales under the Company's ESPP, the Company's Executive Deferral Plan or the Company's 401(k) Plan described on Schedule III, to the knowledge of the Company, EDS and the Purchaser, no transactions in the Shares have been effected during the past 60 days by (i) the Company or its executive officers, directors, affiliates or associates or majority owned subsidiaries or any executive officer or director of any subsidiary, or (ii) EDS or its executive officers, director, affiliates or associates or majority owned subsidiaries or any executive officer or director of any subsidiary.

   Since the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase, no purchases of Shares were made by EDS, the Purchaser or the Company.

   Except as set forth in this Offer to Purchase, neither the Company nor, to the Company's knowledge, any of its affiliates, directors or executive officers or any person controlling the Company is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since the commencement of the second full fiscal year preceding the date of this Offer to Purchase, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, has been entered into or has occurred between any affiliates of the Company, EDS or the Purchaser or between the Company or any of its affiliates and any unaffiliated person.

   On June 23, 1998, the Company completed a public offering of 5,000,000 shares of Class A Common Stock. The Shares were sold at an offering price of $14 per Share, and the aggregate proceeds to the Company were $65.1 million.

   Except as described above, since the third full fiscal year preceding the date of this Offer to Purchase, the Company has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933, as amended (the "Securities Act") or (ii) exempt from registration under the Securities Act pursuant to Regulation A thereunder.

RELATED PARTY TRANSACTIONS

   The Company was founded on October 2, 1997 and pursuant to a reorganization of EDS' businesses (the "Reorganization") became the successor to the Unigraphics MCAD business of EDS. In connection with the Reorganization and subsequent initial public offering, the Company entered into the agreements described below with EDS.

   Management Services Agreement. The Company and EDS have entered into a Management Services Agreement dated January 1, 1998 (the "Management Services Agreement"), pursuant to which EDS performs various management services for the Company, including treasury, risk management, tax and similar administrative services. The Company paid EDS approximately $4.6 million for such services in 2000 and approximately $6.4 million for such services in 1999. This agreement provides for the payments of fees to EDS for such services, either on a fixed price or usage basis, which fees are generally designed to approximate EDS' cost of providing the services, as well as a fixed fee equal to 0.5% of the Company's total revenues up to a maximum fee of $2.5 million. The Management Services Agreement will expire on December 31, 2002 unless terminated earlier by either party if EDS and the Company are no longer under common control. Except for certain tax and treasury management services relating to consolidated operations or corporate policy of EDS, which the Company is required to purchase during the term of the Management Services Agreement, the Company or EDS may terminate any service with prior written notice of not less than five months.

   Intercompany Agreement. At the time of the Reorganization, the Company and EDS entered into an Intercompany Agreement (the "Intercompany Agreement") pursuant to which each party indemnified the other for certain obligations relating to the Reorganization. Pursuant to the Intercompany Agreement, the Company indemnified EDS for liabilities assumed in the Reorganization and against third party claims asserted against EDS as a result of EDS' prior ownership of assets or operation of businesses contributed to the Company and for losses resulting from or in connection with the Company's lease of property from EDS. In exchange, EDS indemnified the Company for specified liabilities retained by it in the Reorganization, against third party claims against the Company relating to EDS' businesses and asserted against the Company as a result of the ownership or possession by EDS prior to the Reorganization of any asset contributed to the Company in the Reorganization.

   Intercompany Credit Agreements. The Company and EDS are parties to domestic and foreign Intercompany Credit Agreements dated January 1, 1998 (the "Intercompany Credit Agreements") pursuant to which the Company is required to borrow from EDS, and EDS is required to lend to the Company, amounts required by the Company to fund its daily cash requirements. The maximum amount that the Company may borrow at any time from EDS under the Intercompany Credit Agreements, as amended on September 1, 2000, is $250 million. As of June 30, 2001, the amount outstanding under the Intercompany Credit Agreements was $167.3 million. Also, under the Intercompany Credit Agreements, the Company is required to lend to EDS all excess cash of the Company. The interest rate to be charged to the Company is the sum of the one-month London Interbank Offered Rate plus 0.5%. The interest rate to be charged to EDS is the one-month London Interbank Offered Rate minus 0.5%. On any business day that the Company has excess cash available, it must use that cash to repay any outstanding loans it has under the Intercompany Credit Agreements or make an advance to EDS if no loans are outstanding. The Intercompany Credit Agreements will terminate on December 31, 2002, unless earlier terminated at the election of one of the parties upon the occurrence of certain events, including the termination of the Management Services Agreement or the cessation of EDS' beneficial ownership of 50% or more of the capital stock of the Company. The net interest paid to EDS under the Intercompany Credit Agreements was $5.7 million in 2000 and $2.9 million in 1999. Total 2000 borrowings under the Intercompany Credit Agreements were approximately $205 million, and total 1999 borrowings under the Intercompany Credit Agreements were approximately $34 million.

   Tax Sharing Agreement. The Company and EDS have entered into a Tax Sharing Agreement dated January 1, 1998 (the "Tax Sharing Agreement") which provides for the allocation of tax liabilities for the tax periods during which the Company is included in the consolidated federal, state and local income tax returns filed by EDS. In addition, the Tax Sharing Agreement sets out certain benefits and obligations of the Company and EDS for tax matters relating to periods before the Reorganization and for certain benefits and obligations that would affect the Company or EDS in the future if the Company ceased to be a member of EDS' consolidated group for federal income tax purposes. The Tax Sharing Agreement generally requires the Company to pay to EDS the amount of federal, state and local income taxes that the Company would have been required to pay had it and its subsidiaries filed their own tax return or returns and not been included in the EDS consolidated group. The Company is jointly and severally liable for the federal income tax of EDS and the other companies included in the consolidated return for all periods in which the Company is included in the EDS consolidated group. EDS has agreed, however, to indemnify the Company for any liability for taxes reported or required to be reported on a consolidated return. Except for certain items specified in the Tax Sharing Agreement, EDS generally retains any potential tax benefit carry forwards, and remains obligated to pay all taxes, attributable to periods before the Reorganization.

   GM Subcontract. In connection with the split-off of EDS from General Motors Corporation ("GM") in June 1996, EDS entered into a Master Service Agreement (the "EDS/GM MSA") and certain related agreements pursuant to which EDS serves as GM's principal supplier of information technology on a worldwide basis for an initial term of 10 years. The EDS/GM MSA serves as the framework for the negotiation and operation of service agreements between GM and EDS related to certain "in scope" services (as defined in the EDS/GM MSA). EDS and GM entered into a Unigraphics Software Corporate License Agreement, effective as of July 1, 1996 the "EDS/GM Site License Agreement"), which provided for the sale to GM of a perpetual license of up to 10,000 seats of Unigraphics and iMAN software and the provision of three years of maintenance services for such products. These products and services are "in scope" services under the EDS/GM MSA. The EDS/GM Site License Agreement was renegotiated between GM and the Company, only, for an additional three year term commencing on July 1, 1999. EDS and the Company also entered into a Memorandum of Understanding, effective January 1, 1998 (the "GM Subcontract"), pursuant to which the Company received all revenues and performed EDS' obligations under the EDS/GM Site License Agreement and agreed to cooperate with EDS in providing additional products and services to GM under the EDS/GM MSA. The EDS/GM Site License Agreement portion of the GM Subcontract expired on July 1, 1999. Approximately 14% of the Company's 2000 revenues and 8% of the Company's 1999 revenues was attributable to products and services provided to GM.

   Registration Rights Agreement. In connection with the Company's initial public offering, it entered into a Registration Rights Agreement with EDS (the "Registration Rights Agreement") pursuant to which EDS may demand registration under the Securities Act of 1933 of shares of the Company's capital stock held by EDS at any time. So long as EDS owns capital stock of the Company representing more than 20% of the total voting power of all classes of stock of the Company outstanding, EDS may exercise this "demand registration" at any time and on an unlimited number of occasions. Transferees of EDS (and EDS upon a reduction in its ownership to less than 20% of the voting power) may only exercise this demand registration right three times. If EDS owns less than 50% of the total voting power of all classes of stock of the Company outstanding, the Company may postpone a demand registration under certain customary circumstances. In addition, at any time prior to the tenth anniversary of the date of the Registration Rights Agreement, EDS may request the Company to include shares of the Company's capital stock under the Securities Act of 1933. The Registration Rights Agreement contains provisions regarding the pro rata payment of expenses by the Company and EDS and regarding mutual indemnification agreements for certain securities laws violations.

   Sublease Agreements. At the time of the Reorganization, the Company entered into sublease agreements with EDS covering substantially all of the real property occupied by the Company at the time of the Reorganization. The terms of such sublease agreements incorporate the financial and other material terms of EDS' lease agreements for the subject property (other than the sublease for the Company's St. Louis facility for which the rental rate charged to the Company was reduced to reflect then-current market rates). The Company paid EDS annual aggregate rental payments of approximately $4.3 million in 2000 and $4.7 million in 1999 in respect of all real property leased or subleased from EDS.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

   As of the date of this Offer to Purchase, EDS owns 100% of the Class B Common Stock, representing in the aggregate 98.3% of the combined voting power of all classes of capital stock of the Company and approximately 86% of the economic interest in the Company. Four members of the Company Board, Messrs. Jeffrey M. Heller, D. Gilbert Friedlander, George M. Abigail and Paul J. Chiapparone, are officers of EDS or its subsidiaries. In addition, Mr. Affuso is a former executive of EDS, and Mr. Hamlin is a former executive officer and director of EDS.

   Under the Merger Agreement, the directors and officers of the Company are entitled to certain rights of indemnification and to be insured by the Surviving Corporation or EDS with respect to certain matters from and after the completion of the Merger. See "Special Factors--The Merger Agreement-- Certain Covenants."

   The members of the Special Committee, Dr. Leo J. Thomas and William P. Weber, each received a $25,000 retainer and meeting fees of approximately $22,000 in compensation in connection with serving on the Special Committee. The Company Board and the Special Committee believe that the foregoing payments do not affect the Special Committee's independence or impartiality.

   Each option to purchase shares of Class A Common Stock (other than options held by non-employee directors of the Company) vested and outstanding immediately prior to the Merger and each option held by the Company's non-employee directors, whether vested or unvested, will be canceled in exchange for cash equal to the difference between the Offer Price and the exercise price per Share of that option. Each unvested option (other than options held by non-employee directors of the Company) to purchase shares of Class A Common Stock outstanding immediately prior to the Merger, which does not vest as a result of the Merger, will be canceled in exchange for, at EDS' option, either
(i) cash equal to the difference between the Offer Price and the exercise price per Share of that option or (ii) an amount of cash equal to 25% of the amount described in (i) above plus an option to purchase EDS common stock with a Black-Scholes value equal to 75% of the amount described in (i) above.

   EDS currently intends to exchange unvested options (other than options held by non-employee directors of the Company) for the consideration described in
(ii) above. However, in any individual case, EDS may elect to exchange the unvested options for the consideration described in (i) above, as a result of applicable tax, securities and other local laws in domestic and foreign jurisdictions.

   The following table sets forth information regarding Company stock option grants as of September 30, 2001 for each director and executive officer of the Company.

                                      Vested/Unvested
                                          Options        Value of In-the-Money
                                    As Of 9/30/2001(a)          Options
                                    ------------------- -----------------------
Name                                Vested  Unvested(b)  Vested(c)  Unvested(b)
----                                ------- ----------- ----------- -----------
Anthony J. Affuso.................. 166,250   398,750   $ 2,831,014 $ 5,090,543
Douglas E. Barnett.................  86,250    90,750   $ 1,476,797 $ 1,102,071
Donald E. Davidson.................  59,167    46,833   $ 1,033,496 $   579,845
James Duncan.......................  60,000    62,000   $ 1,095,000 $   832,705
J. Davis Hamlin(d).................  11,583    12,975   $   179,076 $   110,057
Dennis P. Kruse....................  66,250    54,750   $ 1,157,109 $   673,618
Leo J. Thomas(d)...................  12,170    13,494   $   187,660 $   116,418
William P. Weber(d)................  10,563    10,281   $   172,946 $    86,999
All directors and executive
 officers as a group
 (17 persons)...................... 636,567   911,832   $10,856,306 $11,326,638

--------
(a) Company directors Mr. Abigail, Mr. Chiapparone, Mr. Friedlander and Mr. Heller are EDS employees and are not eligible for Company stock option grants.
(b) If EDS selects option (i) above, each of the executive officers would be entitled to the following cash amounts (in addition to the vested amounts each executive officer would receive): Mr. Affuso--$5,090,543; Mr. Barnett--$1,102,071; Mr. Davidson--$579,845; Mr. Duncan--$832,705; Mr.
    Kruse--$673,618; and all officers as a group--$11,013,164. If EDS selects option (ii) above, each of the executive officers would be entitled to the following cash amounts (in addition to the vested amounts each executive officer would receive): Mr. Affuso--$1,272,636; Mr. Barnett--$275,518; Mr. Davidson--$144,961; Mr. Duncan--$208,176; Mr. Kruse--$168,405; and all
    officers as a group--$2,753,291. If EDS selects option (ii) above, each of the executive officers would also be entitled to certain options to acquire EDS common stock.
(c) Calculated based on the difference between the exercise price per share and Offer Price of $32.50.
(d) In accordance with the Merger Agreement, non-employee directors are entitled to the following amounts for the vested and unvested options: Mr. Hamlin--$289,133; Mr. Thomas--$304,077; Mr. Weber-- $259,945.

   For a discussion of EDS' current expectation with respect to the treatment of the Company's stock options, as a result of the proposed transactions, see "Special Factors--Plans for the Company after the Offer and the Merger; Certain Effects of the Offer."

   The Company's ESPP was terminated effective as of the date of the Merger Agreement. Cash balances remaining in the accounts of employee participants will be refunded and Shares previously purchased under the plan will be entitled to the Offer Price.

   The Company has advised us that, to the best of its knowledge, all of the Company's officers and directors, in order to avoid any potential for liability under Section 16(b) of the Exchange Act, do not intend to tender the Shares owned by them pursuant to the Offer. However, the Company has advised us that, to the best of its knowledge, all of the Company's directors and officers intend to consent to or vote for the Merger, if submitted for their approval.

   The Special Committee and the Company Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special Factors--Recommendation of the Special Committee and the Company Board; Fairness of the Offer and the Merger."

                                   THE OFFER

1. Terms of the Offer

   On the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered prior to the Expiration Date and not withdrawn.

   "Expiration Date" means 12:00 Midnight, New York City time, on September 18, 2001, unless we extend the period of time for which the Offer is open under the terms set forth in the Merger Agreement, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

   The Offer is subject to the conditions set forth in "The Offer--Conditions to the Offer." If any such condition is not satisfied, we may (a) extend the Offer and, subject to certain conditions and to your withdrawal rights as set forth in "The Offer--Withdrawal Rights," retain all Shares until the expiration of the Offer as so extended; (b) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction of all conditions to the Offer relating to governmental or regulatory approval; or (c) terminate the Offer as to any Shares not then paid for. For a description of our right to extend, amend, delay or terminate the Offer, see "The Offer--Extension of the Tender Period; Termination; Amendment; Subsequent Offering Period"; and "The Offer-- Conditions to the Offer."

2. Extension of Tender Period; Termination; Amendment; Subsequent Offering
Period

   The "Initial Expiration Date" of the Offer will be 12:00 Midnight, New York City time, on September 18, 2001. We have the right to extend the Offer beyond the Initial Expiration Date, without the consent of the Company, in the following events: (i) from time to time if, at the Initial Expiration Date (or extended Expiration Date of the Offer, if applicable), any of the conditions to the Offer shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; (iii) for an aggregate period not to exceed ten business days (for all such extensions), if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn (together with such number of Shares as may be issued upon conversion of the shares of Class B Common Stock owned by EDS) is less than 90% of the then outstanding number of Shares; or (iv) pursuant to an amendment to the Offer providing for a "subsequent offering period" not to exceed 20 business days to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act.

   We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of our conditions to the Offer, provided that without the consent of the Company, as agreed to by the Special Committee, we cannot make any change that changes the form of consideration to be paid in the Offer or the Merger, decreases the price per Share, imposes additional conditions to the Offer or amends any term or any condition to the Offer in a manner adverse to the stockholders of the Company.

   If we increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of ten business days. If we make a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The term "business day" means any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

   Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement, in the case of an extension of the Offer, to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service.

   If we extend the time during which the Offer is open, or if we are delayed in our acceptance for payment of or payment for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under "The Offer--Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer and (ii) the terms of the Merger Agreement, which require that, on the terms and subject to prior satisfaction (or waiver) of the conditions to the Offer, we must accept for payment and pay for Shares within the time period required under applicable law.

   Pursuant to Rule 14d-11 under the Exchange Act, after the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, we may, subject to certain conditions, include a subsequent offering period (a "Subsequent Offering Period") pursuant to which we may add a period of between three and 20 business days to permit additional tenders of Shares.

   We may include a Subsequent Offering Period so long as, among other things,
(i) the initial 20 business day period of the Offer has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) we accept and promptly pay for all Shares validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days. In a public release, the SEC expressed the view that inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer and would require the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date. The SEC has provided further guidance that the inclusion of a Subsequent Offering Period would not constitute a material change to the terms of the Offer if (i) the initial offer materials disclosed that a Subsequent Offering Period may be provided and describes what a Subsequent Offering Period is,
(ii) in the notice announcing the results of the initial offering period required by Rule 14d-11(d), the Subsequent Offering Period is announced and begun and (iii) the bidder has definitively determined to provide a Subsequent Offering Period or is contractually obligated to do so. We have not at this time made a final decision to include or to not include a Subsequent Offering Period. Such decision will be made in our sole discretion, and there is no assurance that we will or will not include such a Subsequent Offering Period. In the event we elect to include a Subsequent Offering Period, we will notify stockholders of the Company in a manner consistent with the requirements of the SEC.

   No withdrawal rights apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration and offer price will be paid to stockholders tendering Shares in the Offer or in any Subsequent Offering Period. Any extension, termination or amendment or extension of a Subsequent Offering Period will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

   The Company has provided us with its stockholder list and security position listings so we can disseminate the Offer to holders of Shares. We will send this Offer to Purchase and the related Letter of Transmittal to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

3. Procedures for Tendering Shares

   Valid Tender. In order for you validly to tender Shares pursuant to the Offer, (a) the certificates for your tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer," either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, your tendered Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) you must, before the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery." Participants in the Company's 401(k) Plan, the EDP and the ESPP must comply with the procedure described below under "Participants in Company Plans."

   The valid tender of Shares by you pursuant to one of the procedures described above will constitute a binding agreement between you and us on the terms and subject to the conditions of the Offer.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although you may cause delivery of Shares to be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order for you to complete a valid tender of your Shares by book entry, or you must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

   THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR SOLE ELECTION AND RISK. YOUR SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

   Signature Guarantees. No signature guarantee is required on your Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, unless such registered holder(s) has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) your Shares are tendered for the account of a firm that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agent Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an "eligible guarantor institution," as that term is defined in Rule 17A-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

   Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available or you cannot complete the procedures for book-entry transfer on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

  (a) your tender is made by or through an Eligible Institution;

  (b) you ensure that a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (c) you ensure that either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer," either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

   You may deliver the Notice of Guaranteed Delivery to the Depositary by hand or transmit it by facsimile transmission or mail to the Depositary. You must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Participants in Company Plans. Participants in the ESPP who wish to have their Shares held in such plan tendered in the Offer should so indicate by completing, executing and returning to American Stock Transfer & Trust Company the Tender Offer Instruction Form included in the notice sent to such participants. Participants in the 401(k) Plan who wish to have their Shares held in such plan tendered in the Offer, should so indicate by completing, executing and returning to The Vanguard Group the confidential tender offer instruction form included in the notice sent to such participants. Participants in the ESPP and the 401(k) Plan may not use the Letter of Transmittal or the guaranteed delivery procedures to tender their interests in Shares held under these plans on their behalf, but must use the appropriate form sent to them.

   Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

   Appointment. By executing a Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal (or such facsimile), each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by you as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and you may not give any subsequent powers of attorney, proxies, consents or revocations (which, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the stockholders of the Company, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders that we determine are not in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, EDS, the Company, the Depositary, the Distribution Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. By tendering Shares to us you agree to accept any decisions we make concerning these matters and waive any right you might otherwise have to challenge our decision.

   Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, when surrendering Shares in the Offer, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on you and payment of cash to you pursuant to the Offer may be subject to backup withholding. The backup withholding rate is currently 30.5% but, under recently enacted legislation will be reduced to 30% beginning in 2002, to 29% beginning in 2004, and to 28% beginning in 2006. If you surrender Shares pursuant to the Offer, you should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. Withdrawal Rights

   Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to the Offer, you may also withdraw your previously tendered Shares at any time after October 19, 2001.

   In order for your withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates to be withdrawn to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If your Shares were delivered pursuant to the procedures for book-entry transfer set forth in Section 3, your notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. You may not rescind a withdrawal of tenders of Shares, and any Shares that you properly withdraw will thereafter be deemed not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any other stockholder. None of the Purchaser, EDS, the Company, the Depositary, the Distribution Agent or any other person will be under any duty to give you notification of any defects or irregularities in your notice of withdrawal or incur any liability for failure to give any such notification.

   In the event we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5. Acceptance for Payment and Payment

   On the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 promptly after the Expiration Date. We expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

   In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) the certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

   The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

   For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares. On the terms and subject to the conditions of the Offer, we will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will we pay interest on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

   If we do not accept for payment any Shares tendered by you pursuant to the Offer for any reason, we will return the certificates for any such Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

6. Certain U.S. Federal Income Tax Consequences

   Your receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger, you will recognize gain or loss equal to the difference, if any, between the amount of cash received for your Shares pursuant to the Offer or the Merger and your adjusted tax basis in the Shares. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

   If Shares are held by you as capital assets, gain or loss recognized by you will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the Shares exceeds one year. If you are an individual, the maximum U.S. federal income tax rate on long-term capital gains is 20%. The deduction of capital losses is subject to limitations. You should consult your own tax advisor in this regard.

   If you tender Shares, you may be subject to backup withholding unless you provide your TIN and certify that such number is correct or properly certify that you are awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. If you do not furnish a required TIN, you may be subject to a penalty imposed by the IRS. See "The Offer--Procedure for Tendering Shares--Backup Withholding."

   If backup withholding applies to you, the Depositary is required to withhold tax from amounts otherwise payable to you. The backup withholding tax rate is currently 30.5%, but, under recently enacted legislation, will be reduced to 30% beginning in 2002, to 29% beginning in 2004, and to 28% beginning in 2006. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, and a refund may be obtained if the amounts withheld exceed the person's actual U.S. federal income tax liability and a U.S. federal income tax return is filed with the IRS.

   THE FOREGOING U.S. FEDERAL INCOME TAX DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF THE HOLDER'S INDIVIDUAL CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO YOU (INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN TAX LAWS).

7. Price Range of the Shares; Dividends on the Shares

   The Shares are listed and principally traded on the NYSE under the symbol "UGS." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by published financial sources.

                          UNIGRAPHICS SOLUTIONS INC.

                                                                   High   Low
                                                                  ------ ------
Fiscal Year Ended December 31, 1999:
  First Quarter.................................................. $20.38 $13.38
  Second Quarter................................................. $18.81 $14.50
  Third Quarter.................................................. $36.44 $18.25
  Fourth Quarter................................................. $30.38 $19.88
Fiscal Year Ended December 31, 2000:
  First Quarter.................................................. $31.88 $22.38
  Second Quarter................................................. $32.00 $18.25
  Third Quarter.................................................. $24.25 $15.13
  Fourth Quarter................................................. $20.88 $14.00
Fiscal Year Ended December 31, 2001:
  First Quarter.................................................. $23.25 $16.00
  Second Quarter................................................. $32.30 $16.45
  Third Quarter (through August 13, 2001)........................ $32.39 $31.00

   On May 23, 2001, the last full trading day prior to the initial public announcement with respect to the proposed Offer, the last sale price per Share as reported on the NYSE was $21.31. On August 2, 2001, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last sale price per share as reported on the NYSE was $31.50. On August 17, 2001, the last sale price per Share as reported on the NYSE was $32.33. You are urged to obtain current market quotations for the Shares.

   According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Company has never paid any dividends on the Shares.

8. Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Securities

   Market for Shares. If the Merger is consummated, stockholders who have not tendered their Shares in the Offer will receive cash in an amount equal to the price per Share paid pursuant to the Offer, unless the stockholder exercises its appraisal rights under Delaware law. Therefore, if the Merger takes place, the only difference between tendering Shares in the Offer and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Merger is not consummated, the purchase of Shares pursuant to the Offer will reduce the number of holders of Shares which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than EDS. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price per Share paid in the Offer.

   NYSE Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the NYSE. According to the NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing, the listing of the Shares might be discontinued and, in such event, the market for the Shares could be adversely affected. In the event the Shares were no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

   If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending on factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve System and therefore could no longer be used as collateral for loans made by brokers.

9. Certain Information Concerning the Company

   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available information. Neither EDS nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to EDS or the Purchaser.

   General. The Company is a global provider of Internet-enabled, collaborative product design, development and process management software and services. The Company's software products include mechanical computer-aided design coupled with tightly integrated computer-aided industrial design solutions, computer-aided engineering, computer-aided manufacturing, product data management, open enterprise visualization, open virtual factory and collaboration software products and related services. The Company is a Delaware corporation with its executive offices at 10824 Hope Street, Cypress, California 90630, and its telephone number is (714) 952-0311.

   The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of the Company and certain other information are set forth on Schedule II.

   Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Copies of such information should be obtainable, by mail, on payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, DC 20549. The SEC also maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

   Financial Information. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Form 10-K") and the Company's unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K and the Form 10-Q, which are incorporated herein by reference, and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, which may be examined and copies may be obtained from the offices of the SEC in the manner set forth above.

                     SELECTED CONSOLIDATED FINANCIAL DATA
              (in thousands, except share and per share amounts)

                                             Six Months         Years Ended
                                           Ended June 30,      December 31,
                                          ------------------ ------------------
                                            2001      2000     2000      1999
                                          --------  -------- --------  --------
Statement of Operations Data:
Revenue.................................. $279,136  $249,248 $525,856  $467,950
Cost of revenue..........................   96,358    84,347  179,745   167,251
                                          --------  -------- --------  --------
Gross profit.............................  182,778   164,901  346,111   300,699
Total operating expenses.................  154,256   130,467  298,884   240,738
                                          --------  -------- --------  --------
Operating income.........................   28,522    34,434   47,227    59,961
Other income (expense), net..............   (6,833)      367   (4,095)    5,272
                                          --------  -------- --------  --------
Income before income taxes...............   21,689    34,801   43,132    65,233
                                          --------  -------- --------  --------
Provision for income taxes...............    9,662    12,528   25,723    23,484
                                          --------  -------- --------  --------
Net Income............................... $ 12,027  $ 22,273 $ 17,409  $ 41,749
                                          ========  ======== ========  ========
Earnings Per Share:
Basic....................................     $.33      $.61     $.48     $1.15
                                          ========  ======== ========  ========
Diluted..................................     $.33      $.61     $.48     $1.14
                                          ========  ======== ========  ========

                                                                    As of
                                                      As of     December 31,
                                                     June 30, -----------------
                                                       2001     2000     1999
                                                     -------- -------- --------
Balance Sheet Data:
Current assets...................................... $185,585 $187,470 $155,575
Property and equipment, net.........................   44,922   49,291   33,110
                                                     -------- -------- --------
Total assets........................................ $444,542 $462,121 $274,277
                                                     ======== ======== ========
Current liabilities.................................  128,765  117,053  110,895
Intercompany credit agreements......................  167,303  208,292   39,980
Total stockholders' equity..........................  148,474  136,776  123,402
Book value per share................................    $4.06

                                                                Six      Years
                                                              Months     Ended
                                                               Ended   December
                                                             June 30,     31,
                                                             --------- ---------
                                                             2001 2000 2000 1999
                                                             ---- ---- ---- ----
Other Data:
Ratio of earnings to fixed charges.......................... 5.6  71.1 8.3  20.8

   Certain Projections. As the controlling stockholder of the Company, EDS and its representatives on the Company Board were routinely given access to nonpublic management projections of possible future performance of the Company. As part of EDS' budgeting and planning process, the Company provides an eight-quarter rolling forecast each month to EDS.

   EDS received from the Company two sets of projections in connection with the potential acquisition of SDRC. The first three years of the first set of projections (the "UGS 2001 Target Case") were created by the Company in the fall of 2000 in connection with EDS' normal budgeting process for the year 2001, and are consistent with that used by the EDS internal finance staff to measure the performance of the Company on an ongoing basis. The remaining two years were jointly prepared by the Company and EDS in the second quarter of 2001.

   The second set of projections (the "April 2001 Projections") covered three years and was created and delivered to EDS by the Company in connection with the SDRC Transaction.

   Summaries of the UGS 2001 Target Case Projections and the April 2001 Projections, collectively referred to as the "Company Projections," are set forth below. EDS from time to time received minor adjustments to such projections, but none were materially different from the summaries set forth below.

                     UGS 2001 TARGET CASE PROJECTIONS(/1/)
                    ($ in millions, except per share data)

                                               Fiscal Year Ending December 31,
                                              ----------------------------------
                                               2001   2002   2003   2004   2005
                                              ------ ------ ------ ------ ------
Revenues..................................... $661.3 $721.7 $788.6 $861.0 $939.2
Gross Profit.................................  476.7  524.9  576.5  633.1  695.2
Operating Income.............................  133.5  149.6  166.5  185.4  206.8
Net Income................................... $ 77.1 $ 87.4 $ 98.2 $112.3 $127.2
Earnings Per Share........................... $ 2.08 $ 2.33 $ 2.62 $ 2.95 $ 3.30

--------
(1) Does not include any deductions for goodwill amortization.

                            APRIL 2001 PROJECTIONS
                    ($ in millions, except per share data)

                                                            Fiscal Year Ending
                                                               December 31,
                                                           --------------------
                                                            2001   2002   2003
                                                           ------ ------ ------
Revenues.................................................. $638.2 $687.2 $740.7
Gross Profit(/1/).........................................  450.0  488.8  526.6
Operating Income(/1/).....................................   87.1  129.9  143.9
Net Income(/1/)........................................... $ 47.4 $ 74.8 $ 83.8
Earnings Per Share(/1/)................................... $ 1.28 $ 2.00 $ 2.23
Cash EPS(/2/)............................................. $ 1.84 $ 2.08 $ 2.32

--------
(1) Includes $32.0, $5.0 and $5.0 of goodwill amortization for the years 2001, 2002, and 2003, respectively.
(2)  Does not include any deductions for goodwill amortization.

   The Company has advised EDS and the Purchaser that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to EDS. The Company Projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither EDS' nor the Company's certified public accountants have examined or compiled any of the Company Projections or expressed any conclusion or provided any form of assurance with respect to the Company Projections. The Company has further advised EDS and the Purchaser that its internal financial forecasts (upon which the Company Projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. Although the Company has prepared unaudited financial statements for the six months ended June 30, 2001, the Company has not updated the Company Projections to reflect the results for such period.

   These projections are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on then-current expectations, forecasts and assumptions of the Company's management and involve risks and uncertainties, some of which are outside of the Company's control, that could cause actual outcomes and results to differ materially from current expectations. These risks and uncertainties include, among other things, price and product competition, changes in general economic conditions in markets and countries where the Company's customers reside and where the Company and its customers operate, changes in capital availability or cost, costs and other terms related to the licensing and sale of the Company's products generally. Accordingly, there can be no assurance that the assumptions made in preparing any of the Company Projections will prove accurate or that any of the Company Projections will be realized. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in any of the Company Projections. The inclusion of any of the Company Projections herein should not be regarded as an indication that any of EDS, the Purchaser or the Company or their respective affiliates or representatives considered or consider any of the Company Projections to be a reliable prediction of future events, and none of the Company Projections should be relied upon as such. None of EDS, the Purchaser or the Company or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of the Company compared to the information contained in any of the Company Projections, and none of them intends to update or otherwise revise any of the Company Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying any of the Company Projections are shown to be in error.

10. Certain Information Concerning EDS and the Purchaser

   General. The Purchaser, a Delaware corporation which is wholly owned by EDS, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of EDS. The principal office of EDS is 5400 Legacy Drive, Plano, Texas 75024. The telephone number of the Purchaser and EDS is (972) 604-6000. All outstanding shares of capital stock of the Purchaser are owned by EDS.

   EDS has been a leader in the global information technology (IT) services industry for almost 40 years. EDS provides strategy, implementation and hosting services and solutions for clients managing the complexities of the digital economy, bringing together the world's best technologies to address its clients' critical business imperatives. Currently, EDS' end-to-end portfolio of services integrates its four lines of business--Information Solutions, Business Process Management, E solutions and A.T. Kearney--to help clients solve complex business issues and achieve results with technology.

   The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the EDS and the Purchaser are set forth in Schedule I hereto.

   During the last five years, none of EDS, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

   Available Information. EDS is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning EDS' directors and officers, their remuneration, stock options and other matters, the principal holders of EDS' securities and any material interest of such persons in transactions with EDS is required to be disclosed in the Annual Report on Form 10-K, which has been filed with the SEC. Such reports and other information will be available for inspection at the SEC, and copies thereof will be obtainable from the SEC in the same manner as is set forth with respect to the Company in Section 9.

11. Source and Amount of Funds

   The Offer is not conditioned on any financing arrangements.

   The Purchaser estimates that funds totaling approximately $205.9 million will be required to purchase all the outstanding Shares, satisfy obligations under outstanding stock options and pay all the costs, fees and expenses related to the Offer and the Merger. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or intercompany loans of available cash from EDS. EDS currently expects to obtain all of the funds necessary to purchase the Shares from existing commercial paper facilities.

12. Dividends and Distributions

   Pursuant to the Merger Agreement, the Company may not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of EDS, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock.

13. Conditions to the Offer

   Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) EDS' rights to extend and amend the Offer at any time in its sole discretion in accordance with the terms of the Merger Agreement, EDS shall not be required to cause the Purchaser to accept for payment, purchase or pay for, subject to any applicable regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Shares not then paid for, if at any time on or after August 2, 2001 and prior to the time of payment for any such Shares, any of the following events shall occur:

     (a) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or rendered applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits or imposes any material limitations on EDS' or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (ii) prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (iii) results in a material delay in or restricts the ability of EDS, or renders EDS unable, to accept for payment, pay for or purchase some or all of the Shares, or (iv) imposes material limitations on the ability of EDS effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, provided that EDS shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

     (b) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true or correct that have not had or would not be reasonably expected to have a Company Material Adverse Effect (as defined in the Merger Agreement), or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

     (c) the Company Board, based on the recommendation of the Special Committee, shall have (including by amendment to the Schedule 14D-9) withdrawn, amended or modified in a manner adverse to EDS or the

  Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or shall have resolved to do any of the foregoing;

     (d) the Company, acting through the Company Board (as agreed to by the Special Committee), and EDS shall have agreed that EDS shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

     (e) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (iii) any limitation (whether or not mandatory) imposed by any government, governmental agency or authority on the extension of credit by banks or other lending institutions in the United States; or

     (f) the Merger Agreement shall have been terminated in accordance with its terms.

   The foregoing conditions are for the sole benefit of EDS, the Purchaser and their respective affiliates and may be asserted by EDS, in whole or in part, at any time and from time to time in the sole discretion of EDS.

   The failure by EDS at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

14. Certain Legal Matters; Regulatory Approvals

   Except as described in this Section 14, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company and discussions of representatives of EDS with representatives of the Company, neither the Purchaser nor EDS is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and EDS currently contemplate that such approval or other action will be sought, except as described below under "--State Takeover Laws." While (except as otherwise expressly described in this Section 14) the Purchaser does not currently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 13 for a description of certain conditions to the Offer.

   State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

   Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless, among other things, prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder. Section 203 of the DGCL does not apply to any stockholder that became an "interested stockholder" at a time when the corporation was not publicly held. Because EDS owned all of the stock of the Company prior to the initial public offering in June 1998, EDS and the Purchaser do not believe that Section 203 of the DGCL would apply to the Merger. In addition, the restrictions contained in Section 203 of the DGCL apply only to transactions during the three-year period following the time the stockholder became an "interested stockholder." Because EDS has been an "interested stockholder" of the Company for more than three years, EDS and the Purchaser believe that
Section 203 of the DGCL does not apply to the Merger.

   Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor EDS has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 13.

   Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the FTC and certain waiting period requirements have been satisfied. Because EDS currently owns in excess of 50% of the issued and outstanding voting common stock of the Company, the HSR Act is not applicable to the Offer and the Merger.

   Legal Proceedings. On or about May 24, 2001, eight class action lawsuits were filed in the Court of Chancery of the State of Delaware against the Company, its majority shareholder EDS, and certain present and past members of the Company Board. The cases are styled Masseo Investments Ltd. v. Unigraphics Solutions Inc., et al., Case No. 18916-NC; David Osher v. Jeff Heller, et al., Case No. 18917-NC; Patrick Starr v. Unigraphics Solutions Inc., et al., Case No. 18919; Lisa Berkley v. Unigraphics Solutions Inc., et al., Case No. 18920-NC; Phillip Brant v. Jeffery M. Heller, et al., Case No. 18921-NC; Charles Jobe v. Unigraphics Solutions Inc., et al., Case No. 18922-NC; DPM Limited Partnership v. Unigraphics Solutions Inc., et al., Case No. 18923-NC; and Mary Ann Jobe v. Unigraphics Solutions Inc., Case No. 18925-NC. The plaintiffs allege, among other allegations, that EDS' announced intent to purchase the outstanding common shares of the Company that it does not presently own for a price of $27.00 per share, is not fair to the minority shareholders of the Company and that certain defendants have breached and are breaching their fiduciary duties to the members of the class. The eight Delaware shareholder suits have been consolidated by the Chancery Court into an action styled In re Unigraphics Solutions Inc. Shareholders Litigation, Case No. 18916-NC.

   Similarly, on May 24, 2001, the Company, EDS, the Chairman and Chief Executive Officer of EDS, and the directors of the Company were sued by an alleged shareholder on behalf of the class of plaintiffs similarly situated, in a California Superior Court. The case is styled Zygko v. Unigraphics Solutions Inc., et al., Case No. 10CC06783, in Orange County Superior Court. The allegations are similar to the claims in the Delaware actions. The California shareholder suit was removed to federal court on June 29, 2001 and assigned Case No. CV01-5758-CM. The parties have agreed to stay the California action pending resolution of the related Delaware actions.

   Effective August 15, 2001, an agreement in principle was reached providing for a settlement of all the actions and a full release by all class members and named plaintiffs of all claims that were or could have been brought concerning the Offer, the Merger Agreement and the Merger. The settlement is subject to the execution of a definitive stipulation of settlement, consummation of the Offer and the Merger and approval by the trial court after notice to members of the proposed settlement class.

   Provisions for Unaffiliated Security Holders. In connection with the Offer and the Merger, none of EDS, the Purchaser or the Company has granted to unaffiliated security holders access to their corporate files or arranged for counsel or appraisal services at the expense of EDS, Purchaser or the Company.

15. Fees and Expenses

   Greenhill & Co., LLC is acting as EDS' financial advisor and is acting as Dealer Manager in connection with the Offer. EDS has agreed to pay Greenhill as compensation for its services as financial advisor and as Dealer Manager in connection with the Offer and the Merger a fee of $1.0 million, all of which is payable upon the closing of the Merger. EDS has also agreed to reimburse Greenhill for certain reasonable out-of-pocket expenses incurred in connection with the Offer (including fees and disbursements of outside counsel) and to indemnify Greenhill against certain liabilities, including certain liabilities and expenses under the U.S. federal securities laws.

   The Purchaser and EDS have retained Georgeson Shareholder Communications, Inc. to act as the Distribution Agent and American Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Distribution Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

   As compensation for its services in connection with its financial analysis, the Company has agreed to pay Lehman Brothers compensation of $2.5 million, a significant portion of which will be payable upon consummation of the Offer and the Merger. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with Lehman Brothers' engagement by the Company and to indemnify Lehman Brothers for certain liabilities that may arise out of such engagement.

   The following is an estimate of fees and expenses to be incurred in connection with the Offer and the Merger:

   Fees and Expenses To Be Paid By EDS or the Purchaser:
     Financial Advisor/Dealer Manager............................... $1,000,000
     Advertising.................................................... $   50,000
     Filing......................................................... $   35,000
     Depositary..................................................... $   20,000
     Distribution Agent............................................. $    2,000
     Legal, Printing and Miscellaneous.............................. $1,750,000
                                                                     ----------
       Total........................................................ $2,857,000
   Fees and Expenses To Be Paid By the Company:
     Financial Advisor.............................................. $2,500,000
     Legal, Printing and Miscellaneous.............................. $  200,000
                                                                     ----------
       Total........................................................ $2,700,000

   Except as set forth above, neither EDS nor the Company will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

16. Miscellaneous

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor EDS is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or EDS becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR EDS NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   The Purchaser and EDS have filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer which includes information required by Schedule 13E-
3. The Company has also filed with the SEC a Schedule 13E-3. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offer--Certain Information Concerning the Company--Available Information" of this Offer to Purchase.

                                          UGS Acquisition Corp.

August 21, 2001

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             EDS AND THE PURCHASER

   1. DIRECTORS AND EXECUTIVE OFFICERS OF EDS. The following tables set forth the name, principal occupation and five-year employment history of each director and executive officer of EDS. The business address of each such person is 5400 Legacy Drive, Plano, Texas 75024, and the business telephone number of each such person is (972) 605-6000, and each such person is a citizen of the United States of America. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with EDS and each individual has served in his or her current position for at least the past five years. None of the directors and officers of EDS listed below, during the past five years, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a part to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

Directors of EDS

Name                               Position and Five-Year Employment History
----                               -----------------------------------------
Richard H. Brown............... Chairman and Chief Executive Officer of EDS
                                since January 1999. Prior to joining EDS, Mr.
                                Brown was Chief Executive Officer of Cable &
                                Wireless plc from July 1996 to December 1998.
                                Mr. Brown is a director of The Home Depot, Inc.,
                                Vivendi Universal SA and DuPont Co.

Jeffrey M. Heller.............. Vice Chairman of EDS since November 2000 and a director of EDS since 1983. Mr. Heller oversees
                                operation of EDS' six global industry groups and
                                its corporate support functions. He was
                                President and Chief Operating Officer of EDS
                                from June 1996 until December 2000, Senior Vice
                                President of EDS from 1984 until June 1996 and
                                Chairman of EDS' Unigraphics Solutions Inc.
                                subsidiary from January 1999 to February 2001.
                                He is a director of the Company, Trammell Crow
                                Company and Mutual of Omaha.

James A. Baker, III............ Senior Partner of Baker Botts LLP since March
                                1993 and a Senior Counselor of The Carlyle
                                Group, a merchant banking firm, since 1993. He
                                is a director of Reliant Energy Inc. as well as
                                Rice University and the Howard Hughes Medical
                                Institute. Mr. Baker has been a director of EDS
                                since June 1996.

William M. Daley............... Chairman of the Gore Lieberman 2000 campaign from July to December 2000, and Secretary of the
                                United States Department of Commerce from
                                January 1997 to July 2000. He was a partner at
                                the law firm of Mayer, Brown & Platt from 1985
                                to 1989 and 1993 to 1997. Mr. Daley has been a
                                director of EDS since February 2001.

Name                               Position and Five-Year Employment History
----                               -----------------------------------------
Roger A. Enrico................ Vice Chairman of PepsiCo Inc. since April 2001 and a director since 1987; Chief Executive
                                Officer of PepsiCo Inc. from April 1996 to April
                                2001, and Chairman of the Board from November
                                1996 to April 2001. Mr. Enrico was Chairman and
                                CEO, PepsiCo Worldwide Restaurants, from 1994 to
                                1997. He is a director of PepsiCo Inc., Target
                                Corporation, and A.H. Belo Corporation. Mr.
                                Enrico has been a director of EDS since February
                                2000.

William M. Gray III............ President and Chief Executive Officer of The
                                College Fund/UNCF since September 1991. Mr. Gray
                                has also served as the Senior Minister of the
                                Bright Hope Baptist Church in Philadelphia since
                                1972. Mr. Gray is a director of Viacom Inc.,
                                J.P. Morgan Chase & Co., Dell Computer
                                Corporation, Municipal Bond Investors Assurance
                                Corporation, The Prudential Insurance Company of
                                America, Rockwell International Corporation,
                                Visteon Corporation and Pfizer Corp. He has been
                                a director of EDS since February 1997.

Ray J. Groves.................. Chairman of Legg Mason Merchant Banking, Inc.
                                since March 1995. He is a director of Allegheny
                                Technologies Incorporated, Boston Scientific
                                Corporation, Marsh & McLennan Companies, Inc.,
                                American Water Works Company, Inc. and The New
                                Power Company. Mr. Groves has been a director of
                                EDS since June 1996.

Ray L. Hunt.................... Chairman of the Board, President and Chief
                                Executive Officer of Hunt Consolidated Inc. and
                                Chairman of the Board and Chief Executive
                                Officer of Hunt Oil Company for more than five
                                years. Mr. Hunt is a director of Halliburton
                                Company, Pepsico Inc. and Security Capital Group
                                Incorporated. He has been a director of EDS
                                since June 1996.

C. Robert Kidder............... Chairman and Chief Executive Officer of Borden,
                                Inc. since January 1995. Mr. Kidder has been a
                                director of EDS since June 1996.

Judith Rodin................... President of the University of Pennsylvania, as
                                well as a professor of psychology and of
                                medicine and psychiatry at the university, since
                                1994. She is a director of AMR Corporation and
                                AETNA, Inc. Dr. Rodin has been a director of EDS
                                since June 1996.

Executive Officers of EDS

   In addition to the directors listed above that are also executive officers of EDS, the following are executive officers of EDS, all of whom have been employed by EDS or its subsidiaries in executive or senior management roles for more than five years.

Name                               Position and Five-Year Employment History
----                               -----------------------------------------
Richard H. Brown............... Chairman and Chief Executive Officer of EDS
                                since January 1999. Prior to joining EDS, Mr.
                                Brown was Chief Executive Officer of Cable &
                                Wireless plc from July 1996 to December 1998.
                                Mr. Brown is a director of The Home Depot, Inc.,
                                Vivendi Universal SA and DuPont Co.

Jeffrey M. Heller.............. Vice Chairman of EDS since November 2000 and a director of EDS since 1983. Mr. Heller oversees
                                operation of EDS' six global industry groups and
                                its corporate support functions. He was
                                President and Chief Operating Officer of EDS
                                from June 1996 until December 2000, Senior Vice
                                President of EDS from 1984 until June 1996 and
                                Chairman of EDS' Unigraphics Solutions Inc.
                                subsidiary from January 1999 to February 2001.
                                He is a director of the Company, Trammell Crow
                                Company and Mutual of Omaha.

Paul J. Chiapparone............ Executive Vice President--Operations of EDS
                                since November 2000. Prior to that time, Mr.
                                Chiapparone was Executive Vice President since
                                June 1996 and a Senior Vice President since
                                April 1986. He also serves as Chairman of the
                                Company.

James E. Daley................. Executive Vice President and Chief Financial
                                Officer of EDS since March 1999. Before joining
                                EDS, he had been with Price Waterhouse, L.L.P.
                                from 1963 to 1998, serving as its Co-Chairman--
                                Operations from 1988 to 1995, Vice Chairman
                                International from 1995 to 1996, Global ABS
                                Leader of Financial Services Industry Practices
                                from 1997 to 1998, and as a member of its Policy
                                Board from 1984 to 1995, Management Committee
                                from 1986 to 1996, World Board from 1988 to 1996
                                and World Firm Management Committee from 1988 to
                                1995. Mr. Daley is also a director of the
                                Purchaser.

Douglas L. Frederick........... President of EDS' Information Solutions line of business since July 1999. Prior to joining EDS,
                                he had served as Executive Vice President, Baan
                                Customer Initiatives, of the Baan Company, a
                                provider of enterprise business solutions, and
                                Chairman and outside director of the Bain
                                Company, a software technology company, from
                                April 1997 to July 1999. He was employed by The
                                Boeing Company from 1979 to March 1997, holding
                                senior executive IT positions commencing in
                                1990.

Name                               Position and Five-Year Employment History
----                               -----------------------------------------
John McCain.................... President of EDS' E.solutions line of business since August 1999. He served as President of the
                                E.solutions consulting group from May 1999 to
                                July 1999. From December 1996 through April
                                1999, Mr. McCain was head of EDS' CIO Services
                                strategic business line. He served as Vice
                                President of EDS' Consumer Products business
                                unit from August 1994 through November 1996.

Kim McMann..................... President of EDS' Business Process Management
                                line of business since October 1999. Prior to
                                that time, she served as President of EDS' State
                                Business unit from July 1999 to September 1999,
                                President of EDS' State Health Care strategic
                                business unit from September 1995 to July 1999,
                                and President of EDS' Commercial Services
                                strategic business unit, which focused on the
                                U.S. retail industry, from July 1993 to
                                September 1995. Ms. McMann began her career with
                                EDS in 1979.

Dietmar Ostermann.............. Chief Executive Officer of A.T. Kearney since
                                December 2000. He had been Managing Director of
                                A.T. Kearney's operations in Europe from May
                                2000 to December 2000, Unit Head for Central
                                Europe from January 1999 to May 2000, Managing
                                Director for Germany from July 1997 to January
                                1999, and Managing Director of the firm's North
                                American automotive practice from 1996 to July
                                1997. Mr. Ostermann joined A.T. Kearney in 1989.
                                He is a citizen of Germany.

Troy W. Todd................... Executive Vice President--Leadership and Change
                                Management of EDS since April 1999. Prior to
                                joining EDS, he served in several senior
                                management positions in the utilities and
                                telecommunications industries, including CEO of
                                Cable & Wireless Panama Telephone Company from
                                June 1997 to March 1999, General Manager of the
                                Orlando Utilities Commission from 1992 to 1995
                                and President and CEO of United Telephone
                                Company of Florida from 1982 to 1992.

   2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and position with the Purchaser of each director and executive officer of the Purchaser. All such positions have been held since the Purchaser's incorporation on July 31, 2001. Each person's other current positions and five-year employment history are as set forth above in this
Schedule I. The business address of each such person is 5400 Legacy Drive, Plano, Texas 75024 and the business telephone number of each such person is
(972) 605-6000, and each such person is a citizen of the United States of America. None of the directors and officers of the Purchaser listed below, during the past five years, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a part to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

Name                                  Position and Five-Year Employment History
----                                  -----------------------------------------
Paul J. Chiapparone.................. President and a Director of the Purchaser.

James E. Daley....................... Director of Purchaser since July 2001.

Jeffrey M. Heller.................... Director of Purchaser since July 2001.

                                  SCHEDULE II

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                                  THE COMPANY

   The following tables set forth the name, principal occupation and five year employment history of each director and executive officer of the Company. The business address of each such person is 10824 Hope Street, Cypress, California 90630, and the business telephone number of each such person is (714) 952-0311, and each such person is a citizen of the United States of America. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Company and each individual has served in his or her current position for at least the past five years. None of the directors and officers of the Company listed below, during the past five years, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a part to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

Directors of the Company

Name                              Position and Five-Year Employment History
----                              -----------------------------------------
George M. Abigail............. Chief Financial Officer of AT Kearney since
                               April 2000; Vice President of Corporate Business
                               Development and Ventures of EDS from June 2000
                               to April 2001; CFO of EDS CoNext, a subsidiary
                               of EDS, from December 1999 to June 2000; EDS
                               Assistant Treasurer from June 1998 to December
                               1999; and Director--Corporate Financial Planning
                               and Analysis of EDS from December 1993 to June
                               1998.

Anthony J. Affuso............. President and Chief Executive Officer of the
                               Company since July 2000; Vice President and
                               later Executive Vice President of Products and
                               Operations from January 1998 to July 2000; Vice
                               President of Software Development and Marketing
                               of the Unigraphics division of EDS from March
                               1992 to December 1997.

Paul J. Chiapparone........... Executive Vice President--Operations of EDS
                               since November 2000; Executive Vice President of
                               EDS from June 1996 to November 2000.

D. Gilbert Friedlander........ Senior Vice President and Corporate Secretary of
                               EDS since 1996 and General Counsel since 1991.

J. Davis Hamlin............... Retired from EDS as Senior Vice President and director in June 1994.

Jeffrey M. Heller............. Vice Chairman of EDS since November 2000 and a director of EDS since 1983; President and Chief
                               Operating Officer of EDS from June 1996 until
                               December 2000.

Dr. Leo J. Thomas............. Retired from Eastman Kodak Company in May 1996;
                               Executive Vice President of Eastman Kodak
                               Company from September 1994 to May 1996.

William P. Weber.............. Retired from Texas Instruments Incorporated in
                               April 1998; Vice Chairman of Texas Instruments
                               from December 1993 until April 1998.

Executive Officers of the Company

Name                              Position and Five-Year Employment History
----                              -----------------------------------------
Anthony J. Affuso............. President and Chief Executive Officer of the
                               Company since July 2000; Vice President and
                               Executive Vice President of Products and
                               Operations for the Company's from January 1998
                               to July 2000; Vice President of Software
                               Development and Marketing of the Unigraphics
                               division of EDS from March 1992 to December
                               1997.

Douglas E. Barnett............ Vice President, Chief Financial Officer of the
                               Company since March 1998; Vice President and
                               Corporate Controller of Giddings & Lewis, Inc.
                               from January 1996 to March 1998.

Paul J. Chiapparone........... Executive Vice President--Operations of EDS
                               since November 2000; Executive Vice President of
                               EDS from June 1996 to November 2000.

David E. Davidson............. Vice President, Asia Pacific since January 1,
                               1998; Managing Director of the Asia Pacific
                               Region for the Unigraphics division of EDS from
                               November 1991 to December 1997.

Michael L. Desmond............ Vice President, Human Resources since July 1999;
                               executive in charge of human resource functions
                               for the Company from March 1998 to July 1999;
                               from July 1994 to February 1998, Vice President,
                               Human Resources for Global One (formerly Sprint
                               International).

James Duncan.................. Vice President, Europe since January 1998;
                               Managing Director of the European operations for
                               the Unigraphics division of EDS from December
                               1991 to December 1997.

Charles C. Grindstaff......... Vice President, Products and Operations since
                               July 12, 2000; Director of Unigraphics line of
                               business from June 1998 to June 2000; director
                               of research and development activities for
                               computer-aided design, computer-aided
                               engineering and computer-aided manufacturing
                               functions of the Unigraphics division of EDS
                               from July 1995 to June 1998.

Dennis P. Kruse............... Vice President, Americas since January 1998;
                               Vice President--Sales, Americas for the
                               Unigraphics division of EDS from April 1994 to
                               December 1997.

Robert F. Loss, III........... Vice President, Chief Information Officer since
                               January 1, 1998; Vice President of Operations of
                               the Unigraphics division of EDS from March 1992
                               to December 1997.

Richard W. Schenk, Jr......... Vice President, Marketing Communications since
                               July 1999 and a similar executive for the
                               Company from January 1998 to July 1999; director
                               of Corporate Marketing Communications of the
                               Unigraphics division of EDS from 1992 through
                               December 1997.

J. Randall Walti.............. General Counsel since April 1998 and Vice
                               President and Secretary since May 1999; managing
                               attorney in charge of the EDS Legal staff
                               supporting the EDS/GM account from June 1996 to
                               April 1998.

                                 SCHEDULE III

                         RECENT TRANSACTIONS IN SHARES

   The following table sets forth transactions in the Company Common Stock during the past 60 days by (i) Parent, its subsidiaries, and their respective directors and executive officers, and (ii) the Company, its subsidiaries, their respective directors and executive officers and any pension, profit-sharing or similar plan of the Company on behalf of any such directors and executive officers. All transactions listed below involved open-market purchases or sales of the Company Common Stock.

                                                    Number of Shares
                                                       of Class A     Price Per
Name of Party                      Transaction Date Common Stock(/1/) Share ($)
-------------                      ---------------- ----------------- ---------
1. The Bank of New York--Employee
 Stock Purchase Plan.............  June 1, 2001           7,504(b)    $29.6400
                                   July 2, 2001           6,868(b)    $31.5507
                                   August 1, 2001         7,280(b)    $31.5500

2. The Vanguard Group--UGS 401(k)
 Plan............................  June 8, 2001            1,10(s)    $29.6100
                                   June 13, 2001          1,500(s)    $30.2213
                                   June 14, 2001            400(b)    $30.2500
                                   June 15, 2001            100(b)    $30.3100
                                   June 19, 2001            700(s)    $30.1714
                                   June 20, 2001            100(b)    $30.3100
                                   June 25, 2001            600(s)    $30.3000
                                   June 28, 2001            100(b)    $30.9000
                                   June 29, 2001            400(b)    $31.7500
                                   July 3, 2001             400(s)    $31.1000
                                   July 12, 2001            300(b)    $31.1800
                                   July 13, 2001            800(b)    $31.1725
                                   July 18, 2001          1,700(s)    $31.1000
                                   July 19, 2001          2,000(s)    $31.1000
                                   July 31, 2001            900(s)    $31.4000
                                   August 1, 2001           100(b)    $31.5900
                                   August 3, 2001           500(b)    $32.3100
                                   August 16, 2001          300(s)    $32.3200
                                   August 16, 2001          400(s)    $32.3200

3. Wachovia Trust Company--
 Executive Deferral Plan.........  May 21, 2001           3,800(b)    $21.2500
                                   May 22, 2001           3,800(b)    $21.2300
                                   June 18, 2001          2,184(b)    $30.2491
                                   June 19, 2001          3,300(b)    $30.1621
                                   June 20, 2001          5,400(b)    $30.3698
                                   June 21, 2001          3,900(b)    $30.3174
                                   August 10, 2001          514(b)    $30.3000

4. J. Davis Hamlin...............  August 7, 2001         2,000(/2/)        --

--------
(1) For purposes of this Schedule III, (s) refers to a transaction in which Shares were sold in the open market and (b) refers to a transaction in which Shares were purchased in the open market.
(2) On August 7, 2001, Mr. Hamlin transferred 2,000 Shares to a Fidelity Charitable Trust Fund (the Winnie and Davis Hamlin Gift Fund).

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                      ELECTRONIC DATA SYSTEMS CORPORATION,

                             UGS ACQUISITION CORP.,

                                      and


                           UNIGRAPHICS SOLUTIONS INC.


                           Dated as of August 2, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 ARTICLE I THE OFFER.....................................................  A-5

 Section 1.01 The Tender Offer..........................................   A-5
 Section 1.02 Company Action............................................   A-6
 Section 1.03 Stockholder Lists.........................................   A-6

 ARTICLE II THE MERGER...................................................  A-7

 Section 2.01 The Merger................................................   A-7
 Section 2.02 Effective Time; Closing...................................   A-7
 Section 2.03 Effect of the Merger......................................   A-7
              Certificate of Incorporation; Bylaws; Directors and
 Section 2.04 Officers..................................................   A-7

 ARTICLE III CONVERSION OF COMMON STOCK; EXCHANGE OF CERTIFICATES........  A-7

 Section 3.01 Conversion of Common Stock................................   A-7
 Section 3.02 Exchange of Certificates..................................   A-8
 Section 3.03 Option Plans; Employee Stock Purchase Plan................   A-9
 Section 3.04 Stock Transfer Books......................................  A-10
 Section 3.05 Appraisal.................................................  A-11

 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY................ A-11

 Section 4.01 Organization and Power....................................  A-11
 Section 4.02 Capitalization............................................  A-12
 Section 4.03 Authority Relative to this Agreement......................  A-12
 Section 4.04 No Conflict; Required Filings and Consents................  A-13
 Section 4.05 SEC Filings; Financial Statements.........................  A-13
 Section 4.06 ERISA and Employment Contracts............................  A-14
 Section 4.07 Litigation................................................  A-14
 Section 4.08  Absence of Changes or Events.............................  A-14
 Section 4.09  No Undisclosed Liabilities...............................  A-14
 Section 4.10  Brokers..................................................  A-14
 Section 4.11  Opinion of Financial Advisor.............................  A-14

 ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.............. A-15

 Section 5.01  Organization and Power...................................  A-15
 Section 5.02  Authority Relative to this Agreement.....................  A-15
 Section 5.03  No Conflict; Required Filings and Consents...............  A-15
 Section 5.04  Financing................................................  A-15
 Section 5.05  Operations of Sub........................................  A-16
 Section 5.06  Brokers..................................................  A-16
 Section 5.07  Litigation...............................................  A-16

 ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER....................... A-16

 Section 6.01  Conduct of Business by the Company Pending the Merger....  A-16
 Section 6.02  Notification of Certain Matters..........................  A-17

 ARTICLE VII ADDITIONAL AGREEMENTS....................................... A-18

 Section 7.01 Merger Without Stockholders' Meeting......................  A-18
 Section 7.02 Stockholder Approval Required.............................  A-18

 Section 7.03  Covenants Relating to Information Statement. If an
                Information Statement is required pursuant to Section 7.02
                hereof:...................................................   A-18
 Section 7.04  Access to Information......................................   A-19
 Section 7.05  Directors' and Officers' Indemnification and Insurance.....   A-19
 Section 7.06  Further Action; Consents; Filings..........................   A-20
 Section 7.07  Public Announcements.......................................   A-21
 Section 7.08  Reasonable Best Efforts; Further Assurances; Cooperation...   A-21
 Section 7.09  Employee Benefit Plans; Employee Stock Purchase Plan.......   A-21

 ARTICLE VIII CONDITIONS TO THE MERGER.....................................  A-21

 Section 8.01   Conditions to the Obligations of Each Party...............   A-21

 ARTICLE IX TERMINATION, AMENDMENT AND WAIVER..............................  A-22

 Section 9.01   Termination...............................................   A-22
 Section 9.02   Effect of Termination.....................................   A-22
 Section 9.03   Amendment.................................................   A-23
 Section 9.04   Waiver....................................................   A-23
 Section 9.05   Expenses..................................................   A-23

 ARTICLE X GENERAL PROVISIONS..............................................  A-23

                Non-Survival of Representations, Warranties and Agree-
 Section 10.01  ments.....................................................   A-23
 Section 10.02  Notices...................................................   A-23
 Section 10.03  Certain Definitions.......................................   A-24
 Section 10.04  Severability..............................................   A-24
 Section 10.05  Entire Agreement; Assignment..............................   A-24
 Section 10.06  Parties in Interest.......................................   A-25
 Section 10.07  Governing Law.............................................   A-25
 Section 10.08  Headings..................................................   A-25
 Section 10.09  Counterparts..............................................   A-25
 Section 10.10  Parent Guaranty...........................................   A-25
 Section 10.11  Consent to Jurisdiction...................................   A-25
 Section 10.12  Waiver of Jury Trial......................................   A-25

   AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2001 (this
"Agreement"), by and among Electronic Data Systems Corporation, a Delaware corporation ("Parent"), UGS Acquisition Corp., a Delaware corporation ("Sub"), and Unigraphics Solutions Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H

   WHEREAS, the Company has authority to issue (i) 168,735,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock" or the "Shares"), 5,317,445 of which were outstanding as of July 31, 2001, (ii) 31,265,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), 31,265,000 of which are issued and outstanding, and (iii) 20,000,000 shares of Preferred Stock, par value $.01 per share, none of which are outstanding;

   WHEREAS, Parent owns (i) no shares of Class A Common Stock and all of the issued and outstanding Class B Common Stock and (ii) all of the outstanding stock of Sub;

   WHEREAS, Parent has proposed to the board of directors of the Company (the "Board") that Parent or an affiliate of Parent acquire all of the outstanding shares of Class A Common Stock (the "Proposal");

   WHEREAS, the Board has established a special committee of the Board (the "Special Committee") to consider the Proposal and make a recommendation to the Board with respect thereto;

   WHEREAS, it is proposed that Parent shall cause Sub to commence a tender offer (the "Tender Offer") to acquire any and all of the outstanding shares of Class A Common Stock, for an amount equal to $32.50 per Share (such amount, or any greater amount per Share paid pursuant to the Tender Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions provided herein;

   WHEREAS, the Special Committee (i) has determined that it is fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates) to consummate the Tender Offer and the merger of Sub with and into the Company, with the Company being the surviving corporation (the "Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), (ii) has determined that the Tender Offer, the Merger and this Agreement should be approved and declared advisable by the Board and
(iii) has resolved to recommend that the Company's stockholders accept the Tender Offer, tender their Shares pursuant thereto and approve and adopt this Agreement and the Merger if submitted for their approval;

   WHEREAS, based on the recommendation of the Special Committee, the Board
(i) has determined that it is fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates) to consummate the Tender Offer and the Merger upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law, (ii) has approved and declared advisable the Tender Offer, the Merger and this Agreement and (iii) has resolved to recommend that the Company's stockholders accept the Tender Offer, tender their Shares pursuant thereto and approve and adopt this Agreement and the Merger if submitted for their approval; and

   WHEREAS, the board of directors of each of Parent and Sub (i) has determined that the Tender Offer and the Merger are fair to and in the best interests of Parent and Sub, respectively, and (ii) has approved and declared advisable the Tender Offer, the Merger and this Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   The Offer

   Section 1.01 The Tender Offer.

   (a) Provided that none of the events set forth in Annex A hereto shall have occurred or be existing, as soon as practicable (but in no event later than fifteen business days from the public announcement of the terms of this Agreement) Parent shall cause Sub to commence the Tender Offer. The initial expiration date of the Tender Offer shall be the twentieth business day from and after the date the Tender Offer is commenced (the "Initial Expiration Date"). The obligation of Parent to cause Sub to commence the Tender Offer and to accept for payment and pay for Shares tendered pursuant to the Tender Offer shall be subject only to the conditions set forth in Annex A hereto, any of which conditions may be waived by Parent in its sole discretion. Parent expressly reserves the right to amend or make changes to the terms and conditions of the Tender Offer; provided, however, that, without the prior written consent of the Company, as expressed in a resolution by the Special Committee and the Board, Parent shall not (i) decrease the Offer Price or change the form of consideration to be paid in the Tender Offer, (ii) impose any additional conditions to the Tender Offer from those set forth in Annex A hereto or (iii) otherwise amend the Tender Offer in a manner that would adversely affect the holders of Shares. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, Parent shall have the right to extend the Tender Offer beyond the Initial Expiration Date in the following events: (i) from time to time if, at the Initial Expiration Date (or the extended expiration date of the Tender Offer, if applicable), any of the conditions to the Tender Offer shall not have been satisfied or waived;
(ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Tender Offer or any period required by applicable law; (iii) for an aggregate period not to exceed ten business days (for all such extensions), if all of the conditions to the Tender Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn (together with such number of Shares as may be issued upon conversion of the shares of Class B Common Stock owned by Parent) is less than ninety percent of the then outstanding number of shares of the Class A Common Stock; or (iv) pursuant to an amendment to the Tender Offer providing for a "subsequent offering period" not to exceed twenty business days to the extent permitted under, and in compliance with, Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"). Following the satisfaction or waiver of the conditions to the Tender Offer, Parent shall cause Sub to accept for payment, in accordance with the terms of the Tender Offer, all Shares validly tendered pursuant to the Tender Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law.

   (b) Parent shall cause Sub to file with the SEC on the date that the Tender Offer is commenced (i) a Tender Offer Statement on Schedule TO (together with any supplements or amendments thereto, the "Schedule TO") which will contain, among other things, the offer to purchase, form of the related letter of transmittal and summary advertisement (together with any supplements or amendments thereto, the "Tender Offer Documents"), and (ii) together with Parent and the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Tender Offer which shall be filed as a part of the Schedule TO. The Tender Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company in writing expressly for inclusion in the Tender Offer Documents. Each of Parent and Sub further agrees to take all steps necessary to cause the Tender Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Sub, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Tender Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Parent further agrees to cause Sub to take all steps necessary to cause the Tender Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company, the Special Committee and their respective counsel shall be given the opportunity to review the initial Schedule TO before it is filed with the SEC. In addition, Parent and Sub agree to provide the Company, the Special Committee and their respective counsel with any comments or other communications that Parent, Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer Documents promptly after the receipt of such comments or other communications.

   Section 1.02 Company Action. The Company hereby approves of and consents to the Tender Offer. Concurrently with the filing of the Schedule TO, the Company shall file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents to Parent and Sub, that (a) each of the Special Committee and the Board, at meetings duly called and held, has (i) determined that each of the Tender Offer and the Merger is fair to and in the best interests of the Company's stockholders (other than Parent and its affiliates); (ii) approved this Agreement and the transactions contemplated hereby, including without limitation the Tender Offer and the Merger; and
(iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their Shares pursuant thereto and approve and adopt this Agreement and the Merger if submitted for their approval; provided, however, that such recommendation may be withdrawn or modified to the extent that the Board, based on the recommendation of the Special Committee, determines in good faith, after consultation with outside counsel, that such withdrawal or modification is required in order to satisfy the Board's fiduciary duties to the Company's stockholders under applicable law; and (b) Lehman Brothers Inc., the financial advisor to the Special Committee ("Lehman"), has delivered to the Special Committee and the Board its written opinion that the consideration to be received by the stockholders of the Company (other than Parent and its affiliates) pursuant to each of the Tender Offer and the Merger is fair to such stockholders from a financial point of view. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub in writing for inclusion in the
Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the initial
Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Sub and their counsel with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

   Section 1.03 Stockholder Lists. In connection with the Tender Offer, the Company shall promptly furnish Parent with mailing labels, security position listings of Shares held in stock depositories and any available listing or computer file containing the names and addresses of the record holders of Shares, each as of the most recent practicable date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and lists of securities positions and such other information and assistance as Parent or its agents may reasonably request in connection with communicating to the record and beneficial holders of Shares with respect to the Tender Offer and the Merger.

                                  ARTICLE II

                                  The Merger

   Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with Delaware Law, at the Effective Time (as defined below), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   Section 2.02 Effective Time; Closing. As promptly as practicable and in no event later than the third business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (or such other date as may be agreed in writing by the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or a certificate of ownership and merger, as appropriate (either, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law. The term "Effective Time" means the date and time of the filing with the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time as may be agreed upon in writing by the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas (or such other place as the parties hereto may agree).

   Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law, including, without limitation, Section 259, 260 and 261 of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

   Section 2.04 Certificate of Incorporation; Bylaws; Directors and Officers.

   (a) At the Effective Time, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is Unigraphics Solutions Inc."

   (b) At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Restated Certificate of Incorporation of the Surviving Corporation and such Bylaws.

   (c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III

             Conversion of Common Stock; Exchange of Certificates

   Section 3.01 Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holders of Common Stock:

   (a) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 3.04, and any shares to be canceled pursuant to Section 3.01(b)) shall be converted into the right to receive the Offer Price in cash (the "Merger Consideration"); and

   (b) each share of Common Stock held in the treasury of the Company or owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

   (c) each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

   Section 3.02 Exchange of Certificates.

   (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "Paying Agent") and shall deposit or cause Sub to deposit with the Paying Agent immediately available funds in an amount sufficient for the payment of the aggregate Merger Consideration upon surrender of Certificates (as hereinafter defined) representing shares of Class A Common Stock converted pursuant to Section 3.01(a) (such funds being hereinafter referred to as the "Exchange Fund"). The expenses of the Paying Agent shall not be paid from the Exchange Fund but shall be paid directly by Parent or the Surviving Corporation.

   (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (other than Parent or any direct or indirect wholly-owned subsidiary of Parent) of a certificate or certificates that immediately prior to the Effective Time represented shares of Class A Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall pay, the Merger Consideration for each share of Class A Common Stock formerly evidenced by such Certificate, and such Certificate shall thereupon be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment to the holder of a Certificate that it be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or shall have established to the satisfaction of the Surviving Corporation that such taxes are not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(a). No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

   (c) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Class A Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

   (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Class A Common Stock for any amounts delivered to a public official pursuant to any abandoned property, escheat or similar law.

   (e) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Class A Common Stock such amounts as it is required to deduct and withhold with respect to the making of any payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state or local tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Class A Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

   (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, without any interest thereon.

   (g) Investment of Funds. The Paying Agent shall invest the funds constituting the Exchange Fund as directed by Parent. Any interest or other income resulting from such investment shall be paid to Parent.

   Section 3.03 Option Plans; Employee Stock Purchase Plan.

   (a) Vested Company Stock Options. As soon as practicable following the date of this Agreement, the Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to provide that each Company Stock Option (other than a Non Employee Director Company Stock Option) which is outstanding and vested at or immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive an amount of cash in respect of such Company Stock Option equal to the product of (A) the excess, if any, of
(x) the Merger Consideration over (y) the exercise price per share of Common Stock subject to such Company Stock Option and (B) the number of vested shares of Common Stock subject to such Company Stock Option immediately prior to its cancellation.

   (b) Unvested Company Stock Options. As soon as practicable following the date of this Agreement, the Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt resolutions providing that each outstanding Company Stock Option (other than a Non Employee Director Company Stock Option) that is not vested at or immediately prior to the Effective Time and does not vest by its terms upon the transaction contemplated in this Agreement, shall be canceled, with the holder thereof becoming entitled to receive, in the sole and absolute discretion of Parent, either:

     (i) an amount of cash in respect of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Merger Consideration over
  (y) the exercise price per share of Common Stock subject to such Company Stock Option and (B) the number of unvested shares of Common Stock subject to such Company Stock Option immediately prior to its cancellation, or

     (ii) an amount of cash equal to 25% of the amount described in (i) immediately above, and a Parent Stock Option with a Black-Scholes value equal to 75% of the amount described in (i) immediately above.

   (c) Non Employee Director Company Stock Options. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt resolutions providing that each outstanding Non Employee Director Company Stock Option, whether or not vested, shall be canceled, with the holder thereof becoming entitled to receive an amount of cash in respect of such Non Employee Director Company Stock Option equal to the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Common Stock subject to such Non Employee Director Company Stock Option and (B) the number of shares of Common Stock subject to such Non Employee Director Company Stock Option immediately prior to its cancellation.

   (d) ESPP Options. The Board has adopted resolutions terminating the ESPP, effective as of the date hereof. Any cash balances remaining in the payroll deduction accounts of the ESPP participants shall be refunded to such participants as soon as administratively practicable in accordance with
Section 23 of the ESPP. Shares of Class A Common Stock previously purchased under the ESPP shall be treated consistently with Section 3.01(a) of this Agreement and converted into the right to receive the Merger Consideration.

   (e) Executive Deferral Plan. As soon as practicable following the date of this Agreement, the Board shall adopt resolutions permitting (i) the amendment of the Executive Deferral Plan and (ii) the amendment, termination and establishment of any determination, regulation, standard or rule of general applicability to such Executive Deferral Plan, in order to effectuate the modification of the "Alternative Rate of Return" as defined in Section 4.3(a) of Rules for the 2000 Plan Year Under the Unigraphics Solutions Inc. Executive Deferral Plan.

   (f) Notwithstanding anything in this Agreement to the contrary, Parent shall have no obligation to provide any holder of any Company Stock Option, whether vested or unvested, with the consideration described in this Section
3.03 unless and until such holder executes a legally enforceable waiver approved by Parent, which approval shall not be unreasonably withheld, which evidences the holder's voluntary release of any and all interests and claims arising from or associated with any and all Company Stock Options.

   (g) In this Agreement:

     "Company Stock Option" means any option to purchase Class A Common Stock granted under any Company Stock Plans.

     "Company Stock Plans" means the Company's 1998 Incentive Plan, 1999 Broad Based Incentive Plan, 2000 Incentive Plan, 2001 Incentive Plan and Approved Share Option Plan.

     "ESPP" means the Unigraphics Solutions Inc. Employee Stock Purchase
  Plan.

     "ESPP Option" means the right of an employee to purchase stock pursuant to an offering under the ESPP.

     "Executive Deferral Plan" means the Unigraphics Solutions Inc. Executive Deferral Plan.

     "Non Employee Director Company Stock Option" means any Company Stock Option held by a Non-employee Director (as such term is defined in the Company Stock Plans).

     "Parent Stock Option" means an option granted by Parent to a former holder of a wholly or partially unvested Company Stock Option which entitles such former holder to purchase shares of Parent's common stock pursuant to a stock option plan established or maintained by Parent which
  (i) has an exercise price equal to the fair market value of Parent's common stock on the Effective Date, (ii) vests in 25% increments each anniversary of the Effective Date, and (iii) has an option term of ten years following the Effective Time.

   (g) Parent shall issue all Parent Stock Options as contemplated by this
Section 3.03 on the usual and customary terms and conditions it imposes upon its similarly situated employees, taking into consideration applicable tax, securities and other local laws.

   Section 3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to shares of Common Stock outstanding immediately prior to the Effective Time and there shall be no further registration of transfers of such shares thereafter on the records of the Company. From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by law.

   Section 3.05 Appraisal. Notwithstanding anything in this Agreement to the contrary, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time and held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor consented in writing thereto and who complies with all the requirements of Delaware Law concerning the right of stockholders to seek appraisal of their shares ("Dissenting Shares") shall not be converted as described in this Article III but shall instead become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to Delaware Law, each share of Class A Common Stock of such Dissenting Stockholder shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration (without any interest thereon). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any shares of Class A Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

                                  ARTICLE IV

                 Representations and Warranties of the Company

   Except as set forth (a) in the written disclosure schedule dated as of the date of this Agreement and previously delivered by the Company to Parent (the "Company Disclosure Schedule") (it being understood that the Company Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Company Disclosure Schedule shall qualify all of the representations and warranties in the corresponding sections of this Article IV and, in addition, all other sections in this Article IV to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections) and (b) in contracts between the Company and any of its subsidiaries on the one hand, and Parent and any of its subsidiaries, on the other hand, the Company hereby represents and warrants to Parent and Sub that:

   Section 4.01 Organization and Power.

   (a) Each of the Company and its subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, except where the failure of any subsidiaries to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). Each of the Company and its subsidiaries has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Each of the Company and its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect", as used in this Agreement, means any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the financial condition, assets, liabilities, business, operations or earnings of the Company and its subsidiaries, taken as a whole, other than any such effect arising out of or resulting from general economic conditions or from changes in or generally affecting the industry in which the Company operates or any effect arising out of the public announcement of the transactions contemplated hereby.

   (b) The Company has heretofore furnished to Parent a complete and correct copy of the Restated Certificate of Incorporation and the Restated Bylaws, each as amended to date, of the Company. Such Restated Certificate of Incorporation and Restated Bylaws are in full force and effect. None of the Company or any of its subsidiaries is in violation of any provision of its Restated Certificate of Incorporation or Restated Bylaws (or equivalent organizational documents), except with respect to the Company's subsidiaries, where such violations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   Section 4.02 Capitalization. The authorized capital stock of the Company consists of 168,735,000 shares of Class A Common Stock, 31,265,000 shares of Class B Common Stock and 20,000,000 shares of Preferred Stock, par value $.01 per share (the "Company Preferred Stock"). As of July 31, 2001, (i) 5,317,445 shares of Class A Common Stock and 31,265,000 shares of Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Company Preferred Stock are issued and outstanding, (ii) no shares of Class A Common Stock, Class B Common Stock and Company Preferred Stock are held in the treasury of the Company and (iii) 4,637,659 shares of Class A Common Stock were subject to issuance upon exercise of outstanding Company Stock Options under the Company Stock Plans and 4,594,696 additional shares of Class A Common Stock were reserved for future issuance under the Company Stock Plans. Since July 31, 2001, except for the issuance of Common Stock resulting from the exercise of Company Stock Options outstanding on such date, the Company has not issued any shares of capital stock or voting securities of the Company or securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company. Except as set forth in Section 4.02 of the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Schedule") or as otherwise contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. Except as set forth in Section 4.02 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

   Section 4.03 Authority Relative to this Agreement.

   (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and to the extent required by Delaware Law, the adoption of this Agreement by the affirmative vote of the holders entitled to cast a majority of the votes represented by the outstanding Common Stock and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

   (b) (i) The Special Committee has been duly authorized and constituted,
(ii) the Special Committee, at a meeting thereof duly called and held on August 2, 2001, (A) approved and declared advisable this Agreement, the Tender Offer and the Merger, (B) determined that this Agreement, the Tender Offer and the Merger are fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates), (C) determined that this Agreement, the Tender Offer and the Merger should be approved and declared advisable by the Board and (D) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their Shares pursuant thereto and approve and adopt this Agreement and the Merger if submitted for their approval, and (iii) the Board, at a meeting thereof duly called and held on August 2, 2001, (A) approved and declared advisable this Agreement, the Tender Offer and the Merger, (B) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates) and (C) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their Shares pursuant thereto and approve and adopt this Agreement and the Merger if submitted for their approval.

   Section 4.04 No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Restated Certificate of Incorporation or Restated Bylaws of the Company or equivalent organizational documents of any of its subsidiaries,
(ii) assuming that all consents, approvals, authorizations, and other actions described in Section 4.04(b) have been obtained or made, conflict with or violate any law, statute, ordinance, rule, regulation, order, injunction, judgment or decree ("Law") applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, or trigger any right of first refusal under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound, except, in the case of clauses (ii) and (iii), for any thereof that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or could not reasonably be expected to prevent or materially delay the consummation of the Merger.

   (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body ("Governmental Entity"), except for (i) applicable requirements of the Exchange Act, the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") or anti-takeover laws, the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE") and the filing and recordation of appropriate merger documents as required by Delaware Law; (ii) any required filings, notifications, approvals or consents under applicable foreign competition or antitrust Laws; (iii) any other required filings, notifications, approvals or consents with foreign governmental agencies or authorities; and (iv) such consents, approvals, authorizations, permits, filings or notifications the failure of which to receive or to make, could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

   Section 4.05 SEC Filings; Financial Statements.

   The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC relating to periods commencing on or after December 31, 1999 (such reports, schedules, forms, statements and other documents being hereinafter referred to as the "Company SEC Documents"). Except as set forth on Section 4.05(a) of the Company Disclosure Schedule, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

   Section 4.06 ERISA and Employment Contracts. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits. The term "Plan," as used in this Agreement, means (i) all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any trade or business (whether or not incorporated) controlled by the Company under Sections 414(b), (c), (m) or (o) of the Code (the "Controlled Group") is a party, with respect to, which the Company or any Controlled Group has any obligation or which are maintained, contributed to or sponsored by the Company or any Controlled Group for the benefit of any current or former employee, officer or director of the Company or any Controlled Group and (ii) each employee benefit plan for which the Company or any Controlled Group could incur any liability or contingent liability not otherwise provided for in the Company's financial statements contained in the Company SEC Reports under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company or any Controlled Group remains secondarily liable under Section 4204 of ERISA.

   Section 4.07 Litigation. There is no suit, action, proceeding or investigation pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any subsidiary of the Company or any of their respective properties or any Plan before any arbitrator, court or other Governmental Entity (and the Company is not aware of any basis for any such suit, action, proceeding or investigation) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.07 of the Company Disclosure Schedule, as of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

   Section 4.08 Absence of Changes or Events. Except as contemplated by this Agreement or as disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 2000, the Company and its subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and consistent with prior practice and there has not been any event or occurrence of any condition that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

   Section 4.09 No Undisclosed Liabilities. Except as disclosed in the Company SEC Documents, as of the date hereof, there are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than (i) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2001 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and (ii) liabilities under this Agreement.

   Section 4.10 Brokers. No broker, finder or investment banker (other than Lehman as set forth in Section 4.11) is entitled to any brokerage, finder's or other fee or commission in connection with the Tender Offer or the Merger based upon arrangements made by or on behalf of the Company.

   Section 4.11 Opinion of Financial Advisor. The Special Committee has received the oral opinion of Lehman dated the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received by the stockholders of the Company (other than Parent and its affiliates) pursuant to each of the Tender Offer and the Merger is fair to the stockholders of the Company (other than Parent and its affiliates) from a financial point of view and such opinion has not been withdrawn.

                                   ARTICLE V

               Representations and Warranties of Parent and Sub

  Parent and Sub hereby represent and warrant to the Company that:

   Section 5.01 Organization and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of Parent and Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Tender Offer or the Merger. Each of Parent and Sub has heretofore made available to the Company complete and correct copies of its certificate of incorporation and by-laws, each as amended to the date of this Agreement.

   Section 5.02 Authority Relative to this Agreement.

   (a) Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Tender Offer, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the execution of a stockholder written consent by Parent as sole stockholder of Sub, to the extent required by Delaware Law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub enforceable against them in accordance with its terms.

   (b) The board of directors of Sub, by written consent adopted as of August 2, 2001, (i) determined that this Agreement, the Tender Offer and the Merger are fair to and in the best interests of Sub and its stockholder and (ii) duly approved and declared advisable this Agreement, the Tender Offer and the Merger.

   Section 5.03 No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, (i) conflict with or violate the respective certificate of incorporation or bylaws of Parent or Sub, or (ii) assuming that all consents, approvals, authorizations, and other actions described in Section 5.03(b) have been obtained or made, conflict with or violate any Law applicable to Parent or Sub or by which any property or asset of Parent or Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of or require payment under, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Sub or any of its subsidiaries pursuant to, or trigger any right of first refusal under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub or any of its subsidiaries is a party or by which Parent or Sub or any of their respective properties is bound, except, in the case of clauses (ii) and (iii), for any thereof that could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Tender Offer or the Merger.

   (b) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, require any consent, approval, authorization or permit of or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act, the NYSE, and the filing and recordation of appropriate merger documents as required by Delaware Law; (ii) for any required filings, notifications, approvals or consents under applicable foreign competition or antitrust Laws; (iii) any other required filings, notifications, approvals or consents with foreign governmental agencies or authorities; and (iv) for such other consents, approvals, authorizations, permits, filings or notifications, which if not obtained or made would not reasonably be expected to prevent or materially delay the consummation of the Tender Offer or the Merger.

   Section 5.04 Financing. Parent and Sub have available (through cash on hand and existing available credit arrangements) sufficient funds available to pay the aggregate consideration payable as a result of the consummation of the Tender Offer, the Merger and the other transactions contemplated hereby and to pay all fees and expenses incurred by them related to the transactions contemplated by this Agreement.

   Section 5.05 Operations of Sub. Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

   Section 5.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Tender Offer or the Merger based upon arrangements made by or on behalf of Parent or Sub, except for Greenhill & Co, LLC, whose fees and expenses shall be paid by Parent in accordance with Parent's agreement with such firm.

   Section 5.07 Litigation. Except as set forth in Section 5.07 of the written disclosure schedule dated as of the date of this Agreement and previously delivered to the Company by Parent, as of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement, or which, if adversely determined, would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VI

                    Conduct of Business Pending the Merger

   Section 6.01 Conduct of Business by the Company Pending the Merger.

   (a) The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company will and will cause its subsidiaries to:

     (i) operate its business in the usual and ordinary course consistent with past practices;

     (ii) use its reasonable best efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations;

     (iii) use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and

     (iv) except as contemplated in Section 3.03, take no action with respect to the Company Stock Options that would result in an acceleration of vesting of the Company Stock Options in connection with the execution and delivery of this Agreement or the consummation of any transactions contemplated hereby or otherwise.

   (b) Except as expressly contemplated by this Agreement and except as set forth in Section 6.01(b) of the Company Disclosure Schedule, or otherwise consented to in writing by Parent, from the date hereof until the Effective Time, the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

     (i) (A) increase the compensation payable to or to become payable to any director or executive officer of the Company; (B) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director or executive officer of the Company; or (C) adopt, amend or terminate any employee benefit plan or arrangement affecting any director or executive officer of the Company, except as may be required by applicable law;

     (ii) declare or pay any dividend on, or make any other distribution in respect of outstanding shares of its capital stock, provided that the foregoing shall not prohibit dividends or distributions between or among the Company and its wholly owned subsidiaries;

     (iii) (A) redeem, purchase, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock, except in connection with the cashless exercise of outstanding Company Stock Options; (B) effect any reorganization or recapitalization of the Company; or (C) split, combine or reclassify any of the Company's capital stock or issue or authorize or propose the issuance of any other securities in respect of in lieu of, or in substitution for, shares of its capital stock;

     (iv) (A) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind) of, any shares of stock of the Company (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of Company Stock Options outstanding on the date of this Agreement); or (B) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

     (v) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice);

     (vi) propose or adopt any amendments to its Restated Certificate of Incorporation or its Restated Bylaws; or

     (vii) agree in writing or otherwise to do any of the foregoing.

   Section 6.02 Notification of Certain Matters.

   (a) The Company shall give prompt notice to Parent and Sub of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
6.02 shall not limit or otherwise affect the remedies available hereunder to Parent and Sub.

   (b) The Company shall give prompt written notice to Parent and Sub of any proposal, offer or other communication from any person (i) relating to any acquisition or purchase of all or substantially all of the capital stock of the Company or any of its subsidiaries or all or substantially all of the assets of the Company or any of its subsidiaries, (ii) to enter into any business combination with the Company or any of its subsidiaries or (iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any of its subsidiaries. The Company shall notify Parent and Sub promptly if any such proposal or offer, or any inquiry or other contact with any person with respect thereto, is made and shall, in any such notice to Parent and Sub, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position, and making related filings with the SEC, as required by Rule 14e-2(a) under the Exchange Act.

                                  ARTICLE VII

                             Additional Agreements

   Section 7.01 Merger Without Stockholders' Meeting. If, as a result of the purchase of Shares pursuant to the Tender Offer and compliance with the terms of this Section 7.01, Parent or Sub owns in the aggregate at least 90% of the Shares outstanding upon completion of the Tender Offer and continues to hold at least 90% of the Class B Common Stock outstanding upon completion of the Tender Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in
Article VIII without a meeting of stockholders of the Company, in accordance with Section 253 of Delaware Law (a "Short-Form Merger"). In connection therewith, if following the purchase of Shares pursuant to the Tender Offer, Sub owns less than 90% of the Shares outstanding but by converting shares of Class B Common Stock into shares of Class A Common Stock, Parent and Sub could own in the aggregate 90% or more of the Shares outstanding, Parent agrees to convert such number of shares of Class B Common Stock into Class A Common Stock to the extent that, after giving effect to such conversion, Parent and Sub would own in the aggregate the number of Shares necessary to effect a Short-Form Merger.

   Section 7.02 Stockholder Approval Required. If required by applicable Law in order to consummate the Merger:

   (a) The Company (acting through its Board in accordance with its Restated Certificate of Incorporation and Restated Bylaws and acting as soon as practicable following the acceptance for payment and purchase of Shares by Parent pursuant to the Tender Offer) shall take all action necessary to seek approval of the Merger and adoption of this Agreement by written consent of the stockholders of the Company in lieu of a meeting, or, if required by applicable law or the Restated Certificate of Incorporation of the Company, at a duly called and noticed meeting of the stockholders of the Company, which meeting shall be held as promptly as practicable following the consummation of the Tender Offer and the preparation of the Information Statement (as defined in Section 7.02(b)), Parent shall grant its consent or vote, as the case may be, with respect to all shares of Common Stock owned by it, to the approval of the Merger and adoption of this Agreement.

   (b) As promptly as practicable after the acceptance for payment and purchase of Shares by Parent pursuant to the Tender Offer, (i) Parent, Sub and the Company shall cooperate in preparing, and the Company shall cause to be filed with the SEC, a proxy statement, consent solicitation statement or information statement that meets the requirements of the Exchange Act and the regulations promulgated thereunder, including without limitation, Schedules 14C and 13E-3 (together with any amendments thereof or supplements thereto, the "Information Statement") to seek the approval and adoption of this Agreement by the stockholders of the Company. Each of Parent, Sub and the Company shall furnish all information as the other parties may reasonably request in connection with such actions and the preparation of the Information Statement.

   Section 7.03 Covenants Relating to Information Statement. If an Information Statement is required pursuant to Section 7.02 hereof:

   (a) The Information Statement shall include the recommendations of the Special Committee and the Board of Directors of the Company to the stockholders of the Company to approve and adopt this Agreement; provided, however, that the Special Committee and the Board of Directors of the Company may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that the Special Committee or the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that such withdrawal, modification or change of recommendation is required in order to fulfill the Board's fiduciary duties to the Company's stockholders under applicable Law; provided further that nothing in this Section 7.03(a) shall affect the Company's obligation to solicit the approval of the Merger and adoption of this Agreement by the stockholders of the Company as contemplated by Section 7.02 (regardless of whether the recommendation of the Special Committee or the Board of Directors of the Company shall have been withdrawn, modified or changed).

   (b) No amendment or supplement to the Information Statement will be made by the Company, Parent or Sub without the approval of the other parties (such approval not to be unreasonably withheld or delayed). Each of Parent, Sub and the Company will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   (c) The information supplied by the Company for inclusion in the Information Statement or any other documents to be filed with the SEC in connection with the Merger shall not, at the time the Information Statement is first mailed to the stockholders of the Company or at the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Information Statement, the Company shall promptly inform Parent and Sub thereof. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

   (d) The information supplied by Parent and Sub for inclusion in the Information Statement or any other documents to be filed with the SEC in connection with the Merger shall not, at the time the Information Statement is first mailed to the stockholders of the Company or at the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Sub, or their respective officers or directors, should be discovered by Parent or Sub which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Information Statement, Parent or Sub shall promptly inform the Company thereof. All documents that Parent or Sub is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

   Section 7.04 Access to Information. As permitted by applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to: (i) provide to Parent and Sub and their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives") access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities and to its books and records and (ii) furnish promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as Parent or Sub or their Representatives may reasonably request.

   Section 7.05 Directors' and Officers' Indemnification and Insurance.

   (a) The Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification that are set forth in the Restated Certificate of Incorporation of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification shall be required by law.

   (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under Delaware Law, indemnify and hold harmless, each present and former director and officer of the Company and each subsidiary of the Company and each such individual who served at the request of the Company or any subsidiary of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) whether civil, administrative or investigative, based on the fact that such person is or was a director or officer of the Company and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware
Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation shall not be obligated pursuant to this Section 7.05(b) to pay the fees and expenses of more than one counsel other than local counsel for all Indemnified Parties in any single action unless a conflict of interest shall be caused thereby.

   (c) Parent shall provide or maintain in effect for six years from the Effective Time directors' and officers' liability insurance covering those persons who are covered by the directors' and officers' liability insurance policy currently provided for directors and officers of the Company on terms comparable to such existing insurance coverage; provided, however, that Parent has no obligation to provide or maintain levels of coverage in excess of those to which directors and officers of Parent are at the time entitled.

   (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations of the Surviving Corporation set forth in this Section 7.05.

   (e) The rights of each Indemnified Party under this Section 7.05 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company or any of its subsidiaries, under Delaware Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

   Section 7.06 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Tender Offer and the Merger and the other transactions contemplated by this Agreement, (b) obtain from Governmental Entities or other third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, Sub or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Tender Offer and the Merger and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Tender Offer and the Merger and the other transactions contemplated by this Agreement that are required under the Exchange Act and any other applicable federal or state securities laws, and any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

   Section 7.07 Public Announcements. Parent, Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Tender Offer or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE to which Parent or the Company is a party. The parties have agreed on the text of a joint press release by which announcement of the execution of this Agreement will be made.

   Section 7.08 Reasonable Best Efforts; Further Assurances;
Cooperation. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Tender Offer and the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

   Section 7.09 Employee Benefit Plans; Employee Stock Purchase Plan.

   (a) The employee benefit plans, programs and arrangements maintained by the Company for the benefit of employees generally as of the Effective Time, except as otherwise set forth in Section 6.01(b) of the Company Disclosure Schedule, shall remain in effect through December 31, 2001, unless replaced on a case-by-case basis, in the sole discretion of Parent, with plans, programs or arrangements maintained by Parent or its subsidiaries for similarly situated employees of Parent.

   (b) Employees of the Company shall be eligible, to the extent similarly situated employees of Parent are eligible, to participate in an employee stock ownership plan maintained by Parent under Section 423 of the Code as soon as reasonably practicable following the closing of the Merger (in the judgment of Parent).

                                 ARTICLE VIII

                           Conditions to the Merger

   Section 8.01 Conditions to the Obligations of Each Party. The obligations of Parent, Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

   (a) Stockholder Approval. If required by Delaware Law, this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with Delaware Law and the Company's Restated Certificate of Incorporation.

   (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, executive order or award (whether temporary, preliminary or permanent) (an "Order") that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

   (c) Purchase of Shares. Parent shall have purchased Shares pursuant to the Tender Offer, except where the reason for failure to purchase Shares pursuant to the Tender Offer is the absence of tenders of Shares.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

   Section 9.01 Termination. This Agreement may be terminated and the Tender Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of the Company, as follows:

   (a) by mutual written consent duly authorized by the Boards of Directors of the Company (as consented to in a resolution adopted by the Special Committee), Parent and Sub;

   (b) by Parent, Sub or the Company (as consented to in a resolution adopted by the Special Committee) if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Tender Offer or the Merger and such Order or other action shall have become final and nonappealable;

   (c) by Parent or Sub if the Special Committee withdraws, modifies or changes its recommendation of this Agreement, the Tender Offer or the Merger in a manner adverse to Parent or Sub or shall have resolved to do any of the foregoing;

   (d) prior to the purchase of Shares pursuant to the Tender Offer, by Parent or Sub upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue ("Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts, Parent and Sub may not terminate this Agreement under this Section 9.01(d) unless the Company shall have failed to cure such Terminating Company Breach within 20 days of receipt of notice of such breach by the Company;

   (e) prior to the purchase of Shares pursuant to the Tender Offer, by the Company (as consented to in a resolution adopted by the Special Committee) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue ("Terminating Parent Breach"); provided that, if such Terminating Parent Breach is curable by Parent or Sub as the case may be, through the exercise of its reasonable efforts, the Company may not terminate this Agreement under this Section 9.01(e) unless Parent or Sub shall have failed to cure such Terminating Parent Breach within 20 days of receipt of notice of such breach by Parent;

   (f) by the Company (as consented to in a resolution adopted by the Special Committee) if due to an occurrence or circumstance, not involving a breach by the Company of its obligations hereunder, which would result in a failure to satisfy any of the conditions set forth in Annex A hereto or otherwise, Parent shall have failed to commence the Tender Offer within fifteen business days following the date of this Agreement, terminated the Tender Offer or permitted the Tender Offer to expire without the purchase of Shares thereunder; or

   (g) By Parent or Sub after December 31, 2001, if Parent shall not have theretofore purchased Shares pursuant to the Tender Offer solely as a result of a failure of any of the conditions set forth in Annex A hereto.

   The right of any party hereto to terminate this Agreement pursuant to this
Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

   Section 9.02 Effect of Termination. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

   Section 9.03 Amendment. This Agreement may not be amended except pursuant to an instrument in writing signed by the Company following approval of such action by the Special Committee and signed by Parent and Sub.

   Section 9.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of another party hereto, (b) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of another party or condition to its own obligations contained herein; provided, however, that, if the Company seeks to make such extension or waiver as provided in clause
(a), (b) or (c) above, it must first obtain the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

   Section 9.05 Expenses. All Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Tender Offer, the Merger or any other transaction is consummated. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Information Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Tender Offer, the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE X

                              General Provisions

   Section 10.01 Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that this Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

   Section 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

   if to Parent or Sub to:

  Electronic Data Systems Corporation
  5400 Legacy Drive
  Plano, Texas 75024
  Attn: General Counsel

   with a copy to:

  Baker Botts L.L.P.
  2001 Ross Avenue, Suite 700
  Dallas, Texas 75201
  Attn: Andrew M. Baker
   if to the Company:

   Unigraphics Solutions Inc.
   10824 Hope Street
   Cypress, California 90630
   Attn: General Counsel

  with a copy to:

   Gardner, Carton & Douglas
   321 N. Clark Street, Suite 3400
   Chicago, Illinois 60610
   Attn: George C. McKann

   Section 10.03 Certain Definitions. For purposes of this Agreement, the term:

   (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

   (b) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, New York;

   (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

   (d) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

   (e) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; provided, however, that for purposes of the representations and the warranties of Parent and Sub in Article V, and the covenants and other agreements of Parent and Sub in Article VI, except as otherwise specifically provided therein, the "subsidiaries" of Parent and Sub shall not include the Company or any subsidiaries of the Company.

   Section 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

   Section 10.05 Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder.

   Section 10.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in
Section 7.05(e), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   Section 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

   Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by each party hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   Section 10.10 Parent Guaranty. Parent hereby unconditionally and irrevocably guarantees: (i) the performance by Sub of all of Sub's obligations under this Agreement; and (ii) the post-closing performance by the Surviving Corporation (or any successor thereto) of all of the Surviving Corporation's post-closing obligations under this Agreement.

   Section 10.11 Consent to Jurisdiction.

   (a) Each of Parent, Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware sitting in the County of New Castle and the United States District Court for the State of Delaware, and the appellate courts having jurisdiction of appeals in such courts, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of Parent, Sub and the Company hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any such court.

   (b) Each of Parent, Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 10.10 shall affect the right of either party to serve legal process in any other manner permitted by law.

   Section 10.12 Waiver of Jury Trial. EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                 [remainder of page intentionally left blank]

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

                                          Electronic Data Systems Corporation

                                                  /s/ Paul J. Chiapparone
                                          By: _________________________________
                                            Name: Paul J. Chiapparone
                                            Title: Executive Vice President--
                                            Operations

                                          UGS Acquisition Corp.

                                                  /s/ Paul J. Chiapparone
                                          By: _________________________________
                                            Name: Paul J. Chiapparone
                                            Title: President

                                          Unigraphics Solutions Inc.

                                                   /s/ Anthony J. Affuso
                                          By: _________________________________
                                            Name: Anthony J. Affuso
                                            Title: President and Chief
                                            Executive Officer

                  ANNEX A TO THE AGREEMENT AND PLAN OF MERGER

                        CONDITIONS TO THE TENDER OFFER

   Notwithstanding any other provision of the Tender Offer, and in addition to (and not in limitation of) Parent's rights to extend and amend the Tender Offer at any time in its sole discretion in accordance with the terms of this Agreement, Parent shall not be required to accept for payment, purchase or pay for, subject to any applicable regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Tender Offer), and may terminate the Tender Offer as to any Shares not then paid for, if at any time on or after August 2, 2001 and prior to the time of payment for any such Shares, any of the following events shall occur:

   (a) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or rendered applicable to the Tender Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits or imposes any material limitations on Parent's or Sub's ownership or operation of all or a material portion of the Company's businesses or assets, (ii) prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Tender Offer or the Merger, (iii) results in a material delay in or restricts the ability of Parent, or renders Parent unable, to accept for payment, pay for or purchase some or all of the Shares, or (iv) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

   (b) the representations and warranties of the Company set forth in the Agreement shall not be true and correct as of the date of consummation of the Tender Offer as though made on or as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true or correct that have not had or would not be reasonably expected to have a Company Material Adverse Effect, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Agreement to be performed or complied with by it;

   (c) the Board, based on the recommendation of the Special Committee, shall have (including by amendment to the Schedule 14D-9) withdrawn, amended or modified in a manner adverse to Parent or Sub its approval or recommendation of the Tender Offer, the Merger or the Agreement or shall have resolved to do any of the foregoing;

   (d) the Company, acting through its Board (as agreed to by the Special Committee), and Parent shall have agreed that Parent shall terminate the Tender Offer or postpone the acceptance for payment of or payment for Shares thereunder;

   (e) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (iii) any limitation (whether or not mandatory) imposed by any government, governmental agency or authority on the extension of credit by banks or other lending institutions in the United States; or

   (f) the Agreement shall have been terminated in accordance with its terms.

   The foregoing conditions are for the sole benefit of Parent and its affiliates and may be asserted by Parent, in whole or in part, at any time and from time to time in the sole discretion of Parent. The failure by Parent at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Should the Tender Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

                                                                        ANNEX B

                                Lehman Brothers

                                                                 August 2, 2001

Special Committee of the Board of Directors
Attn. Dr. Leo J. Thomas
Attn. Mr. William P. Webber
Unigraphics Solutions Inc.
10824 Hope Street
Cypress, CA 90630

Members of the Special Committee:

   We understand that Unigraphics Solutions Inc. ("UGS" or the "Company") intends to enter into a transaction (the "Proposed Transaction") with Electronic Data Systems Corporation ("EDS"), the owner of 31,265,000 shares of the Company's Class B Common Stock, representing 86.1% of the outstanding common stock of the Company, and UGS Acquisition Corp., a wholly-owned subsidiary of EDS ("Purchaser"), pursuant to which (i) Purchaser will commence a tender offer (the "Offer") to purchase any and all of the outstanding shares of the Company's Class A Common Stock ("Company Common Stock") not directly or indirectly owned by EDS for a per share amount of $32.50 in cash ("Offer Price"), and (ii) following the consummation of the Offer, Purchaser will be merged with and into the Company, and each share of the Company Common Stock then outstanding will be converted into the right to receive the Offer Price. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of August 2, 2001, among the Company, EDS and Purchaser.

   We have been requested by the Special Committee of the Board of Directors of the Company (the "Special Committee") to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of the Company other than EDS and its affiliates (the "Public Shareholders") of the Offer Price to be offered to the Public Shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or affect the Proposed Transaction.

   In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) such publicly available information concerning UGS that we believed to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; (3) financial and operating information with respect to the business, operations and prospects of UGS furnished to us by the Company, including the financial results for the six months ended June 30, 2001; (4) trading history of Company Common Stock from June 23, 1998 to the present and a comparison of this trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of UGS with those of other companies that we deemed relevant; and (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning their business, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

   In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and we have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

   Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Offer Price to be offered to the Public Shareholders in the Proposed Transaction is fair to the Public Shareholders.

   We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services, a portion of which fee is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and EDS for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Special Committee and is rendered to the Special Committee in connection with its consideration of the Proposed Transaction. In addition, we consent to the reliance on this opinion by the Board of Directors of the Company in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the Offer Price to be offered to the Public Shareholders in connection with the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                   /s/ David J. Brand
                                          By: _________________________________
                                                      David J. Brand
                                                     Managing Director

                                                                        ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

   Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of such stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)(S)251 (other than a merger effected pursuant to (S)251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholders' shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  (2) If the merger or consolidation was approved pursuant to (S)(S)228 or 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation ? pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation) provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L.'98, eff. 7-1-98)

   The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    American Stock Transfer & Trust Company

                 By Mail:                         By Hand or Overnight Delivery:

              59 Maiden Lane                              59 Maiden Lane
         New York New York, 10038                    New York New York, 10038

   Additional copies of the Offer to Purchase, this Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Distribution Agent.

                    The Distribution Agent for the Offer is:

              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

                               111 Commerce Road
                              Carlstadt, NJ 07072
                     Banks and Brokers call: (201) 896-5682

   Questions or requests for assistance may be directed to the Dealer Manager.

                      The Dealer Manager for the Offer is:

                              [LOGO OF GREENHILL]

                                300 Park Avenue
                            New York, New York 10022
                         Call Toll Free: (866) 211-8609
                          Call Collect: (212) 389-1799